As filed with the Securities and Exchange Commission on June 21, 2005.

Registration No. 333-114058

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KNOVA SOFTWARE, INC.*

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	25-1647861 (I.R.S. Employer Identification No.)

10201 Torre Avenue	Bruce Armstrong
Suite 350	10201 Torre Avenue
Cupertino, California 95014	Suite 350
(408) 863-5800	Cupertino, California 95014
(Address, including zip code,	(408) 863-5800
and telephone number, including	(Name, address, including zip code,
area code, of registrant’s	and telephone number, including
principal executive offices)	area code, of agent for service)

Copies to:
Robert B. Goldberg, Esq.
Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
3490 Piedmont Road, N.E., Suite 400
Atlanta, Georgia 30305
(404) 233-2800

     *Formerly ServiceWare Technologies, Inc. in which name this Registration Statement was initially filed.

     Approximate date of commencement of proposed sale to the public: The sale of securities under this Registration Statement will take place from time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐ ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each class		Proposed		Proposed
of securities	Amount	maximum offering		maximum aggregate	Amount of
to be registered	to be registered	price per share		offering price	registration fee
Common Stock, $.01 par value	2,766,156(1) shares	$6.80	(1)(2)	$18,809,861	$2,383.21	*
Common Stock, $.01 par value
Issuable upon exercise of warrants (3)(4)	615,385 shares(1)	$7.20	(1)	$4,430,769	$561.38	*

(1)	These figures have been adjusted to reflect the one-for-ten reverse stock split effected by the Company on February 4, 2005.

(2)	The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is equal to the average of the high and low sales prices of the Common Stock on the Over-the-Counter Bulletin Board maintained by the National Association of Securities Dealers on March 24, 2004.

(3)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, an additional number of shares of common stock are being registered that may be issued pursuant to the anti-dilution adjustment provisions of the warrants.

(4)	Calculated pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the warrant exercise price of $7.20 per share.

* Previously paid.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 21, 2005

     PRELIMINARY PROSPECTUS

Knova Software, Inc.

3,381,541 Shares of Common Stock

We are registering 3,381,541 shares of our common stock for resale by the selling security holders identified in this prospectus. Of those shares, 1,230,769 shares were issued by us on January 30, 2004, in a private placement transaction and 1,535,387 shares represent shares into which our convertible notes were converted as of February 10, 2004. The remainder of these shares are issuable upon the exercise of warrants to purchase up to 615,385 shares of our common stock which were issued by us in the private placement transaction on January 30, 2004. We will not receive any proceeds from the sale of the shares of common stock by the selling security holders, but we will receive the proceeds from the exercise of any warrants.

Our common stock is currently traded on the Over-the-Counter Bulletin Board maintained by the National Association of Securities Dealers under the ticker symbol “KNVS.” These shares will be offered by the selling security holders at such times and at such prices as they may determine. The closing price of our common stock as of May 31, 2005 was $3.50 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time after the date of this prospectus.

The date of this prospectus is ______________________, 2005.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus or in documents incorporated by reference in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set forth in this prospectus, the financial statements and the information incorporated by reference into this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those described under the heading “Risk Factors” and elsewhere in this prospectus.

OVERVIEW OF OUR BUSINESS

     We are a provider of customer relationship management (CRM) software applications, specifically applications that enable customer service organizations to more effectively resolve service requests and answer questions. Built on knowledge management and search technologies, our service resolution management (SRM) applications optimize the resolution process across multiple service channels, including contact centers, self-service websites, help desk, email and chat. Our SRM applications complement, integrate with, and enhance traditional CRM, contact center, and help desk applications by providing patented knowledge management solutions that improve service delivery. Our customers include some of the largest companies in the world and our products enable them to reduce operating and service delivery costs, improve customer satisfaction, and thereby increase revenues.

     We are principally engaged in the design, development, marketing and support of software applications and services. Substantially all of our revenues are derived from a perpetual license of our software products, the related professional services and the related customer support, otherwise known as maintenance. We license our software in arrangements in which the customer purchases a combination of software, maintenance and/or professional services, such as our training and implementation services. Maintenance, which includes technical support and product updates, is typically sold with the related software license and is renewable at the option of the customer on an annual basis after the first year. Our professional services and technical support organizations provide a broad range of implementation services, training, and technical support to our customers and implementation partners. Our service organization has significant product and implementation expertise and is committed to supporting customers and partners throughout every phase of their adoption and use of our solutions.

     Our primary office is located at 10201 Torre Avenue, Suite 350, Cupertino, California 95014, and our Web site address is www.knova.com. We have not incorporated by reference into this prospectus the information on our Web site, and you should not consider it to be a part of this document. Our Web site address is included in this document for reference only.

     As used in this prospectus, the terms “we”, “us”, “our”, “our company” and “Knova” means Knova Software, Inc. and its subsidiaries. We originally filed the registration statement of which this prospectus is a part under the name “ServiceWare Technologies, Inc.” Our corporate name was formally changed to “Knova Software, Inc.” as of May 27, 2005.

THE OFFERING

     On January 30, 2004, we completed a private placement transaction in which we issued 1,230,769 shares of our common stock and warrants to purchase up to 615,385 shares of our common stock. We agreed with the recipients of our common stock and warrants to register for public resale the 1,230,769 shares of our common stock issued to them in the private placement and the 615,385 shares of common stock issuable to them upon exercise of the warrants. We are required to register these shares of common stock for resale by the selling stockholders pursuant to the terms of the securities purchase agreement signed in connection with the sale of our stock and warrants. The net proceeds of the private placement was $7,400,000, which will be used for working capital and general corporate purposes.

     Pursuant to a note purchase agreement signed as of May 6, 2002, we sold $3,250,000 of our 10% convertible notes in two tranches. These convertible notes and all subsequent convertible notes issued by us in payment of interest under the notes were converted into 1,535,387 shares of our common stock as of February 10, 2004. The conversion price was $2.50 per share based on the terms of the convertible notes, as amended. We are required to register these shares of common stock for resale by the selling stockholders pursuant to the terms of a registration rights agreement signed in connection with the note purchase agreement.

     Accordingly, this prospectus covers:

• the resale by selling security holders of shares of our common stock issued in the private placement on January 30, 2004;

• the resale by selling security holders of shares of our common stock issued upon the conversion of our convertible notes; and

• the resale by selling security holders of shares of our common stock issuable upon exercise of the warrants issued in the private placement.

     Prior to the date of this prospectus, selling stockholders have sold an aggregate of 203,838 shares of our stock under the registration statement of which this prospectus is a part.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, to evaluate an investment in the securities offered by this prospectus. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

We may not be able to reverse our history of losses.

     As of March 31, 2005, we had an accumulated deficit of $81.7 million. Although we achieved profitability on a quarterly basis for the first time in second quarter 2004 and were also profitable in third and fourth quarters 2004, we incurred a net loss of $1.7 million for the year ended December 31, 2004 and a loss of $3.5 million in first quarter 2005. Transition expenses to be incurred in connection with the combination of our operations with Kanisa will likely contribute to net losses in 2005. Thereafter, we will need to increase our revenues and control expenses to avoid continued losses. In addition, our history of losses may cause some of our potential customers to question our viability, which might hamper our ability to make sales.

We may need additional capital to fund continued business operations and we cannot be sure that additional financing will be available when and if needed.

     Although we presently have adequate cash resources for the remainder of 2005, our ability to continue as a business in our present form will ultimately depend on our ability to generate sufficient revenues or to obtain additional debt or equity financing. From time to time, we consider and discuss various financing alternatives and expect to continue such efforts to raise additional funds to support our operational plan as needed. However, we cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

If we are not able to obtain capital when needed, we may need to dramatically change our business strategy and direction, including pursuing options to sell or merge our business.

     In the past, we have funded our operating losses and capital expenditures through proceeds from equity offerings and debt. Changes in equity markets within the past several years have adversely affected our ability to raise equity financing and have adversely affected the markets for debt financing for companies with a history of losses such as ours. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and, in light of our current market capitalization, our stockholders may experience substantial dilution. Further, the issuance of debt securities could increase the risk or perceived risk of our company. If we are not able to obtain necessary capital, we may need to dramatically change our business strategy and direction, including pursuing options to sell or merge our business.

Our cash flow may not be sufficient to permit repayment of any future debt when due.

     Although we do not have any outstanding debt other than trade debt incurred in the ordinary course of business, we may need to, in the future, raise additional money through bank financing or debt instruments. Our ability to retire or to refinance any future indebtedness will depend on our ability to generate cash flow in the future. Our cash flow from operations may be insufficient to repay this indebtedness at scheduled maturity. If we are unable to repay or refinance our debt when due, we could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for the assets or to default on our obligations with respect to this indebtedness.

Failure of our recent combination with Kanisa to achieve its potential benefits could harm our business and operating results.

     We recently acquired Kanisa Inc. We will not achieve the anticipated benefits of this acquisition unless we are successful in combining our operations and integrating our products. Integration will be a complex, time consuming and expensive process and will result in disruption of our operations and revenues if not completed in a timely and efficient manner. We are in the process of combining various aspects of our organizations through the common use of:

•	marketing, sales and service and support organizations;

•	information and communications systems;

•	operating procedures;

•	accounting systems and financial controls; and

•	human resource policies, procedures and practices, including benefit programs.

     There may be substantial difficulties, costs and delays involved in integrating Kanisa into our business. These could include:

•	problems with compatibility of business cultures;

•	customer perception of an adverse change in service standards, business focus or product and service offerings;

•	costs and inefficiencies in delivering products and services to our customers;

•	problems in successfully coordinating our research and development efforts;

•	difficulty in integrating sales, support and product marketing;

•	costs and delays in implementing common systems and procedures, including financial accounting systems; and

•	the inability to retain and integrate key management, research and development, technical sales and customer support personnel.

     As we integrate the ServiceWare and Kanisa products into a single product platform, we will need to ultimately transition our customers onto the new platform. This transition could cause interruptions or inconvenience for our customers and potentially result in a loss of renewals and continuing revenues for us.

     Further, we may not realize the anticipated benefits and synergies of the combination. Any one or all of the factors identified above could cause increased operating costs, lower than anticipated financial performance, or the loss of customers, employees or business partners. The failure to integrate Kanisa successfully would have a material adverse effect on our business, financial condition and results of operations.

The change in management effected by the merger might not be successful.

     Pursuant to the Merger Agreement entered into with Kanisa, Bruce Armstrong, the chief executive officer of Kanisa, has become our chief executive officer and Mark Angel, chief technology officer of Kanisa, has become our chief technology officer after the merger. In addition, our headquarters were relocated to Kanisa’s offices in Cupertino, California, following the merger. We cannot assure you that our new senior officers will be effective in managing our company or will successfully work with our current organization, customers and business partners.

Failure to retain key employees could diminish the anticipated benefits of the merger.

     The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Some of our employees may not want to continue to work for the combined company. In addition, competitors may seek to recruit employees during the integration. If we are unable to retain personnel that are critical to our successful integration and future operation, we could face disruptions in our operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

The market price of our common stock may decline as a result of the merger.

     The market price of our common stock may decline as a result of the merger if:

•	our integration with Kanisa is not as successful as anticipated

•	we do not achieve or are perceived not to have achieved the expected benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or investors

•	the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts or investors.

The market price of our common stock could also decline as a result of unforeseen factors related to the merger or other factors described in this section.

The substantial costs of our combination with Kanisa could harm our financial results.

     In connection with our combination with Kanisa, we incurred substantial costs. These include fees to investment bankers, legal counsel, independent accountants and consultants, as well as costs associated with workforce reductions. If the benefits of the combination do not exceed the associated costs, including any dilution to our stockholders resulting from the issuance of shares of our common stock in the transaction, our financial results, including earnings per share, could suffer, and the market price of our common stock could decline.

We may not succeed in attracting and retaining the personnel we need for our business.

     Our business requires the employment of highly skilled personnel, especially experienced software developers. The inability to recruit and retain experienced software developers in the future could result in delays in developing new versions of our software products or could result in the release of deficient software products. Any such delays or defective products would likely result in lower sales. We may also experience difficulty in hiring and retaining sales personnel, product managers and professional services employees.

A third party performs a significant percentage of our product development internationally, the loss of which could substantially impair our product development efforts.

     A significant percentage of our product development work, and some of our implementation services, is performed by a third-party development organization located in Minsk, Belarus. Unpredictable developments in the political, economic and social conditions in Belarus, or our failure to maintain or renew our business relationship with this organization on terms similar to those which exist currently, could reduce or eliminate product development and implementation services. If access to these services were to be unexpectedly eliminated or significantly reduced, our ability to meet development objectives vital to our ongoing strategy would be hindered or we may be required to incur significant costs to find suitable replacements, and our business could be seriously harmed.

It is difficult to draw conclusions about our future performance based on our past performance due to significant fluctuations in our quarterly operating results and the merger with Kanisa.

     We seek to manage our expense levels based on our expectations regarding future revenues and our expenses are relatively fixed in the short term. Therefore, if revenue levels are below expectations in a particular quarter, operating results and net income are likely to be disproportionately adversely affected because our expenses are relatively fixed. In addition, a significant percentage of our revenues is typically derived from large orders from a limited number of customers, so it is difficult to estimate accurately the timing of future revenues. Our revenues are unpredictable and fluctuate up and down from quarter to quarter.

     Our historical results may not be indicative of future performance as a result of the significant changes to our business that have resulted and will result from the merger with Kanisa.

     Our quarterly results are also impacted by our revenue recognition policies. Because we generally recognize license revenues upon installation and training, sales orders from new customers in a quarter might not be recognized during that quarter. Delays in the implementation and installation of our software near the end of a quarter could also cause recognized quarterly revenues and, to a greater degree, results of operations to fall substantially short of anticipated levels. We often recognize revenues for existing customers in a shorter time frame because installation and training can generally be completed in significantly less time than for new customers. However, we may not be able to recognize expected revenues at the end of a quarter due to delays in the receipt of expected orders from existing customers.

     Quarterly results may also be skewed in the near future as a result of the assimilation of the ServiceWare and Kanisa businesses.

     Revenues in any given quarter are not indicative of revenues in any future period because of these and other factors and, accordingly, we believe that certain period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

The markets for knowledge management and service resolution management are evolving and, if they do not grow rapidly, our business will be adversely affected.

     The markets for knowledge management and service resolution management solutions are emerging industries, and it is difficult to predict how large or how quickly they will grow, if at all. Customer service historically has been provided primarily in person or over the telephone with limited reference materials available for the customer service representative. Our business model assumes that companies which provide customer service over the telephone will find value in aggregating institutional knowledge by using our software and will be willing to access our content over the Internet. Our business model also assumes that companies will find value in providing some of their customer service over the Internet rather than by telephone. Our success will depend on the broad commercial acceptance of, and demand for, these knowledge management and service resolution management solutions.

We currently have one core product family. If the demand for this line of products declines, our business will be adversely affected.

     Our knowledge powered service resolution management application, Knova Application Suite, includes our Knova Contact Center, Knova Self-Service, Knova Forums, Knova Field Service and Knova Knowledge Desk software products. Our past and expected future revenues consist primarily of license fees for these software solutions and fees for related services. Factors adversely affecting the demand for these products and our products in general, such as competition, pricing or technological change, could materially adversely affect our business, financial condition, operating results, and the value of our stock price. Our future financial performance will substantially depend on our ability to sell current versions of our entire suite of products and our ability to develop and sell enhanced versions of our products.

Due to the lengthy sales cycles of our products and services, the timing of our sales is difficult to predict and may cause us to miss our revenue expectations.

     Our products and services are typically intended for use in applications that may be critical to a customer’s business. In certain instances, the purchase of our products and services involves a significant commitment of resources by prospective customers. As a result, our sales process is often subject to delays associated with lengthy approval processes that accompany the commitment of significant resources. For these and other reasons, the sales cycle associated with the licensing of our products and subscription for our services typically ranges between six and eighteen months and is subject to a number of significant delays over which we have little or no control. While our customers are evaluating whether our products and services suit their needs, we may incur substantial sales and marketing expenses and expend significant management effort. We may not realize forecasted revenues from a specific customer in the quarter in which we expend these significant resources, or at all, because of the lengthy sales cycle for our products and services.

We may not be able to expand our business internationally, and, if we do, we face risks relating to international operations.

     Our business strategy includes efforts to attract more international customers. By doing business in international markets we face risks, such as unexpected changes in tariffs and other trade barriers, fluctuations in currency exchange rates, political instability, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact our international operations.

If we are not able to keep pace with rapid technological change, sales of our products may decrease.

     The software industry is characterized by rapid technological change, including changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards. If we fail to keep pace with the technological progress of our competitors, sales of our products may decrease.

We depend on technology licensed to us by third parties, and the loss of this technology could delay implementation of our products, injure our reputation or force us to pay higher royalties.

     We rely, in part, on technology that we license from a small number of software providers for use with our products. After the expiration of these licenses, this technology may not continue to be available on commercially reasonable terms, if at all, and may be difficult to replace. The loss of any of these technology licenses could result in delays in introducing or maintaining our products until equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in the technology we may license in the future could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. If we are required to enter into license agreements with third parties for replacement technology, we could be subject to higher royalty payments.

Problems arising from the use of our products with other vendors’ products could cause us to incur significant costs, divert attention from our product development efforts and cause customer relations problems.

     Our customers generally use our products together with products from other companies. As a result, when problems occur in a customer’s systems, it may be difficult to identify the source of the problem. Even when our products do not cause these problems, they may cause us to incur significant warranty and repair costs, divert the attention of our technical personnel from our product development efforts and cause significant customer relations problems.

If third parties cease to provide open program interfaces for their customer relationship management software, it will be difficult to integrate our software with theirs. This may decrease the attractiveness of our products.

     Our ability to compete successfully also depends on the continued compatibility and interoperability of our products with products and systems sold by various third parties, specifically including CRM software sold by Siebel Systems, Amdocs, Peoplesoft/Oracle, SAP, Remedy, Hewlett Packard, and Peregrine. Currently, these vendors have open applications program interfaces, which facilitate our ability to integrate with their systems. If any one of them should close their programs’ interface or if they should acquire one of our competitors, our ability to provide a close integration of our products could become more difficult, or impossible, and could delay or prevent our products’ integration with future systems. Inadequate integration with other vendors’ products could make our products less desirable and could lead to lower sales.

We face intense competition from both established and recently formed entities, and this competition may adversely affect our revenues and profitability because we compete in the emerging markets for knowledge management and service resolution management solutions.

     We compete in the emerging markets for knowledge management and service resolution management solutions and changes in these markets could adversely affect our revenues and profitability. We face competition from many firms offering a variety of products and services. In the future, because there are relatively low barriers to entry in the software industry, we expect to experience additional competition from new entrants into the knowledge management and service resolution management solutions market. It is also possible that alliances or mergers may occur among our competitors and that these newly consolidated companies could rapidly acquire significant market share. Greater competition may result in price erosion for our products and services, which may significantly affect our future operating margins.

If our software products contain errors or failures, sales of these products could decrease.

     Software products frequently contain errors or failures, especially when first introduced or when new versions are released. In the past, we have released products that contained defects, including software errors in certain new versions of existing products and in new products after their introduction. In the event that the information contained in our products is inaccurate or perceived to be incomplete or out-of-date, our customers could purchase our competitors’ products or decide they do not need knowledge management or service resolution management solutions at all. In either case, our sales would decrease. Our products are typically intended for use in applications that may be critical to a customer’s business. As a result, we believe that our customers and potential customers have a great sensitivity to product defects.

We could incur substantial costs as a result of product liability claims because our products are critical to the operations of our customers’ businesses.

     Our products may be critical to the operations of our customers’ businesses. Any defects or alleged defects in our products entail the risk of product liability claims for substantial damages, regardless of our responsibility for the failure. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, these provisions may not be effective under the laws of some jurisdictions. In addition, product liability claims, even if unsuccessful, may be costly and divert management’s attention from our operations. Software defects and product liability claims may result in a loss of future revenue, a delay in market acceptance, the diversion of development resources, damage to our reputation or increased service and warranty costs.

If our customers’ system security is breached and confidential information is stolen, our business and reputation could suffer.

     Users of our products transmit their and their customers’ confidential information, such as names, addresses, social security numbers and credit card information, over the Internet. In our license agreements with our customers, we typically disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in illegally obtaining confidential information from users of our products, our reputation and business may be damaged, and if our contractual disclaimers and indemnities are not enforceable, we may be subject to liability.

We may acquire or make investments in companies or technologies that could hurt our business.

     In addition to our recent combination with Kanisa, we may pursue mergers or acquisitions in the future to obtain complementary businesses, products, services or technologies. Entering into a merger or acquisition entails many risks, any of which could adversely affect our business, including:

•	failure to integrate the acquired assets and/or companies with our current business;

•	the price we pay may exceed the value we eventually realize;

•	potential loss of share value to our existing stockholders as a result of issuing equity securities as part or all of the purchase price;

•	potential loss of key employees from either our current business or the acquired business;

•	entering into markets in which we have little or no prior experience;

•	diversion of management’s attention from other business concerns;

•	assumption of unanticipated liabilities related to the acquired assets; and

•	the business or technologies we acquire or in which we invest may have limited operating histories and may be subject to many of the same risks we are.

     Any of these outcomes could prevent us from realizing the anticipated benefits of any additional acquisitions. To pay for an acquisition, we might use stock or cash or, alternatively, borrow money from a bank or other lender. If we use our stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity would be reduced. We may be required to capitalize a significant amount of intangibles, including goodwill, which may lead to significant amortization charges. In addition, we may incur significant, one-time write offs and amortization charges. These amortization charges and write offs could decrease our future earnings or increase our future losses.

We may not be able to protect our intellectual property rights, which may cause us to incur significant costs in litigation and erosion in the value of our brands and products.

     Our business is dependent on proprietary technology and the value of our brands. We rely primarily on patent, copyright, trade secret and trademark laws to protect our technology and brands. Our patents may not survive a legal challenge to their validity or provide meaningful protection to us. Litigation to protect our patents could be expensive and the loss of our patents would decrease the value of our products. Defending against claims of patent infringement would also be expensive and, if successful, we could be forced to redesign our products, pay royalties, or cease selling them. In addition, effective trademark protection may not be available for our trademarks. The use by other parties of our trademarks would dilute the value of our brands.

     Notwithstanding the precautions we have taken, a third party may copy or otherwise obtain and use our software or other proprietary information without authorization or may develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other transmitted data. Further, we have granted certain third parties limited contractual rights to use proprietary information, which they may improperly use or disclose. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken may not prevent misappropriation of our technology, and the agreements entered into for that purpose may not be enforceable. The unauthorized use of our proprietary technologies could also decrease the value of our products.

We may initiate lawsuits to protect or enforce our patents. Lawsuits may be expensive and, depending on the verdict, we may lose some, if not all, of our intellectual property rights, and this may impair our ability to compete in the market.

     We believe that some companies, including direct and indirect competitors, may be infringing our patents. In order to protect or enforce our patent rights, we may decide to initiate patent litigation suits against third parties, such as infringement suits or interference proceedings. Lawsuits that we may file are likely to be expensive, may take significant time and could divert management’s attention from other business concerns. Litigation also places our patents at risk of being invalidated or interpreted narrowly. Lawsuits may also provoke these third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any suits we may bring, the damages or other remedies that may be awarded to us may not be commercially valuable and we could be held liable for damages as a result of counterclaims.

The success of our software products depends on its adoption by our customers’ employees. If these employees do not accept the implementation of our products, our customers may fail to renew their service contracts and we may have difficulty attracting new customers.

     The effectiveness of our products depends in part on widespread adoption and use of our software by our customers’ customer service personnel and on the quality of the solutions they generate. Resistance to our software by customer service personnel and an inadequate development and maintenance of the system’s knowledge resources, business rule, and other configurations may make it more difficult to attract new customers and retain old ones.

     Some of our customers have found that customer service personnel productivity initially drops while customer service personnel become accustomed to using our software. If an enterprise deploying our software has not adequately planned for and communicated its expectations regarding that initial productivity decline, customer service personnel may resist adoption of our software.

We depend on increased business from our new customers and, if we fail to grow our customer base or generate repeat business, our operating results could be adversely affected.

     Some of our customers initially make a limited purchase of our products and services for pilot programs. If these customers do not successfully develop and deploy such initial applications, they may choose not to purchase complete deployment or development licenses. Some of our customers who have made initial purchases of our software have deferred or suspended implementation of our products due to slower than expected rates of internal adoption by customer service personnel. If more customers decide to defer or suspend implementation of our products in the future, we will be unable to increase our revenue from these customers from additional licenses or maintenance agreements, and our financial position will be seriously harmed.

     In addition, as we introduce new versions of our products or new products, our current customers may not need our new products and may not ultimately license these products. Any downturn in our software licenses revenues would negatively impact our future service revenues because the total amount of maintenance and service fees we receive in any period depends in large part on the size and number of licenses that we have previously sold. In addition, if customers elect not to renew their maintenance agreements, our service revenues could be significantly adversely affected.

A decline in information technology spending could reduce the sale of our products.

     The license fees for our products often represent a significant expenditure of information technology (“IT”) capital for our customers. Any slowdown in the national or global economy or increased uncertainty resulting from acts of terrorism or war could cause existing and potential customers to reduce or reassess their planned IT expenditures. Such reductions in or eliminations of IT spending could cause us to be unable to maintain or increase our sales volumes, and therefore, have a material adverse effect on our revenues, operating results, ability to generate positive cash flow and stock price.

Increasing government regulation of the Internet could harm our business.

     As knowledge management, service resolution management and the Internet continue to evolve, we expect that federal, state and foreign governments will adopt laws and regulations tailored to the Internet addressing issues like user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for knowledge management and service resolution management services and, therefore, the market for our products and services. Additionally, Internet security issues could deter customers from using the Internet for certain transactions or from implementing customer support websites.

     The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition’s scope and the liability associated with a violation of the Telecommunications Act’s information and content provisions are currently unsettled. The imposition of potential liability upon us and other software and service providers for information carried on or disseminated through our applications could require us to implement measures to reduce our exposure to this liability. These measures could require us to expend substantial resources or discontinue certain services. In addition, although substantial portions of the Communications Decency Act, the act through which the Telecommunications Act of 1996 imposes criminal penalties, were held to be unconstitutional, similar legislation may be enacted and upheld in the future. It is possible that new legislation and the Communications Decency Act could expose companies involved in Internet services to liability, which could limit the growth of Internet usage and, therefore, the demand for knowledge management and service resolution management solutions. In addition, similar or more restrictive laws in other countries could have a similar effect and hamper our plans to expand overseas.

We may become involved in securities class action litigation, which could divert management’s attention and harm our business.

     In recent years, the common stocks of technology companies have experienced significant price and volume fluctuations. These broad market fluctuations may cause the market price of our common stock to decline. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become involved in that type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could harm our business and operating results.

Our stock price may be adversely affected since our stock is not listed on an exchange or The Nasdaq Stock Market.

     As our stock is traded on the OTC Bulletin Board, investors may find it more difficult to dispose of or obtain accurate quotations as to the market value of our securities. In addition, we are subject to a rule promulgated by the

Securities and Exchange Commission that, if we fail to meet criteria set forth in such rule, various practice requirements are imposed on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to purchase. Consequently, the rule may deter broker-dealers from recommending or purchasing our common stock, which may further affect the liquidity of our common stock.

     Our failure to be listed on an exchange or Nasdaq makes trading our shares more difficult for investors. It may also make it more difficult for us to raise additional capital. Further, we may also incur additional costs under state blue sky laws in connection with any sales of our securities.

Shares available for future sale could adversely affect our stock price.

     Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time. As of the time of this filing, 8,754,785 shares of our common stock are outstanding. Virtually all of the shares outstanding prior to the Kanisa merger (approximately 5,252,245 shares) are freely tradable without restriction or further registration under the Securities Act, except for any shares which are owned by an affiliate of ours as that term is defined in Rule 144 under the Securities Act and that are not registered for resale under our currently effective prospectus. The shares of our common stock issued in the merger with Kanisa and the shares of our common stock owned by our affiliates and not registered for resale under our currently effective prospectus are restricted securities, as that term is defined in Rule 144, and may in the future be sold under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

Our management owns a significant percentage of our company and will be able to exercise significant influence over our actions.

     Our officers and directors and related entities, who in the aggregate directly or indirectly control more than 50% of our outstanding common stock and voting power, control us. These stockholders collectively will likely be able to control our management policy, decide all fundamental corporate actions, including mergers, substantial acquisitions and dispositions, and elect our board of directors.

Voting agreements in place assure election of our current directors for 2006.

     Certain of our stockholders owning more than 50% of our voting stock have entered into voting agreements to vote in favor of the current board members up for election in 2006. This could negatively affect the ability of any third party to gain control of our company.

Terrorist attacks and other attacks or acts of war may adversely affect the markets on which our common stock trades, our financial condition and our results of operations.

     Acts of terrorism in the United States or elsewhere could cause instability in the United States and other financial markets. Armed hostilities or further acts of terrorism could cause further instability in financial markets and could directly impact our financial condition and our results of operations.

The regulatory environment surrounding accounting and corporate governance subjects us to certain legal uncertainties in the operation of our business and may increase the cost of doing business.

     We will face increased regulatory scrutiny associated with the highly publicized financial scandals and the various accounting and corporate governance rules promulgated under the Sarbanes-Oxley Act of 2002 and related regulations. Our management will review and will continue to monitor our accounting policies and practices, legal disclosure and corporate governance policies under the new legislation, including those related to relationships with our independent registered public accounting firm, enhanced financial disclosures, internal controls, board and board committee practices, corporate responsibility and executive officer loan practices. We intend to fully comply with these laws. Nevertheless, the increased scrutiny and penalties involve risks to both us and our executive officers and directors in monitoring and ensuring compliance. A failure to properly navigate the legal disclosure environment and implement and enforce appropriate policies and procedures, if needed, could harm our business and prospects, including our ability to recruit and retain skilled officers and directors. In addition, we may be adversely affected as a result of new or revised legislation or regulations imposed by the Securities and Exchange Commission, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

FORWARD-LOOKING STATEMENTS

          Certain statements contained in this prospectus constitute ''forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology.

We often use these types of statements when discussing:

* our plans and strategies

* our anticipation of profitability or cash flow from operations

* the development of our business

* the expected market for our services and products

* other statements contained in this prospectus regarding matters that are not historical facts.

          These forward-looking statements are only predictions and estimates regarding future events and circumstances. Actual results could differ materially from those anticipated as a result of factors described in “Risk Factors” or as a result of other factors. We may not achieve the future results reflected in these statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

          Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares of common stock by the selling security holders. If the warrants are exercised in full for cash, we would realize proceeds in the amount of approximately $4,430,000. The net proceeds of the exercise of the warrants for cash will be used for working capital and general corporate purposes.

BUSINESS

     On February 8, 2005, ServiceWare Technologies, Inc. combined with Kanisa Inc. (“Kanisa”) through the merger of a wholly owned subsidiary of ours with and into Kanisa. As a result, Kanisa became our wholly owned subsidiary. Kanisa was founded in 1997 and pioneered the use of a knowledge management platform for customer services applications. Prior to the merger, Kanisa was a privately held organization and its technology has resulted in broad industry recognition and awards for its products and performance. Upon the consummation of the merger, we relocated our headquarters to Kanisa’s offices in Cupertino, California. In May 2005, we changed our name to Knova Software, Inc.

Overview

     We are a provider of customer relationship management (CRM) software applications, specifically applications that enable customer service organizations to more effectively resolve service requests and answer questions. Built on knowledge management and search technologies, our service resolution management (SRM) applications optimize the resolution process across multiple service channels, including contact centers, self-service websites, help desk, email and chat. Our SRM applications complement, integrate with, and enhance traditional CRM, contact center, and help desk applications by providing patented knowledge management solutions that improve service delivery. Our customers include some of the largest companies in the world and our products enable them to reduce operating and service delivery costs, improve customer satisfaction and increase revenues.

     We are principally engaged in the design, development, marketing and support of software applications and services. Substantially all of our revenues are derived from a perpetual license of our software products, the related professional services and the related customer support, otherwise known as maintenance. We license our software in arrangements in which the customer purchases a combination of software, maintenance and/or professional services, such as our training and implementation services. Maintenance, which includes technical support and product updates, is typically sold with the related software license and is renewable at the option of the customer on an annual basis after the first year. Our professional services and technical support organizations provide a broad range of implementation services, training, and technical support to our customers and implementation partners. Our service organization has significant product and implementation expertise and is committed to supporting customers and partners throughout every phase of their adoption and use of our solutions.

Products

     We recently announced our new identity as Knova Software and began selling a single product line of Knova software applications.

     By streamlining processes and providing customer service and technical support personnel, as well as customers and employees, with complete access to enterprise knowledge and content, Knova applications enable organizations to increase customer satisfaction and reduce operating and service delivery costs. For example,

•	Customer service organizations can increase service-agent productivity and customer retention while decreasing service costs, training costs and resolution time.

•	Customer service organizations can ensure consistent service and customer interactions across channels by providing a unified view of knowledge, enforcing consistent resolution processes in the contact center and providing seamless escalation with CRM systems.

•	Enterprises can provide customer self-service that reduces service costs, improves customer satisfaction and facilitates sales and marketing of products and services.

•	Information technology organizations can increase the effectiveness of employee help desk operations while decreasing internal technical support costs.

•	Enterprises can preserve and enhance their existing deployments of traditional call center, CRM and help desk applications, as well as content management, knowledge management and workflow tools.

     The following is a description of our products.

     Knova Application Suite

     The Knova Application Suite is a suite of knowledge powered service resolution management applications designed to enable companies to better service and retain their customers and employees. Specifically, we believe our Knova Application Suite enables companies we service to improve employee productivity, improve customer service and increase customer satisfaction and revenue.

     The Knova Application Suite consists of the following business applications:

•	Knova Contact Center is an assisted-service application for customer service and help desk agents that enables them to resolve customer issues and questions more effectively. Knova Contact Center integrates a sophisticated knowledge management system with additional features such as search, collaboration, interview scripting, email response and knowledge authoring. Knova Contact Center features business process support integrated with customer relationship management systems that can tailor the resolution experience based on the customer’s or employee’s issue or question.

•	Knova Self-Service is a self-service application that enables customers and employees to resolve their own issues and questions on an enterprise website. Knova Self-Service features business process support that can provide a personalized and guided resolution experience based on the issue or question the customer or employee has.

•	Knova Forums is an application for online customer communities and forums that enable customers to discuss and collaborate on topics of interest, including an enterprise’s products and services. Knova Forums enable customers and employees to assist each other, reducing service delivery costs and providing valuable insight to the enterprise.

•	Knova Knowledge Desk is a packaged knowledge management solution for service desks to resolve questions, author knowledge, and manage repositories of intellectual capital. Knova Knowledge Desk is integrated with traditional service and help desk applications from companies such as Remedy and Hewlett Packard (“HP”). It is based on a patented self-learning search technology that improves with usage. Knova Knowledge Desk features application modules for different user types and functions.

     Knova Knowledge Platform

          The Knova Application Suite is built on and deployed with the Knova Knowledge Platform. The Knova Knowledge Platform features several core technology components and capabilities accessed by Knova applications and used by customers. These include:

•	A knowledge auto-classification engine that automatically tags and organizes disparate knowledge sources, including unstructured documents, transaction data, experts, and authored support content.

•	A natural language processing (NLP) search engine that enables users to find the knowledge they require based on their query, intent and goal. This search engine also provides a guided search experience based on a patented approach to knowledge management that enables users to narrow search results by dynamic parameters and drill-drown options.

•	A patented self-learning search and knowledge management technology called the Cognitive Processor that enables organizations to capture and manage repositories of intellectual capital and knowledge. The Cognitive Processor uses patented algorithm technology based on neural network and Bayesian statistical principles that enable learning and improvement from past transactions.

•	The Resolution Flow business process engine is a rules-based engine that guides users through a designed service experience based on the context of their query, profile, or case.

•	Application Programming Interfaces (APIs) and pre-built adaptors for integrating the Knova Application Suite with complementary business applications from vendors such as Siebel, Amdocs, PeopleSoft, Remedy, HP and others, using industry-standard protocols and approaches.

     Technology and Architecture

     We employ industry-standard technologies to create an object-based open architecture for all of our applications. The architecture is based on the Java 2 Enterprise Edition (J2EE) framework that includes components specifically designed to take advantage of the modern web environment. We also have provided some of our applications based on Microsoft’s .NET framework.

     Our solutions run on leading operating systems and databases and we are continually updating our software to run on common environments. Currently, we support existing customers on Windows, Solaris and NT operating environments and a wide range of J2EE-compliant application servers.

     Our technology is also based on the popular Extensible Markup Language (XML) and Simple Object Access Protocol (SOAP) framework. The use of XML and SOAP standards enable our products to be more easily integrated with enterprise systems and web services.

Strategy

     Our objective is to become the leading provider of service resolution management applications that enable our customers to reduce service and operating costs, improve customer satisfaction, and thereby increase revenues. To achieve our goal, we intend to:

•	Support Successful Customer Implementations. Our success depends on our customers’ successful implementations of Knova applications. To this end, we actively support the customer’s deployment efforts by providing Internet and telephone technical support, instructor-led training, and account management teams.

•	Maintain and Extend Our Advanced Technology Position. We intend to broaden our position in the knowledge management and customer service and support solutions market by continuing to increase the performance, functionality and scalability of our solutions. We plan to continue to devote resources to the development of new and innovative technologies and products, to increase efficiencies, to offer immediate answers and to minimize service response time. We intend to expand our current offerings to incorporate advances in knowledge acquisition, business process support and multi-channel interactions.

•	Expand Strategic Alliances. To broaden our market presence, enter new geographic and vertical markets and increase adoption of our solutions, we plan to strengthen existing and pursue additional strategic alliances with consultants, systems integrators, value-added resellers and independent software vendors of complementary products. We intend to use these relationships to increase our sales by taking advantage of these organizations’ industry expertise, business relationships and sales and marketing resources.

•	Further Develop International Presence. To capitalize on international opportunities for our SRM applications and knowledge management solutions, we intend to expand our international presence through global offices as well as local distributors, including Merlin Information Systems in the United Kingdom.

Services

     Professional Services. Our professional services team provides our customers with pre- and post-sales services. Pre-sales consulting services include our business impact analysis, which applies analytical methodologies and an understanding of business processes to help organizations make an informed decision regarding the choice of service resolution management and knowledge management solutions. Post-sales implementation, integration, and knowledge management consulting services allow our customers to deploy our customer service and support solutions effectively. In addition, our professional services team offers education and training to enable our customers’ internal teams to understand how to use our products, support the implementation and maintain our solutions.

     Customer Support. All customers under a maintenance agreement have access to our technical support engineers by telephone, fax or e-mail. In addition, we provide self-service support to our customers on a 24/7 basis through our website.

Customers

     We maintain a referenceable and active customer list of over 150 customers. We have traditionally marketed our products and services to Global 2000 call centers and help desks in a wide range of vertical industries. No customer accounted for greater than 10% of total revenues in 2004. The following is a partial list of our customers, many of which have been added as a result of the merger with Kanisa.

Technology	Telecommunications	Financial Services

Best Software, Inc.	Cingular Wireless LLC	Aegon Equity Group
First Data Corporation	EADS Telecom NA	AmSouth Bank
eBay Inc.	Qualcomm, Inc.	Dow Jones & Company, Inc.
Genesys Telecommunications	SaskTel	Fifth Third Bank
Laboratory	U.S. Cellular Corporation	H&R Block, Inc.
Hewlett Packard		Prudential Insurance Company
Intersystems Corporation	Healthcare & Biotech	of America
Intuit, Inc.		Reuters Limited
Invensys Systems, Inc.	Allina Hospitals & Clinics	The Travelers Indemnity Company
McAfee, Inc.	Aventis Pharmaceuticals, Inc.	Wachovia
Mercury Interactive	Duke University & Health Systems	Wausau Financial Systems
Novell	GE Healthcare
Partech, Inc.	McKesson	Retail/Consumer Goods
Softbrands	Omnicell
Texas Instruments, Inc.	United Health Technologies	Jack in the Box, Inc.
Toshiba America	University of Utah Vanderbilt	Mattel, Inc.
	University Medical Center	Nestle Waters NA, Inc.
Sharp Electronics
Staples, Inc.
Tommy Hilfiger USA, Inc.
Services	Government / Public Sector	Industrial/Manufacturing
Eaton Electrical
C3i, Inc.	NCS Pearson/Immigration and	Hughes Supply, Inc.
Electronic Data Systems	Naturalization Service	Johnson Controls, Inc.
Corporation	Northeastern University	Pactiv Corporation
National Computer Systems	State of Washington
SchlumbergerSema	United States Navy
SEI Information Technology, Inc.	U.S. Patent & Trademark Office

Automotive

Ford Motor Company

Sales & Marketing

     We sell our solutions primarily through our direct sales force. We have sales personnel throughout the United States and in the United Kingdom. Our direct sales activity is supplemented by several channel relationships, including relationships with Amdocs, HP, Capgemini, eVergance and Merlin Information Systems.

     To increase the effectiveness of our direct selling efforts and our penetration of the knowledge management solutions market, we build brand awareness of Knova Software and our solutions through marketing programs. These programs include print and web advertisements, direct mailings, public relations activities, seminars and other major industry/partner events, market research and our website.

     Our marketing organization creates materials to support the sales process, including brochures, data sheets, case studies, presentations, white papers and demonstrations. In addition, our marketing group helps identify and develop key strategic alliance opportunities and channel distribution relationships.

Strategic Alliances

     We have established strategic alliances in several categories to extend our market reach, augment our sales and marketing initiatives, supplement our implementation and deployment capabilities and enhance our product capabilities. Alliance categories include:

•	Resellers and Distributors: Knova has active reseller relationships with Amdocs Software Systems Limited and Hewlett Packard, which provide complementary CRM and service desk solutions, as well as Capgemini Technologies, LLC, eVergance Partners, LLC and Merlin Information Systems, which provide consulting and implementation services.

•	Complementary Software Partners: Knova participates in several alliance programs of vendors who provide complementary business applications and software. These include Siebel Systems, Inc., Amdocs Software Systems Limited, Remedy, Hewlett Packard and Genesys Telecommunications Laboratory.

•	Consulting and System Integration Partners: Knova works closely with leading system integration, consulting and outsourcing firms, and has established alliances with Capgemini Technologies, LLC, Electronic Data Systems Corporation, eVergance Partners, LLC, Stratacom, Inc., Hewlett Packard and Merlin Information Systems.

•	Technology Partners: To deploy our software effectively across varied IT environments, Knova maintains technology partnerships with Inxight Software, Inc. and WebMethods, Inc. In addition, our software is developed on and tested against platform software from providers of database, operating system and application server software.

Research and Development

     Our internal research and development team, based in Cupertino, California, together with our outside development resources develop our product and service offerings. In conjunction with our outside development resources, we continue to enhance the features and performance of our existing products and services. In addition, we are continuing to develop our products and services to meet our customers’ expectations of ongoing innovation and enhancement within our suite of products and services. In 2001, we entered into an agreement with EPAm Systems of Princeton, New Jersey, and Minsk, Belarus, to augment our research and development capabilities. This relationship gives us access to approximately 500 developers in what we believe to be a cost effective offshore model. EPAm Systems is ISO 9001 certified and has completed complicated projects for major international corporations including Fortune 500 companies. This relationship has allowed us to streamline operating costs and increase productivity. Research and development is conducted by way of a clearly defined process that is a subset of industry standard Rational Unified Process.

     We renewed our agreement with EPAm Systems on April 1, 2002. This agreement states that consulting services will be provided in accordance with specific work orders. Payment for these services is billed as the work is incurred or at a fixed fee agreed upon for the work order. As of December 31, 2004, the agreement remains in effect.

     Our ability to meet our customers’ expectations depends on a number of factors, including our ability to identify and respond to emerging technological trends in our target markets, develop and maintain competitive products, enhance our existing products and services by adding features and functionality that differentiate them from those of our competitors and bring products and services to market on a timely basis and at competitive prices. Consequently, we have made, and we intend to continue to make, investments in research and development.

     For a description of our research and development related expenses, see the Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Competition

     Competition in our marketplace is rapidly evolving and intense, and we expect competition to intensify further in the future as current competitors expand their product offerings and new competitors enter the market. Current competitors include in-house developed applications and providers of commercially available CRM, search and knowledge management solutions, including Kana Software, Inc., eGain Communications Corporation, Inquira, Inc., iPhrase Technologies, Inc., SupportSoft and Art Technology Group, Inc.

     We believe that the principal competitive factors affecting our market include referenceable customers, the breadth and depth of a given solution, product quality and performance, customer service, core technology, product scalability and reliability, product features and the ability to implement solutions and respond quickly to customer needs.

     Although we believe that we currently compete favorably with respect to the principal competitive factors in our market, we may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidation.

Intellectual Property

     Our success and ability to compete effectively depends, in part, upon our proprietary rights. We rely on a combination of patent, copyright, trade secret, and trademark laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights in our software, documentation, and other written materials. These legal protections afford only limited protections for our proprietary rights and may not prevent misappropriation of our technology or deter third parties from developing similar or competing technologies.

     We seek to avoid disclosure of our intellectual property by generally entering into confidentiality or license agreements with our employees, consultants and companies with which we have alliances, and we generally control access to, and distribution of, our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products.

     Policing unauthorized use of our proprietary information is difficult, and we may be unable to determine the extent of unauthorized copying or use of our products or technology. Further, third parties who have been granted certain limited contractual rights to use our proprietary information may improperly use or disclose such proprietary information. In addition, certain components of our product suite require us to have licenses from third parties for use. These licenses may be subject to cancellation or non-renewal. In this event, we will be required to obtain new licenses for use of these products, which may not be available on commercially reasonable terms, if at all, and could result in product shipment delays and unanticipated product development costs.

Employees

     As of April 30, 2005, we had 104 employees consisting of 27 in sales, 37 in professional services and support, 18 in research and development, five in marketing, four in product management and 13 in general and administration. Of these employees, 58 were previously employed by Kanisa. We strive to maintain a work environment that fosters professionalism, excellence, and cooperation among our employees.

Internet Address and SEC Reports

     We maintain a website with the address www.knova.com. We have not incorporated by reference into this prospectus the information on our website, and the information on our website should not be considered to be a part of this document. Our website address is included in this document for reference only. We make available free of charge (other than an investor’s own Internet access charges) through our website our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, through a link to the EDGAR database, as soon as reasonably practicable after we electronically file, or furnish material to the Securities and Exchange Commission (the “SEC”). We also include on our website our corporate governance guidelines and the charters for each of the major committees of our board of directors. In addition, we intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be publicly disclosed pursuant to rules of the SEC.

Business History

     We were initially incorporated as a Pennsylvania corporation in January 1991 as ServiceWare, Inc. In July 1999, we acquired the Molloy Group, Inc., a provider of knowledge powered software for strengthening customer relationships, including its rights to the Cognitive Processor. In May 2000, we changed our name to ServiceWare Technologies, Inc. and reincorporated as a Delaware corporation. In August 2000, we closed our initial public offering. Prior to July 2001, we had two reportable business segments: software and content. In July 2001, we completed the sale of our content business. In response to poor financial performance and the economic downturn, during 2001 we announced strategic corporate restructuring programs pursuant to which we significantly reduced costs and focused our business exclusively on revenue growth opportunities in our software business. As part of the restructuring plans, approximately 180 employees were laid off during 2001.

     In February 2005, we merged with Kanisa, Inc., a privately held company based in Cupertino, California. Kanisa is a provider of service resolution management applications that automate the problem resolution process across multiple customer service channels. Kanisa was founded in 1997 and originally incorporated as a Delaware corporation as Papyrus Technology, Inc.. Kanisa changed its name from Papyrus Technology, Inc. to Kanisa Inc in November 1997. In 2002, Kanisa acquired the assets of Quiq Inc., a provider of software solutions for customer communities and peer-support forums. In July 2003, Kanisa acquired Jeeves Solutions, the enterprise search division of Ask Jeeves (Nasdaq: ASKJ).

Properties

     We own no real property. Following our combination with Kanisa, we changed our corporate headquarters from Pittsburgh, Pennsylvania to Cupertino, California. In Cupertino, we lease approximately 16,800 square feet of office space pursuant to a lease that expires in 2007. We also maintain approximately 10,400 square feet of office space in Pittsburgh, Pennsylvania. We believe that our current offices are adequate to support our existing operations. If necessary, however, we believe that we will be able to obtain suitable additional facilities on commercially reasonable terms, when needed.

LEGAL PROCEEDINGS

     In October 2003, we filed suit against Primus Knowledge Solutions, Inc. (“Primus”) in the United States District Court for the Western District of Pennsylvania, alleging that Primus had infringed certain United States patents owned by us. Primus filed an answer denying liability and asserting counterclaims against us, including allegations of interference, defamation and unfair competition. We subsequently asserted certain reply counterclaims against Primus. We refer to this action, including the related counterclaims and reply claims, as the Lawsuit.

     On August 10, 2004, Primus announced that it had entered into a definitive agreement and plan of merger whereby Primus would be acquired by Art Technology Group, Inc. or ATG.

     As of November 1, 2004, we entered into a settlement agreement with Primus and ATG in which:

•	Without any admission of liability by either party, we and Primus agreed to dismiss with prejudice all the claims, counterclaims and reply claims in the Lawsuit, and to deliver to each other mutual general releases.

•	We agreed to grant to Primus and its affiliates, including ATG, a fully paid, irrevocable, nonexclusive, nontransferable (with certain exceptions specified in the agreement), worldwide, perpetual limited license under the patents at issue in the Lawsuit and a covenant not to sue under those patents.

•	Primus agreed to pay us the sum of $800,000 in cash and ATG agreed to guarantee this cash payment obligation.

•	Primus agreed to issue to us, immediately prior to the closing of ATG’s acquisition of Primus, shares of Primus common stock having a value of $850,000 based on ART stock price at the time of issuance and without taking into account any future fluctuations in the stock price. Although we agreed to certain restrictions on transfer of the shares of ATG common stock issued to us in connection with the acquisition by ATG of Primus, we sold all of our shares of ATG common stock in first quarter 2005, for an aggregate gross sales price of $1,018,250.

     In addition to the amounts payable to us under the foregoing agreement with Primus and ATG, our insurance carrier, agreed to pay the sum of $575,000 towards our out-of-pocket costs and expenses associated with the Lawsuit resulting in total cash and stock settlement proceeds of approximately $2.4 million. In connection with the Lawsuit, we incurred approximately $1.1 million in attorneys’ fees and other out-of-pocket expenses. Our net settlement proceeds after taking into consideration the out-of-pocket expenses were approximately $1,300,000, which was recorded as other income in our 2004 consolidated financial statements.

     From time to time, we engage in other litigation in the ordinary course of business. The result of current or future litigation is inherently unpredictable; however, we do not believe any asserted or pending litigation will have a material adverse effect on our results of operations or financial condition.

MARKET FOR COMMON STOCK

     Our common stock was quoted on the Nasdaq National Market from August 25, 2000 until April 24, 2002 and on the Nasdaq SmallCap Market from April 25, 2002 until May 4, 2003. Since May 5, 2003, our common stock has been traded on the over the counter bulletin board maintained by the National Association of Securities Dealers. On May 31, 2005, the last sale price of our common stock was $3.50 per share. The following table sets forth the range of high and low sale prices for our common stock for the periods indicated. All prices have been adjusted retroactively to reflect the 1 for 10 reverse split, which was effective February 4, 2005. Our stock traded under the symbol “SVCW” until the reverse stock split at which time, the symbol was changed to “SVWN”. Upon the completion of our name change, the symbol was changed to “KNVS” effective as of June 1, 2005.

	High	Low
2003
First Quarter	$5.60	$2.20
Second Quarter	$5.10	$1.30
Third Quarter	$8.00	$4.40
Fourth Quarter	$7.10	$5.10

2004
First Quarter	$8.90	$5.80
Second Quarter	$6.80	$5.20
Third Quarter	$5.90	$3.20
Fourth Quarter	$5.40	$3.60

2005
First Quarter	$6.80	$3.87
Second Quarter (through May 31, 2005)	$3.90	$3.00

     As of May 31, 2005, there were approximately 400 holders of record of our common stock. We believe that a substantially larger number of beneficial owners hold shares of our common stock in depository or nominee form.

Dividend Policy

     We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business.

SELECTED FINANCIAL DATA

     The following financial information for each of the years 2000 through 2004 has been derived from our annual consolidated financial statements, including the consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2004 and notes hereto appearing elsewhere herein. The data for the three months ended March 31, 2005 and 2004 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. You should read the selected consolidated financial data set forth below along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes.

	For the three months ended March 31,		For the year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA
(Prior year amounts reclassified)

Total revenues	$3,699	$1,837	$12,502	$11,511	$10,158	$12,427	$17,800

Net loss from continuing operations	$(3,508)	$(2,710)	$(1,694)	$(2,979)	$(6,825)	$(31,486)	$(21,781)
Net (loss) income per common share, basic and diluted
Continuing operations	$(0.49)	$(0.55)	$(0.33)	$(1.23)	$(2.85)	$(13.00)	$(16.53)
Discontinued operations	—	—	—	—	—	0.73	1.52

Net loss per share	$(0.49)	$(0.55)	$(0.33)	$(1.23)	$(2.85)	$(12.27)	$(15.01)

	As of March 31,		As of December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands)
Balance Sheet Data:
Total assets	$36,270	$13,177	$16,953	$8,084	$8,735	$13,886	$47,072
Long term debt	100	87	61	2,807	1,864	150	378

     The above financial information does not include any financial information of Kanisa, which is included in our financial statements from and after the date of merger on February 8, 2005.

     Until July 2001, we had two reportable business segments: software and content. In July 2001, we completed the sale of our content segment. The content segment is reported as a discontinued operation in our 2001 consolidated statement of operations.

     On January 30, 2004, the Company secured an additional $7.5  million, net of expenses, in funding to finance its operations and the development of its business. The additional finding was raised through a private placement of equity securities consisting of 1,230,769 shares of common stock and five-year warrants to purchase 615,384 shares of common stock at $7.20 per share.

     On February 10, 2004, the Company’s convertible notes were converted into common stock as part of the terms of the equity funding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes.

Overview

     We are a provider of customer relationship management (CRM) software applications, specifically applications that enable customer service organizations to more effectively resolve service requests and answer questions. Built on knowledge management and search technologies, our service resolution management (SRM) applications optimize the resolution process across multiple service channels, including contact centers, self-service websites, help desk, email and chat. Our SRM applications complement, integrate with, and enhance traditional CRM, contact center, and help desk applications by providing patented knowledge management solutions that improve service delivery. Our customers include some of the largest companies in the world and our products enable them to reduce operating and service delivery costs, improve customer satisfaction, and thereby increase revenues.

     We are principally engaged in the design, development, marketing and support of software applications and services. Substantially all of our revenues are derived from a perpetual license of our software products, the related professional services and the related customer support, otherwise known as maintenance. We license our software in arrangements in which the customer purchases a combination of software, maintenance and/or professional services, such as our training and implementation services. Maintenance, which includes technical support and product updates, is typically sold with the related software license and is renewable at the option of the customer on an annual basis after the first year. Our professional services and technical support organizations provide a broad range of implementation services, training, and technical support to our customers and implementation partners. Our service organization has significant product and implementation expertise and is committed to supporting customers and partners throughout every phase of their adoption and use of our solutions.

     The Knova Application Suite is a suite of knowledge powered service resolution management applications designed to enable companies to better service and retain their customers and employees. Specifically, we believe our Knova Application Suite enables companies we service to improve employee productivity, improve customer service, and increase customer satisfaction and revenue.

     The Knova Application Suite consists of the following business applications:

•	Knova Contact Center is an assisted-service application for customer service and help desk agents that enables them to resolve customer issues and questions more effectively. Knova Contact Center integrates a sophisticated knowledge management system with additional features such as search, collaboration, interview scripting, email response, and knowledge authoring. Knova Contact Center features business process support integrated with customer relationship management systems that can tailor the resolution experience based on the customer’s or employee’s issue or question.

•	Knova Self-Service is a self-service application that enables customers and employees to resolve their own issues and questions on an enterprise website. Knova Self-Service features business process support that can provide a personalized and guided resolution experience based on the issue or question the customer or employee has.

•	Knova Forums is an application for online customer communities and forums that enable customers to discuss and collaborate on topics of interest, including an enterprise’s products and services. Knova Forums enable customers and employees to assist each other, reducing service delivery costs and providing valuable insight to the enterprise.

•	Knova Knowledge Desk is a packaged knowledge management solution for service desks to resolve questions, author knowledge, and manage repositories of intellectual capital. Knova Knowledge Desk is integrated with traditional service and help desk applications from companies such as Remedy and Hewlett Packard (“HP”). It is based on a patented self-learning search technology that is designed to improve with usage. Knova Knowledge Desk features application modules for different user types and functions.

Factors Affecting Future Operations

     Our operating losses, as well as our negative operating cash flow, have been significant to date. We expect to have positive operating margins over time by increasing our customer base without significantly increasing related capital expenditures and other operating costs. We do not know if we will be able to achieve these objectives.

Description of Statement of Operations

Revenues

     We market and sell our products primarily in North America through our direct sales force. Internationally, we market our products through value-added resellers, software vendors and system integrators as well as our direct sales force. International revenues were 2% of total revenues in the first three months of 2005 and 6% in the first three months of 2004. We derive our revenues from licenses for software products and from providing related services, including installation, training, consulting, customer support and maintenance contracts. License revenues primarily represent fees for perpetual licenses. Service revenues contain variable fees for installation, training and consulting, reimbursements for travel expenses that are billed to customers, as well as fixed fees for customer support and maintenance contracts.

Cost of Revenues

     Cost of license revenues consists primarily of the expenses related to royalties, the cost of the media on which our product is delivered, product fulfillment costs and amortization of purchased technology. Cost of service revenues consists of the salaries, benefits, direct expenses and allocated overhead costs of customer support and services personnel, reimbursable expenses for travel that are billed to customers, fees for sub-contractors, and the costs associated with maintaining our customer support site.

Operating Costs

     We classify our core operating costs into four general categories: sales and marketing, research and development, general and administrative and intangible assets amortization based upon the nature of the costs. Special one time charges, including restructuring costs, are presented separately as restructuring and other special charges to enable the reader to determine core operating costs. We allocate the total costs for overhead and facilities, based upon headcount, to each of the functional areas that benefit from these services. Allocated charges include general overhead items such as building rent, equipment leasing costs, telecommunications charges and depreciation expense. Sales and marketing expenses consist primarily of employee compensation for direct sales and marketing personnel, travel, public relations, sales and other promotional materials, trade shows, advertising and other sales and marketing programs. Research and development expenses consist primarily of expenses related to the development and upgrade of our proprietary software and other technologies. These expenses include employee compensation for software developers and quality assurance personnel and third-party contract development costs. General and administrative expenses consist primarily of compensation for personnel and fees for outside professional advisors. Intangible assets amortization expense consists primarily of the amortization of intangible assets acquired through our acquisition of Kanisa. These assets (other than goodwill) are amortized on a straight line basis over their respective estimated useful lives. Restructuring and other special charges consist of costs incurred in connection with streamlining our work force as a result of the combination with Kanisa.

Critical Accounting Policies and Estimates

     Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowance for doubtful accounts and intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

     We recognize revenues on license fees after a non-cancelable license agreement is signed, the product is delivered, the fee is fixed or determinable and collectible, and there is vendor-specific objective evidence to support the allocation of the total fee to elements of a multiple-element arrangement using the residual method. We recognize revenues on installation, training and consulting on a time-and-material basis. Customer support and maintenance contracts are recognized over the life of the contract.

     Our revenue recognition policy is governed by Statement of Position (SOP) 97-2, “Software Revenue Recognition”, issued by the American Institute of Certified Public Accountants (AICPA), as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”. These statements provide guidance on applying generally accepted accounting principles in recognizing revenue on software and services transactions. In addition, the AICPA and its Software Revenue Recognition Task Force continue to issue interpretations and guidance for applying the relevant standards to a wide range of sales contract terms and business arrangements that are prevalent in the software industry. Also, the Securities and Exchange Commission (SEC) has issued Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements,” which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC, and the Emerging Issues Task Force of the Financial Accounting Standards Board continues to issue additional guidance on revenue recognition. Future interpretations of existing accounting standards or changes in our business practices could result in future changes in our revenue accounting policies that could have a material effect on our financial condition and results of operations.

Accounts Receivable

     We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. If the financial condition of these customers were to deteriorate, resulting in an impairment of their ability to make payments, we may be required to increase our allowance of doubtful accounts or to defer revenue until we determine that collectibility is probable. We perform a quarterly analysis to determine the appropriate allowance for doubtful accounts. This analysis includes a review of specific individual balances in our accounts receivable, our history of collections, as well as the overall economic environment.

Intangible Assets and Goodwill

     Goodwill is assessed for impairment at least annually and as triggering events occur. In making this assessment, we rely on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions and our current market value. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment. Since our judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be misstated. During 2004, we performed the required impairment tests of goodwill and indefinite lived intangible assets as of December 31, 2004 and determined that we did not have an impairment loss.

Income Taxes

     We record valuation allowances to reduce deferred tax assets to the amount more likely than not to be realized. When assessing the need for valuation allowances, we consider future taxable income and ongoing prudent and feasible tax strategies. Should a change in circumstances lead to a change in judgment about the reliability of deferred tax assets in future years, we would adjust the related valuation allowances in the period in which the change in circumstances occurs, along with a corresponding increase in or charge to income.

Trends/Uncertainties that may affect our business and common stock

     On February 8, 2005, we completed our merger with Kanisa, a pioneer of service resolution management (SRM) software applications. The transaction will be accounted for under the purchase method of accounting with us as the acquiror for accounting purposes.

     In pursuing this merger, we determined that combining the technology, research and development resources, customer relationships and sales and marketing capabilities of the two companies could create a stronger and more competitive company, with the breadth and scale that our market demands. In reaching the decision to enter into the merger, there were a number of additional specific reasons why we believe the acquisition will be beneficial. These potential benefits include the following:

•	the belief that the merger will better enable us to satisfy demand for a single, integrated suite of collaborative support applications for agent-assisted service, self-service, and peer-service communities that includes functionality for online commerce and customer service and covers the full range of customer interactions, including call centers, e-mail and the internet;

•	the fact that the two product offerings are largely complementary, with only limited functional overlap, and utilize compatible technology;

•	the opportunity to increase revenues by combining Kanisa customers with our customers, and by cross selling each company’s product set to the customers of the other company;

•	the belief that enlarging our installed base and adding to our stream of maintenance and support revenues would benefit our results of operations;

•	the opportunity to achieve expense reduction synergies through elimination of duplicative functions and expenses; and

•	the belief that the combined experience, research and development resources and sales and marketing capabilities of the two companies will better enable us to respond quickly and effectively to rapid changes in technology, customer requirements and competitive landscape which characterize our industry.

     Integrating acquired organizations and their products and services may be expensive, time-consuming and a strain on our resources and our relationships with employees and customers, and ultimately may not be successful. Our merger with Kanisa involves the integration of two companies that previously operated independently. The difficulties of combining the operations of the companies include:

•	the challenge of effecting integration while carrying on an ongoing business;

•	the necessity of coordinating geographically separate organizations;

•	retaining and integrating personnel with diverse business backgrounds;

•	retaining existing customers and strategic partners of each company;

•	changes in management may impair our relationships with employees and customers;

•	implementing and maintaining consistent standards, controls, procedures, policies and information systems.

     The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two operations could have an adverse effect on our business, results of operations or financial condition. The economies of scale and operating efficiencies that we expect to result from the merger may not be realized within the time periods contemplated or at all.

Results of Operations

     The following table sets forth consolidated statement of operations data:

	For the year ended December 31,
	2004		2003		2002
Revenues

Licenses	$5,243,910	41.9%	$4,934,345	42.9%	$3,781,220	37.2%
Services	7,258,217	58.1	6,577,090	57.1	6,377,130	62.8

Total revenues	12,502,127	100.0	11,511,435	100.0	10,158,350	100.0

Cost of revenues
Cost of licenses	412,972	3.3	270,325	2.3	969,034	9.5
Cost of services	4,372,888	35.0	2,923,355	25.4	3,664,867	36.1

Total cost of revenues	4,785,860	38.3	3,193,680	27.7	4,633,901	45.6

Gross margin	7,716,267	61.7	8,317,755	72.3	5,524,449	54.4
Operating expenses:
Sales and marketing	4,781,641	38.2	5,116,062	44.5	5,375,205	52.9
Research and development	2,197,588	17.6	1,961,959	17.0	2,899,142	28.5
General and administrative	2,402,891	19.2	2,119,126	18.4	2,963,919	29.2
Intangible assets amortization	—	—	146,746	1.3	346,439	3.4
Restructuring and other special charges	—	—	(20,000)	(0.2)	(419,173)	(4.1)

Total operating expenses	9,382,120	75.0	9,323,893	81.0	11,165,532	109.9

Loss from operations	(1,665,853)	(13.3)	(1,006,138)	(8.7)	(5,641,083)	(55.5)
Other income (expense), net	(28,399)	(0.2)	(1,973,167)	(17.1)	(1,184,278)	(11.7)

Net loss	$(1,694,252)	(13.5)%	$(2,979,305)	(25.8)%	$(6,825,361)	(67.2)%

     The above financial information does not include any financial performance of Kanisa, which is included in our financial statements from and after the date of merger on February 8, 2005. Our historical operating results may not be reflective of future operating results because of the material changes in our business structure that will result from the merger with Kanisa.

Years Ended December 31, 2004 and 2003

Revenues

     Total revenues increased 8.6% to $12.5 million in 2004 from $11.5 million in 2003. The increase was due to the momentum being generated by Hewlett Packard’s Managed Services Group, an upswing in services revenues generated by our Solution Services group, and an increase in our maintenance contract base as we add customers year over year, many of whom continue to renew.

     License revenues increased 6.3% to $5.2 million in 2004 from $4.9 million in 2003. The increase in license revenues was due to the momentum being generated by our Hewlett Packard Managed Services Group, who generated approximately $700,000 in license revenues in 2004.

     Service revenues increased 10.4% to $7.3 million in 2004 from $6.6 million in 2003. The primary reason for the increase was the increase of our maintenance contract base. During 2004, our renewal rate remained consistent at approximately 95%.

Cost of Revenues

     Cost of revenues increased to $4.8 million in 2004 from $3.2 million in 2003. Cost of revenues as a percentage of revenues increased to 38.3% from 27.7%. Cost of license revenues increased to $0.4 million in 2004 from $0.3 million in 2003. As a percentage of revenues, the cost of license revenues increased to 3.3% from 2.3%. The increase in the cost of license revenues was primarily attributable to a increase in product royalties payable to third parties.

     Cost of service revenues increased to $4.4 million in 2004 from $2.9 million in 2003. As a percentage of revenues, the cost of service revenues increased to 35.0% from 25.4%. The increase in the cost of service revenues was principally the result of a 73.3% increase in customer support and services personnel to a high of 26 in 2004 from an average of 16 in 2003. In addition, there was an increased use of a third party contracting firm to support major services efforts.

Operating Expenses

     Sales and Marketing. Sales and marketing expenses decreased to $4.8 million, or 38.2% of revenues, in 2004 from $5.1 million, or 44.4% of revenues, in 2003. The decrease is primarily attributable to the closing of our United Kingdom sales office in July 2003.

     Research and Development. Research and development expenses increased to $2.2 million, or 17.6% of revenues, in 2004 from $2.0 million, or 17.0% of revenues, in 2003. The increase is primarily attributable to the use of an increased number of third party resources for development purposes.

     General and Administrative. General and administrative expenses increased to $2.4 million, or 19.2% of revenues in 2004 from $2.1 million, or 18.4% of revenues in 2003. The increase resulted primarily from stock based compensation in the amount of $241,195 recorded upon the issuance of restricted stock to executives and warrants issued in a lawsuit settlement in 2004.

     Intangible Assets Amortization. Intangible assets amortization was $0.1 million or, 1.3% of revenues in 2003. Intangible assets amortization consisted of the amortization expense for the intangible assets resulting from our acquisition of the Molloy Group in 1999. The components of our intangible assets were fully amortized in 2003. As such, there were no expenses for intangible asset amortization in 2004.

     Other income (expense), net. Other income (expense), net consists primarily of interest income received from short-term investments, interest expense and amortization expense related to our convertible notes and bank borrowings. Other income (expense), net decreased to $28,000 in 2004 from $2.0 million in 2003. The decrease was primarily the result of other income of approximately $1.3 million received in conjunction with the Primus lawsuit settlement. Offsetting interest expense of approximately $1.3 million primarily represents amortization of the beneficial conversion feature, discount and debt issue costs recognized in conjunction with the issuance of the convertible notes.

Years Ended December 31, 2003 and 2002

Revenues

     Total revenues increased 13.3% to $11.5 million in 2003 from $10.2 million in 2002. The increase was primarily attributable to a 40% increase in revenue recognized per new contract.

     License revenues increased 30.5% to $4.9 million in 2003 from $3.8 million in 2002. The average amount of revenue recognized per new contract increased to $167,000 in 2003 from $119,000 in 2002, which was the primary reason for the overall increase in license revenues.

     Service revenues increased 3.1% to $6.6 million in 2003 from $6.4 million in 2002. The primary reason for the increase was the increase in the average contract price from 2002 to 2003. Although the number of services contracts from existing customers remained the same from 2002 to 2003, the average contract price increased from $33,000 in 2002 to $51,000 in 2003.

Cost of Revenues

     Cost of revenues decreased to $3.2 million in 2003 from $4.6 million in 2002. Cost of revenues as a percentage of revenues decreased to 27.7% from 45.6%. Cost of license revenues decreased to $0.3 million in 2003 from $1.0 million in 2002. As a percentage of revenues, the cost of license revenues decreased to 2.3% from 9.5%. The decrease in the cost of license revenues was primarily attributable to a decrease in product royalties payable to third parties, and a decrease in amortization of purchased technology.

     Cost of service revenues decreased to $2.9 million in 2003 from $3.7 million in 2002. As a percentage of revenues, the cost of service revenues decreased to 25.4% from 36.1%. The decrease in the cost of service revenues was principally the result of an 18.9% decrease in customer support and services personnel to an average of 16 in 2003 from an average of 19 in 2002. In addition, allocated overhead expenses were significantly less as a result of an overall reduction in overhead spending across the board.

Operating Expenses

     Sales and Marketing. Sales and marketing expenses decreased to $5.1 million, or 44.5% of revenues, in 2003 from $5.4 million, or 52.9% of revenues, in 2002. The decrease is primarily attributable to the closing of our United Kingdom sales office in July 2003. In addition, allocated overhead expenses were significantly less as a result of an overall reduction in overhead spending across the board.

     Research and Development. Research and development expenses decreased to $2.0 million, or 17.0% of revenues, in 2003 from $2.9 million, or 28.5% of revenues, in 2002. The decrease is primarily attributable to the reduced use of a third party for development as a major product release was completed and issued in February 2003. The development resources have been redeployed as services contractors whose cost is now included in cost of services. In addition, allocated overhead expenses were significantly less as a result of an overall reduction in overhead spending across the board.

     General and Administrative. General and administrative expenses decreased to $2.1 million, or 18.4% of revenues in 2003 from $3.0 million, or 29.2% of revenues in 2002. The decrease resulted primarily from a reduction of depreciation expense due to a reduction in capital spending as well as a reduction in legal expense as we hired an in-house counsel in third quarter 2003. In addition, allocated overhead expenses were significantly less as a result of an overall reduction in overhead spending across the board.

     Intangible Assets Amortization. Intangible assets amortization decreased to $0.1 million or 1.3% of revenues in 2003 from $0.3 million, or 3.4% of revenues in 2002. Intangible assets amortization consists of the amortization expense for the intangible assets resulting from our acquisition of the Molloy Group in 1999. The decrease is primarily due to components of our intangible assets becoming fully amortized.

     Restructuring and other special charges. During 2003, there were no restructuring or other special charges, but there was a change in the estimate of a previous accrual in the amount of $20,000. In 2001, we recognized a restructuring charge primarily representing excess facilities costs and severance benefits resulting from reductions in force of approximately 180 employees. A portion of these restructuring charges related to potential costs for terminating certain real estate leases. In 2002, we reduced this accrual by $0.4 million to reflect changes in assumptions made for the initial charge. Additionally, a credit of $0.1 million to restructuring expense was recorded in 2002 representing a change in the estimate of termination costs for certain service contracts.

     Other special charges in 2002 of $112,000 consisted of the forgiveness of stockholder loans and a reserve for accrued interest related to the outstanding stockholder loans.

     Other income (expense), net. Other income (expense), net consists primarily of interest income received from short-term investments, interest expense and amortization expense related to our convertible notes entered into in second quarter 2002 and bank borrowings. Other expense, net increased to $2.0 million in 2003 from $1.2 million in 2002. The increase was primarily the result of increased interest expense incurred in conjunction with our convertible notes as well as a decrease in interest earned on investments. The interest expense primarily represents amortization of the beneficial conversion feature recognized in conjunction with the issuance and amendment of the convertible notes, in addition to the 10% interest, amortization of the discount, and debt issue costs on the convertible notes.

Results of Operations for Interim Periods

     The following table sets forth the consolidated statement of operations data as a percentage of total revenues for each of the periods indicated:

	Three months ended March 31,
	2005	2004
Revenues
Licenses	37.2%	12.5%
Services	62.8	87.5

Total revenues	100.0	100.0

Cost of revenues
Cost of licenses	5.7	3.5
Cost of services	44.0	42.0

Total cost of revenues	49.7	45.5

Gross margin	50.3	54.5
Operating expenses
Sales and marketing	44.9	54.5
Research and development	41.2	32.4
General and administrative	26.5	46.4
Restructuring charges	36.6	0.0

Total operating expenses	149.2	133.3

Loss from operations	(98.9)	(78.8)
Other income (expense), net	4.0	(68.7)

Net loss	(94.8)%	(147.5)%

Three Months Ended March 31, 2005 and 2004

     The comparison of our performance during the first three months of 2005 to the first three months of 2004 is skewed since Kanisa financial performance is included in the 2005 results from and after February 8, 2005, but is not reflected in the 2004 operating results.

Revenues

     Total revenues increased 101.4% to $3.7 million in first quarter 2005 from $1.8 million in first quarter 2004. License revenues increased 498.7% to $1.4 million in first quarter 2005 from $0.2 million in first quarter 2004; the increase resulted primarily from an increase in the number of customers sold due to the merger with Kanisa. The average license revenue recognized from sales to new customers was $223,000 up 99.1% from $112,000 in first quarter 2004, and the average license revenue from existing customers was $99,000 in first quarter 2005 up 160.5% from $38,000 in first quarter 2004. There were three license sales to new customers in first quarter 2005 compared to one in the first quarter 2004, and the number of sales of additional licenses to existing customers increased to seven in first quarter 2005 from three in first quarter 2004.

     Service revenues increased 44.6% to $2.3 million in first quarter 2005 from $1.6 million in first quarter 2004. The increase was primarily due to an increased combined install base after the merger with Kanisa.

Cost of Revenues

     Cost of revenues increased 119.8% to $1.8 million in first quarter 2005 from $0.8 million in first quarter 2004. The increase is primarily due to the costs associated with our merger with Kanisa, including the amortization of the core technology purchased and a 100% increase in employee headcount (allocable to cost of revenues) to 36 at the end of first quarter 2005 compared to 18 at the end of first quarter 2004.

     Cost of license revenues increased to $209,000 in first quarter 2005 from $64,000 in first quarter 2004. Cost of license revenues as a percentage of revenues increased to 5.7% from 3.5%. The increase in the cost of license revenues was primarily attributable to the amortization of core technology acquired from Kanisa.

     Cost of service revenues increased 110.8% to $1.6 million in first quarter 2005 from $0.8 million in first quarter 2004. The increase was primarily due to a 100% increase in employee headcount (allocable to cost of revenues) after the merger.

Operating Expenses

Sales and Marketing. Sales and marketing expenses increased 66.1% to $1.7 million, or 44.9% of revenues, in first quarter 2005 from $1.0 million, or 54.5% of revenues, in first quarter 2004. The increase is primarily attributable to costs associated with our merger with Kanisa, which includes a 52.4% increase in employee headcount (allocable to sales and marketing) to 32 at the end of first quarter 2005 compared to 21 at the end of first quarter 2004. In addition, we increased our investment in marketing and advertising during the first quarter of 2005 in order to seek to strengthen our sales pipeline for future periods.

Research and Development. Research and development expenses increased 156.4% to $1.5 million in first quarter 2005 from $0.6 million in first quarter 2004. The increase was primarily due to the costs associated with our merger with Kanisa, which includes recognizing the expense for acquired in-process research and development of approximately $421,000. In addition, the increase was a result of a 240% increase in employee headcount (allocable to research and development) to 17 at the end of first quarter 2005 compared to 5 at the end of first quarter 2004. Research and development expenses as a percentage of revenues increased to 41.2% from 32.4% as a consequence of merger with Kanisa.

General and Administrative. General and administrative expenses increased 14.9% to $1.0 million, or 26.5% of revenues in first quarter 2005 from $0.9 million, or 46.4% of revenues in first quarter 2004. The increase resulted from costs associated with our merger with Kanisa, including increases in facility costs to maintain two locations, costs of contractors associated with integration of the two companies, and recruiting fees associated with the hiring of a new chief financial officer, expected to be hired in second quarter 2005. Savings of approximately $60,000 from integrating liability insurance policies offsets these additional costs. In addition, stock based compensation costs decreased in first quarter 2005, as we had issued a warrant valued at $105,000 in connection with a lease settlement with our former Oakmont, Pennsylvania landlord in first quarter 2004.

Intangible Assets Amortization. Intangible assets amortization of $28,000 recorded in first quarter 2005 was a result of intangible assets acquired through our acquisition of Kanisa. There was no intangible assets amortization in first quarter 2004 as the intangible assets were fully amortized prior to 2004.

Restructuring. There was approximately $1.4 million in restructuring expense relating to severances paid to 21 employees in conjunction with layoffs that occurred as a result of the Kanisa acquisition. For further discussion refer to Note 11 to our consolidated financial statements.

Other income (expense), net

     Other income (expense), net consists primarily of interest income on short-term investments, offset by interest expense and other fees related to our then outstanding convertible notes. First quarter 2005 results reflect net income of approximately $150,000 or 4.0% of revenues compared to a net expense of $1.3 million or 68.7% of revenues in first quarter 2004. The interest expense in first quarter 2004 primarily represents amortization of the beneficial conversion feature recognized in conjunction with the issuance and amendment of the convertible notes, in addition to the 10% interest and amortization of the debt discount and debt issue costs on the convertible notes. The beneficial conversion feature was fully amortized in first quarter 2004 as a result of terms of the equity funding obtained in first quarter 2004. With no current debt, we do not expect any significant amount of interest expense in the near future.

Liquidity and Capital Resources

     Historically, we have satisfied our cash requirements primarily through private placements of convertible preferred stock and common stock, our initial public offering, and incurrence of debt.

     As of March 31, 2005, we had $11.0 million in cash, cash equivalents and marketable securities compared to $10.9 million as of December 31, 2004.

     Our ability to continue as a business in our present form is largely dependent on our ability to generate additional revenues, reduce overall operating expenses and achieve profitability and positive cash flows. We believe that we have the ability to do so and plan to fund 2005 operations through operating revenue and our cash balances.

     If we require additional financing, there can be no assurance that additional capital will be available to us on reasonable terms, if at all, when needed or desired. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock. Our stockholders may suffer significant additional dilution in any such equity issuance. Further, the issuance of debt securities could increase the risk or perceived risk of our company.

     We incurred a net loss of $1.7 million for 2004. Over the past three years, we have taken substantial measures to reduce our costs and we believe that we have improved our chances of achieving profitability before non-cash, other special, and non-recurring charges in 2005. However, our costs are expected to increase in 2005 as a result of the merger with Kanisa, including employee severances and transition expenses to be incurred in connection with the combination of the companies.

     Net cash provided by operating activities in 2004 was generated by reducing our net loss and accounts receivable while increasing our accruals and other liabilities since our non-cash expense items exceeded our net loss. Net cash used in operating activities in 2003 and 2002 was principally the result of our net losses. The amount of cash used in current operations was substantially lower during 2003 due to our improved performance.

     Net cash used in investing activities in 2004 and 2002 was primarily attributable to the purchase of short-term investments. Net cash provided by investing activities in 2003 was primarily attributable to the sale of short-term investments offset by property and equipment acquisitions.

     Net cash provided by financing activities in 2004 was primarily due to the proceeds from the equity funding reduced by the repayment of a borrowing under our revolving line of credit, which is now terminated. Net cash used in financing activities in 2003 was primarily due to the repayment of borrowings under our revolving line of credit. Net cash provided by financing activities in 2002 was primarily from the proceeds received upon issuance of our convertible notes and borrowings under our revolving line of credit.

     We incurred a net loss of $3.5 million in first three months of 2005, as compared to a net loss of $2.7 million in the first three months of 2004. Over the past three years, we have taken substantial measures to reduce our costs and we believe that we have improved our chances of achieving profitability in 2005 if we are able to increase our revenues and realize the synergies from the Kanisa merger.

     The net cash used for operating activities was $2,842,000 and $547,000 for the first quarters 2005 and 2004, respectively. Net cash used for operating activities in the first three months of 2005 and 2004 was principally the result of our net loss reduced by non-cash items, including $1.1 million of amortization of a beneficial conversion feature related to convertible notes in first quarter 2004.

     Net cash provided by investing activities of $4,500,000 in the first three months of 2005 is primarily due to the cash received from the acquisition of Kanisa and proceeds from the sale of marketable securities. Net cash used in investing activities of $7,888,000 in the first three months of 2004 was principally due to the purchases of marketable securities.

     Net cash used in financing activities during the first three months of 2005 was not significant. Net cash provided from financing activities of $7,187,000 for the first three months of 2004 was principally due to the proceeds of an equity offering.

Contractual Obligations

     As of March 31, 2005, we are obligated to make cash payments in connection with our capital leases, operating leases and decreased restructuring charges. The effect of these obligations and commitments on our liquidity and cash flows in future periods is listed below. All of these arrangements require cash payments over varying periods of time. Some of these arrangements are cancelable on short notice and others require termination or severance payments as part of any early termination. Included in the table below are our contractual obligations as of March 31, 2005:

	Payments due by period (in thousands)
	Total	Less than 1 year	1-3 years	4-5 years

Capital lease obligations	$148	$48	$81	$19
Operating lease obligations	1,568	395	830	343
Restructuring charges	754	754	—	—

Total contractual obligations	$2,470	$1,197	$911	$362

Related Party Transactions

     A portion of our marketable securities is held in an account with an investment firm that is related to one of our directors and his affiliated entities, who collectively own more than 25% of our stock. Also, as investments are purchased and sold, this investment firm may hold a cash balance. At March 31, 2005, the cash balance with this investment firm was approximately $275,000. Cash is defined as cash and cash equivalents maturing within 30 days.

   Off-Balance Sheet Arrangements

     We have no material off-balance sheet debt or other unrecorded obligations other than the items noted in the above table.

Recent Accounting Pronouncements

     In December 2004, the FASB issued SFAS No. 123(R) “Share-Based Payment” (“SFAS 123(R)”), a revision to SFAS 123. SFAS 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under the Employee Stock Purchase Plan, stock options, restricted stock, restricted stock units and stock appreciation rights. SFAS 123R will require us to record compensation expense for SBP awards based on the fair value of the SBP awards. Under SFAS 123R, restricted stock and restricted stock units will generally be valued by reference to the market value of freely tradable shares of our common stock. Stock options, stock appreciation rights and shares issued under the Employee Stock Purchase Plan will generally be valued at fair value determined through an option valuation model, such as a lattice model or the Black-Scholes model (the model that we currently use for our footnote disclosure). In April 2005, the SEC approved a rule that delayed the effective date of SFAS 123R. SFAS 123R will now be effective for public companies for annual periods that begin after June 15, 2005. We are currently evaluating the impact of the adoption of SFAS 123R.

     In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123R and certain SEC rules and regulations, as well as provides the SEC staff’s views regarding the valuation of share-based payment arrangements. We are currently assessing the impact of SAB 107 on our implementation and adoption of SFAS 123R.

     In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS No. 154). SFAS No. 154 requires that all voluntary changes in accounting principles be recognized as a retroactive restatement of all periods presented except when retroactive restatement is impracticable. In addition, SFAS No. 154 also requires that a change in depreciation method be accounted for as a change in accounting estimate that is affected by a change in accounting principle, which would be accounted for in the period of change (a) if the change affects that period only or (b) in future periods also if the change affects both. SFAS No. 154 further eliminates paragraph 4 of APB 20, which specifies that APB 20 does not apply to changes made to comply with new pronouncements. The proposed statement would require that any change in accounting principle made as a result of adopting a new pronouncement would be reported following the same guidance as that for voluntary changes in accounting principles unless the new pronouncement’s transition provision requires another method. SFAS No. 154 is effective for years beginning after December 15, 2005. We will adopt this standard on a prospective basis beginning January 1, 2006.

MARKET RISK

     Nearly all of our revenues recognized to date have been denominated in United States dollars and are primarily from customers in the United States. We have a European distributor located in London, England. Revenues from international clients were 2% in the first three months of 2005 and 6% in the first three months of 2004, and nearly all of these revenues have been denominated in United States dollars. In the future, a portion of the revenues we derive from international operations may be denominated in foreign currencies. Furthermore, to the extent that we engage in international sales denominated in United States dollars, an increase in the value of the United States dollar relative to foreign currencies could make our services less competitive in international markets. Although currency fluctuations are currently not a material risk to our operating results, we will continue to monitor our exposure to currency fluctuations and when appropriate, consider the use of financial hedging techniques to minimize the effect of these fluctuations in the future. Exchange rate fluctuations may harm our business in the future. We do not currently utilize any derivative financial instruments or derivative commodity instruments.

     Our interest income is sensitive to changes in the general level of United States interest rates, particularly because the majority of our investments are in short-term instruments. Since we no longer have any debt, we are not currently subject to material interest rate risk.

DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our current executive officers and directors and their ages as of May 31, 2005:

		Capacities in
Name	Age	Which Served

Bruce Armstrong	43	President, Chief Executive Officer and Director

Kent Heyman	49	Director (Chairman of the Board)

David Schwab	47	Director

Thomas Shanahan	58	Director

Thomas Unterberg	74	Director

Timothy Wallace	47	Director

Mark Angel	46	Chief Technology Officer

Scott Schwartzman	42	Chief Operating Officer, Chief Financial Officer and Treasurer

Frank Lauletta	35	General Counsel and Secretary

     Bruce Armstrong joined our board of directors in February 2005. As a Class I director, Mr. Armstrong’s term as a director will expire in 2007. Mr. Armstrong was employed as our president and chief executive officer upon consummation of the merger with Kanisa in February 2005. Mr. Armstrong has served as president and chief executive officer of Kanisa since November 2002. Prior to joining Kanisa, Mr. Armstrong served as vice president of Internet Capital Group, a public holding company focused on internet-based businesses, from March 2000 until August 2002. His prior experience included serving as president and chief executive officer of CMPNET from 1999 to February 2000, as executive vice president of sales and marketing for Broadbase Software (now KANA) from 1996 to 1999, as vice president and general manager of the server products group of Sybase from 1995 to 1996 and as vice president and general manager of the enterprise solutions division of AT&T/NCR (Teradata) from 1993 to 1995. Mr. Armstrong has a Bachelor’s Degree in Computer Science from the University of California at Berkeley.

     Kent Heyman joined our board of directors in February 2002. As a Class III director, Mr. Heyman’s term as a director will expire in 2006. As of February 2005, Mr. Heyman serves as a non-executive chairman of the board. Mr. Heyman was employed as our president and chief executive officer from September 2001 until the consummation of the merger with Kanisa in February 2005. From June 1996 to December 2000, he served as senior vice president at Mpower Communications, a facilities-based communications provider. Prior to his tenure at Mpower, Mr. Heyman served as litigation department chairman and lead trial counsel for Dowling Magarian Aaron and Heyman, a law firm in Fresno, California. Mr. Heyman earned a doctor of law (J.D.) degree from the University of the Pacific’s McGeorge School of Law, and received a bachelor’s degree from California State University, Fresno.

     David Schwab joined our board of directors in February 2005. As a Class II Director, Mr. Schwab’s term in office will expire in 2008. Mr. Schwab is currently a general partner at Sierra Ventures, a private venture capital firm located in Menlo Park, California, which focuses its investments on early and pre-public communications, software and Internet related content and infrastructure companies. He serves on the boards of Micromuse, Inc. (NASDAQ: MUSE) and privately held Addamark, CrossLogix, Inc., Motiva, Inc., SeeCommerce, Inc., Tightlink, Corp., and Ventaso. Mr. Schwab began his professional career in 1979 as a software engineer and engineering manager for five years at Lockheed Corporation. After attending Harvard Business School, from 1986 through 1991, he worked in sales and sales management at Sun Microsystems. Mr. Schwab co-founded Scopus Technology, Inc. (NASDAQ: SCOP) in 1991, a provider of client/server software systems for the customer information management market. During his five years at Scopus, Mr. Schwab served as vice president of sales and vice president of application development. Mr. Schwab holds an MBA degree from Harvard Business School, two graduate engineering degrees from Stanford University, and an undergraduate degree from UC San Diego.

     Thomas P. Shanahan joined our board of directors in February 2005. As a Class III Director, Mr. Shanahan’s term in office will expire in 2006. Mr. Shanahan has served as a general partner for Needham Capital Partners in Menlo Park, California since January 2002. Prior to Needham Capital Partners, Mr. Shanahan served as co-founder, chief financial officer and director for Agile Software Corporation, a provider of supply chain management software, from December 1997 to December 2001. From 1992 to 1997, he served as chief financial officer for several companies including Digital Generation Systems, Inc, a digital distribution services company, and Sherpa Corporation, a product data management software company. Mr. Shanahan holds an MBA degree from Harvard University and a B.A. from Stanford University. He currently is a member of the boards of directors for diCarta, Inc. and Persistence Software.

     Thomas Unterberg has served as a director since June 2001. As a Class I Director, Mr. Unterberg’s term in office will expire in 2007. Mr. Unterberg is a co-founder and, from 1989 until November 2004, served as a chairman of C.E. Unterberg, Towbin, L.P., an investment banking firm. Mr. Unterberg currently serves on the boards of directors of Electronics for Imaging, Inc., PDLD (an analytical communications company), Reasoning (an automated software inspection company), Rumson-Fair Haven Bank & Trust Company, and Club One, LLC (a fitness club company). Mr. Unterberg is a graduate of Princeton University and received a master’s degree in business administration from the Wharton School, University of Pennsylvania.

     Timothy Wallace joined our board of directors in 1994. As a Class II Director, Mr. Wallace’s term in office will expire in 2008. Mr. Wallace currently is the chairman and chief executive officer of Full Tilt Solutions, a business-to-business software company, which he joined in January 2000. Prior to Full Tilt, Mr. Wallace was the president and chief executive officer of Xerox Connect, a network integration technology company from May 1998 through December 1999. From 1996 until May 1998, Mr. Wallace was the president, chief executive officer and a director of XLConnect Solutions, which he founded. Xerox Connect acquired XLConnect in May 1998. From 1991 to 1996, Mr. Wallace was the vice president of professional services of The Future Now, a national systems integration company. Mr. Wallace received a Bachelor of Science degree in business administration from Indiana University of Pennsylvania and a master’s degree in business administration from Miami University of Ohio.

     Mark Angel was employed as our chief technology officer in February 2005, upon the consummation of the merger with Kanisa. Mr. Angel founded Kanisa in 1997, and served as its chief executive officer until 1999 and as its chief technology officer since then. Prior to Kanisa, Mr. Angel was a founder of Papyrus Technology, a provider of intelligent trading workstations from 1987 until 1996. Mr. Angel studied economics at the University of Chicago, and was a recipient of the Truman Scholarship in 1978.

     Scott Schwartzman has served as our chief financial officer since February 2003 and our chief operating officer since October 2001. From October 2000 to October 2001, Mr. Schwartzman served as our vice president of global enterprise services. From September 1998 to September 2000, Mr. Schwartzman served as vice president of professional services at Firepond, Inc., a provider of e-business selling solutions. From February 1994 to August 1998, Mr. Schwartzman served in a variety of positions, including director of professional services, for SAP America, an enterprise resource planning (ERP) software company. Prior to his tenure at SAP, Mr. Schwartzman held positions in operations and systems management at Star Dynamic Corporation, Dep Corporation and Revlon Corporation. Mr. Schwartzman received a Bachelor of Science degree in business administration from Syracuse University.

     Frank Lauletta has served as our general counsel since September 2003 and our secretary since February 2004. Prior to joining us, Mr. Lauletta was a member in the corporate law department of the law firm of Cozen O’Connor where he concentrated his practice on the representation of high-technology companies in areas such as mergers and acquisitions, venture capital financing, intellectual property and other general corporate and securities law matters. From August 1999 to September 2001, Mr. Lauletta served as in-house counsel for eCal Corporation, a calendaring and scheduling software company. Prior to his tenure at eCal, Mr. Lauletta was an attorney in the corporate law department of the law firm Dilworth Paxson. Mr. Lauletta received his Juris Doctorate degree from Rutgers University School of Law in 1995 where he graduated with tax Honors.

     Messrs. Armstrong, Schwab and Shanahan were elected to our board of directors and Mr. Heyman commenced service as non-executive chairman of the board pursuant to the terms of the merger agreement with Kanisa. Messrs. Armstrong and Angel were also elected to their respective offices in accordance with the terms of the merger agreement.

     None of our executive officers or directors is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ended December 31, 2004, 2003, and 2002, the cash compensation paid by us, as well as certain other compensation paid or accrued for such year, to our chief executive officer and other executive officers during 2004. Such table also indicates all capacities in which they served.

						Long Term
		Annual Compensation				Compensation Awards
				Other Annual		Restricted Stock
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		Awards ($)	Options (#)
Kent Heyman, president and chief executive officer (1)	2004	225,000	42,500	16,450		147,115	800,000

	2003	226,173	—	14,606		—	—

	2002	225,000	—	5,500	(2)	—	800,000

Scott Schwartzman, chief operating officer and chief financial officer	2004	195,000	31,875	—		110,337	500,000

	2003	175,000	7,500	—		—	250,000

	2002	175,000	10,000	—		—	250,000

Lokesh Seth, chief technology officer (3)	2004	143,750	9,000	3,250	(2)	—	550,000

	2003	140,000	4,100	—		—	75,000

	2002	135,567	10,000	—		—	65,000

(1)	Mr. Heyman now serves as non-executive chairman of the board effective February 2005.

(2)	Includes contributions by us under our 401(k) Plan.

(3)	As of April 2005, Mr. Seth is no longer employed by us.

     None of the individuals listed above received perquisites or personal benefits during any of the years indicated in excess of the lesser of $50,000 or 10% of his annual salary and bonus. The amount of such benefits to all executive officers as a group during any of the years indicated was less than 10% of their aggregate annual salaries and bonuses.

Compensation Committee Interlocks and Insider Participation

     As of December 31, 2004, our compensation committee consisted of Thomas Unterberg and Timothy Wallace. Neither of the members of our compensation committee has ever been an officer or employee of our company. None of our executive officers has served or serves as a member of our compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee. There are no, and during 2004 there were no, compensation committee interlocks. Thomas Shanahan was added to the compensation committee in February 2005.

Employment Agreements and Change of Control Arrangements

     The following description relates to agreements between us and the executive officers named in the above compensation table.

     Under the provisions of Kent Heyman’s agreement dated February 8, 2005, Mr. Heyman is entitled to a salary of $225,000 per year, including full benefits with a target bonus of $125,000 for 2005. Mr. Heyman can earn up to 150% of the target bonus based upon a schedule of performance against our 2005 board approved operating plan.

Mr. Heyman’s minimum bonus for 2005 is $50,000 payable on or before January 31, 2006. Mr. Heyman’s total 2006 compensation, including a bonus in the full amount of the 2005 bonus, is to be paid to Mr. Heyman in full on or before January 31, 2006. Mr. Heyman will also receive an additional $12,000 per year for two years following removal from the board. As of February 8, 2005, all of Mr. Heyman’s unvested stock options accelerated and are exercisable at any time during the term of the agreement. The agreement expires on the second anniversary following Mr. Heyman’s resignation or removal as a member of our board of directors.

     Under the provisions of Scott Schwartzman’s employment agreement and our executive compensation plan, Mr. Schwartzman was entitled to a salary of $195,000 per year with a target bonus of $100,000 for 2004. Mr. Schwartzman could have earned up to 150% of the target bonus based on our EBITDA performance during 2004 and his individual performance. The EBITDA performance was not met. Therefore, no bonus was paid related to 2004. In addition, Mr. Schwartzman was granted options to purchase 500,000 shares of stock with vesting over three years. Mr. Schwartzman is also entitled to participate in all of our standard benefit plans.

     Under Mr. Schwartzman’s employment agreement, he is entitled to a severance package equal to six months of his base salary if his employment with us is terminated without cause or as a result of a change of control. Additionally, 100% of his annual bonus is automatically payable as a result of a change of control, with 50% paid at the closing of the transaction effecting the change of control and the balance paid at the earlier of nine months after the closing or upon termination as a result of a change of control.

Option Grants in Last Fiscal Year

The table below sets forth information regarding all stock options granted in the 2004 fiscal year under our stock option plans to our executive officers named in the Summary Compensation Table above.

		% of Total
	Number of	Options		Market
	Securities	Granted to		Price or		Potential Realized
	Underlying	Employees		Fair Value		Value at Assumed
	Options	in Fiscal	Exercise	on Date	Expiration	Annual Rates of Stock
	Granted	Year	Price	of Grant	Date	Price Appreciation (1)

Kent Heyman	80,000	21.0%	$6.00	$6.00	4/6/2014	$301,869	$764,996
Scott Schwartzman	50,000	13.1%	$6.00	$6.00	4/6/2014	$188,668	$478,123
Lokesh Seth	35,000	9.2%	$6.00	$6.00	7/1/2005	$132,068	$334,686
Lokesh Seth	20,000	5.3%	$5.90	$5.90	7/1/2005	$74,210	$188,062

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of our stock.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

     The following table shows aggregate exercises of options during 2004 and the values of options held as of December 31, 2004, by our executive officers named in the Summary Compensation Table above.

Value of
Unexercised
			Number of	In-The-Money
			unexercised options	Options December
	Shares		December 31, 2004	31, 2004 (1)
	Acquired on	Value	Exercisable	Exercisable
Name	Exercise	Realized	(E)/Unexercisable(U)	(E)/Unexercisable(U)
Kent Heyman	—	—	130,000 E	$294,000 E
			80,000 U	0 U
Scott	—	—	87,500 E	208,500 E
Schwartzman			57,500 U	21,000 U
Lokesh Seth	—	—	16,250 E	5,050 E
			58,750 U	0 U

(1) Amounts shown are based upon the closing sale price for our common stock on December 31, 2004, which was $5.40 per share.

Compensation of Directors

     Our directors do not receive any cash compensation for their services as directors, but we reimburse directors for reasonable and necessary expenses incurred in connection with attendance at meetings of our board of directors and other company business. In June, 2004, pursuant to our 2000 Stock Incentive Plan, we granted to each of our outside directors options to purchase 22,500 shares of our common stock. The exercise price of these options is $5.40 per share, and one-half of the options vest on each of June 21, 2005 and 2006.

     From time to time, members of our board of directors have previously been granted options to purchase shares of our common stock. See “Security Ownership “ for disclosure of vested options held by each director.

SECURITY OWNERSHIP

     The following table sets forth, as of May 31, 2005 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by each director, by each executive officer named in the above compensation table, by all current executive officers and directors as a group and by each person known by us to be a beneficial owner of more than 5% of our outstanding common stock.

	Number of Shares		Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned (1)		Outstanding (2)
(i) Certain Beneficial Owners:

C.E. Unterberg, Towbin Holdings, Inc.	1,966,918	(3)	22.4%
350 Madison Avenue
New York, NY 10017

Needham Capital Management, LLC	1,859,927	(4)	20.8%
445 Park Avenue
New York, NY 10022

Meritech Capital Partners II, L.P.	565,149	(5)	6.4%
285 Hamilton Avenue, Suite 200
Palo Alto, CA 94301

(ii) Directors and executive officers:

Bruce Armstrong, president, chief executive officer and director	56,249	(6)	*

Kent Heyman, chairman of the board	228,379	(7)	2.5%

David Schwab, director	—	(8)	—

Thomas Shanahan, director	—	(9)	—

Thomas Unterberg, director	332,603	(10)	3.8%

Timothy Wallace, director	62,250	(11)	*

Mark Angel, chief technology officer	35,416	(12)	*

Scott Schwartzman, chief operating officer and chief financial officer	118,125	(13)	1.3%

Lokesh Seth, former chief technology officer	25,020	(14)	*

Frank Lauletta, general counsel	7,750	(15)	*

(iii) All directors and current executive officers as a group (9 persons):	840,772	(16)	9.1%

*	Less than 1%.

(1) Except as set forth in the footnotes to this table and subject to applicable community property law, the person and entities named in the table have sole voting and investment power with respect to all shares.

(2) Applicable percentage of ownership for each holder is based on 8,754,900 shares of common stock outstanding on March 24, 2005, plus any common stock equivalents and presently exercisable stock options or warrants held by each such holder, and options or warrants held by each such holder which will become exercisable within 60 days after the date of this prospectus.

(3) Information is based on information provided by the beneficial owner as of December 31, 2004, and assuming no changes in beneficial ownership since that time other than the purchase of shares of our common stock on the open market by C.E. Unterberg, Towbin, LLC as a market maker of our common stock. Includes warrants exercisable for 35,000 shares of our common stock and other shares of our common stock owned by this beneficial owner or its affiliates. The warrants and shares referred to in the preceding sentence are held variously by the following entities with which C.E. Unterberg, Towbin Holdings, Inc. is affiliated: C.E. Unterberg, Towbin, LLC, C. E. Unterberg, Towbin Capital Partners, I, L.P.; C.E. Unterberg, Towbin Private Equity Partners II, L.P.; C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P.; UT Technology Partners I, LP, UT Technology Partners II, LP and UT Technology Fund Ltd. C.E. Unterberg Towbin Holdings, Inc. disclaims beneficial ownership of shares of common stock and warrants owned by Mr. Thomas Unterberg.

(4) Information is based on a Schedule 13D filed with the Securities and Exchange Commission on February 18, 2005, by Needham Capital Management, L.L.C. (“NCM”), Needham Capital Management (Bermuda), L.L.C. (“NCMB”), Needham Capital Management II, L.P. (“NCMII”), Needham Capital Partners III, L.P (“NCPIII”), Needham Capital Partners IIIA, L.P, (“NCPIIIA”), Needham Capital Partners III (Bermuda), L.P. (“NCPIIIB”), Needham Capital SBIC III, L.P. (“NCSBICIII”), George A. Needham, Thomas P. Shanahan, John C. Michaelson and John J. Prior, Jr. As of the date of the filing, these persons may be deemed to beneficially own 1,659,060 shares of common stock and warrants exercisable for 200,867 shares of common stock. The shares and warrants are owned directly as follows: 908,370 shares and warrants to purchase 109,979 shares (for a total of 1,018,349 shares) by NCPIII, 367,526 shares and warrants to purchase 44,497 shares (for a total of 412,023 shares) by NCSBICIII, 131,327 shares and warrants to purchase 15,900 shares (for a total of 147,227 shares) by NCPIIIA and 251,837 shares and warrants to purchase 30,491 shares (for a total of 282,328 shares) by NCPIII (Bermuda). NCMII may be deemed to own beneficially the shares of common stock owned by NCSBICIII by virtue of its position as general partner of NCSBICIII. NCMII disclaims beneficial ownership of all of the reported shares of common stock owned by NCSBICIII. Each of George A. Needham, Thomas P. Shanahan, John C. Michaelson and John C. Prior, Jr. may be deemed to beneficially own and have shared power to direct the vote and disposition of (i) the common stock and warrants owned by NCPIII and NCPIIIA by virtue of his position as a manager of NCM, the general partner of NCPIII and NCPIIIA, (ii) the common stock and warrants owned by NCPIIIB by virtue of his position as a manager of NCMB, and (iii) the common stock and warrants owned by NCSBICIII by virtue of his position as a manager of NCMII. Messrs. Needham, Shanahan, Michaelson and Prior disclaim beneficial ownership of the shares of common stock and warrants owned by NCPIII, NCPIIIA, NCPIIIB and NCSBICIII. NCM may be deemed to own beneficially the common stock and warrants owned by NCPIII and NCPIIIA by virtue of its position as general partner of those persons. NCM disclaims beneficial ownership of all of the reported shares of common stock and warrants owned by NCPIII and NCPIIIA. NCMB may be deemed to own beneficially the common stock and warrants owned by NCPIIIB by virtue of its position as general partner of NCPIIIB. NCMB disclaims beneficial ownership of all of the common stock and warrants owned by NCPIIIB. NCM, the general partner of NCPIIIA, and NCPIIIA have shared power to direct the vote of the shares owned by NCPIIIA. NCMB, the general partner of NCPIIIB, and NCPIIIB have shared power to direct the vote and disposition of the shares owned by NCPIIIB. NCM, the general partner of NCPIII, and NCPIII have shared power to direct the vote and disposition of the shares owned by NCPIII. NCMII, the general partner of NCSBICIII, and NCSBICIII have shared power to direct the vote and disposition of the shares owned by NCSBICIII.

(5) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 24, 2005, by Meritech Capital Partners II L.P. (“MCP II”), MeriTech Capital Affiliates II L.P. (“MC AFF II”), MCP Entrepreneur Partners II L.P. (“MEP II”), MeriTech Capital Associates II L.L.C. (“MCA II”), MeriTech Management Associates II L.L.C. (“MMA II”), Paul Madera (“Madera”) and Michael Gordon (“Gordon”). MCA II is the general partner of MCP II, MC AFF II and MEP II, and may be deemed to have indirect beneficial ownership of shares directly owned by MCP II, MC AFF II and MEP II. MMA II is a managing member of MCA II and may be deemed to have indirect beneficial ownership of shares directly owned by MCP II, MC AFF II and MEP II.

Madera and Gordon are managing members of MMA II and may be deemed to have indirect beneficial ownership of shares directly owned by MCP II, MC AFF II and MEP II. The shares and warrants are owned directly as follows: 487,832 shares and warrants to purchase 59,063 shares (for a total of 546,895 shares) by MCP II, 12,552 shares and warrants to purchase 1,520 shares (for a total of 14,072 shares) by MC AFF II and 3,730 shares and warrants to purchase 452 shares (for a total of 4,182 shares) by MEP II. MCA II and MMA II may each be deemed to have sole power to direct the vote and disposition of the shares owned by MCP II, MC AFF II and MEP II. Each of Madera and Gordon may be deemed to have shared power to direct the vote and disposition of the shares owned by MCP II, MC AFF II and MEP II.

(6) Mr. Armstrong’s shares consist of 56,249 shares of our common stock underlying options which are presently exercisable or which will become exercisable within 60 days after the day of this prospectus.

(7) Mr. Heyman’s shares include 210,000 shares of our common stock underlying options which are presently exercisable.

(8) Mr. Schwab is a general partner of SV Associates VI, L.P., which is the sole general partner of Sierra Ventures VI, L.P. Sierra Ventures VI, L.P. holds 131,642 shares of common stock and warrants to purchase an additional 15,938 shares. Mr. Schwab disclaims beneficial ownership of the shares of common stock held by Sierra Ventures VI, L.P. (and deemed beneficially owned by SV Associates VI, L.P.), except to the extent of any pecuniary interest therein. Mr. Schwab is a general partner of Sierra Ventures Associates VII, L.L.C., which is the sole general partner of Sierra Ventures VII, L.P. Sierra Ventures VII, L.P. holds 292,811 shares of common stock and warrants to purchase an additional 35,451 shares. Mr. Schwab disclaims beneficial ownership of the shares of common stock held by Sierra Ventures VII, L.P. (and deemed beneficially owned by Sierra Ventures Associates VII, L.L.C.), except to the extent of any pecuniary interest therein.

(9) See footnote (4) above.

(10) Information is based on information provided by the beneficial owner as of December 31, 2004, and assumes no changes in beneficial ownership since that time. Includes 117,028 shares (including warrants exercisable for 12,500 shares of our common stock) owned by the following entities with respect to which Mr. Unterberg has or shares voting power: Marjorie and Clarence E. Unterberg Foundation, Inc., Bella and Israel Unterberg Foundation, Inc., Ellen U. Celli Family Trust and Emily U. Satloff Family Trust. Mr. Unterberg disclaims beneficial ownership of shares of common stock and warrants owned by C.E. Unterberg Towbin, Holdings, Inc., other entities in which he is a member or partner and their affiliates except as to his proportionate interest in such entities. Includes options to purchase 40,162 shares owned by Mr. Unterberg. Excludes 1,250 shares of our common stock owned by Mr. Unterberg’s wife, as to which Mr. Unterberg disclaims beneficial ownership.

(11) Mr. Wallace’s shares include 62,500 shares of our common stock underlying options which are presently exercisable

(12) Mr. Angel’s ownership includes 35,416 shares of our common stock underlying options which are presently exercisable or which will become exercisable within 60 days after the day of this prospectus.

(13) Mr. Schwartzman’s shares include 107,500 shares of our common stock underlying options which are presently exercisable.

(14) Mr. Seth’s shares include 25,000 shares of our common stock underlying options which are presently exercisable, but which will expire on June 30, 2005.

(15) Mr. Lauletta’s shares include 7,750 shares of our commons stock underlying options which are presently exercisable.

(16) See Notes 6 through 13 and Note 15.

Securities Authorized for Issuance under Equity Compensation Plans The following table provides information regarding options, warrants or other rights to acquire equity securities under our equity compensation plans as of December 31, 2004:

			Number of securities
	Number of securities to	Weighted-average	remaining available for
	be issued upon exercise	exercise price of	future issuance under
	of outstanding options,	outstanding options,	equity compensation
	warrants and rights	warrants and rights	plans
Equity compensation plans approved by security holders	867,049	$5.0950	254,627
Equity compensation plans not approved by security holders	635,884	$7.5949	N/A
Total	1,502,933	$6.1527	254,627

RELATED PARTY TRANSACTIONS

     We entered into a note purchase agreement on May 6, 2002 with C. E. Unterberg, Towbin Private Equity Partners II-Q, L.P., C. E. Unterberg, Towbin Private Equity Partners II, L.P., certain other entities affiliated with Mr. Unterberg, a member of our board of directors, and other investors pursuant to which we agreed to issue and sell to those investors 10% convertible promissory notes for an aggregate principal amount of $3,000,000. On June 19, 2002, we amended the note purchase agreement to increase the amount of convertible notes issuable to $3,250,000. Of the $3,250,000 of convertible notes issued, convertible notes with an aggregate principal amount of $2,635,000 were acquired by Mr. Unterberg and entities affiliated with him, who collectively owned approximately 20% of our stock prior to the acquisition of convertible notes. The note purchase agreement provided for a maturity date of 18 months from the closing date, interest at 10% per annum, and a conversion price of $3.00 per share. In March 2003, our convertible notes were amended to extend the maturity date to July 15, 2004 and to reduce the conversion price to $2.50 per share. Interest could be paid in cash or additional convertible notes, at our option. On October 31, 2002, April 30, 2003 and October 31, 2003, we issued additional convertible notes in payment of interest due on those dates. The convertible notes were senior unsecured obligations that ranked senior to all future subordinated indebtedness, pari passu to all existing and future senior, unsecured indebtedness and subordinate to all existing and future senior secured indebtedness. All of the convertible notes were converted into common stock in February 2004.

     In January 2004, C.E. Unterberg, Towbin, LLC served as one of the placement agents for us in connection with our private placement of an aggregate of 1,230,769 shares of common stock and warrants to purchase up to an aggregate of 615,384 shares of common stock. In connection with the private placement, C.E. Unterberg, Towbin, LLC received a placement fee of $240,000. Affiliates of C.E. Unterberg, Towbin, LLC purchased $455,000 of units in the private placement. In addition, entitites with respect to which Thomas Unterberg has or shares voting power purchased $162,500 of units in the private placement.

     In February 2005, C.E. Unterberg, Towbin, LLC received a fee of $350,000 in consideration for services rendered to us in connection with the merger with Kanisa.

SELLING SECURITY HOLDERS

     The selling security holders, including their transferees, pledgees, donees or any of their successors in interest may, from time to time, offer and sell shares of our common stock pursuant to this prospectus.

     The selling security holders received their respective shares being registered under this prospectus from the conversion on February 10, 2004, of convertible promissory notes held by them or from the purchase of securities in a private placement transaction on January 30, 2004.

     Convertible notes with an initial principal amount of $3,250,000 were issued in May and June 2002 to twelve investors. C.E. Unterberg, Towbin, L.P. received a cash fee of $250,000 as placement agent for the convertible notes. These promissory notes bore interest at 10% per year, were initially due in November 2003 and were initially convertible into shares of our common stock at $3.00 per share. In accordance with the terms of the convertible notes, we paid the accrued interest on the notes on each interest payment date by issuing additional convertible promissory notes upon the same terms as the original notes. In payment of the accrued interest on the convertible promissory notes, we issued additional convertible promissory notes in the following amounts: $135,681 on October 31, 2002, $169,284 on April 30, 2003 and $177,748 on October 31, 2003. In March 2003, the holders of the convertible promissory notes agreed to an amendment of the notes under which the maturity date of the notes was extended until July 2004 and the conversion price was reduced to $2.50 per share. The terms of our January 30, 2004 private placement required the conversion of at least 80% of our convertible promissory notes. As of February 10, 2004, the outstanding balance of all our convertible promissory notes was $3,838,467, all of which were converted into 1,535,387 shares of our common stock at $2.50 per share.

     In connection with the initial issuance of our convertible promissory notes, we were required to register all shares issuable upon conversion of the notes. On June 19, 2002, we filed a registration statement on Form S-3 with the Commission covering the registration of up to 1,245,833 shares of our common stock issuable upon conversion of all of the convertible promissory notes that were issued by us in May and June 2002 and that could have been issued in payment of the contracted interest through the initial maturity date of the notes. Since none of our convertible promissory notes were converted into shares of our stock during the effectiveness of this registration statement, no shares of our common stock were sold under this registration statement. As we were no longer eligible to have our shares of common stock registered under an S-3 registration statement as a result of being delisted from the Nasdaq Stock Market as of May 5, 2003, the registration statement was no longer effective after that date.

     The registration rights agreement we entered into with the purchasers of our convertible notes also provides them with demand registration rights and piggyback registration rights on future registrations of our stock. The shares of stock issued upon conversion of our convertible notes are being registered under this prospectus as a consequence of these registration rights.

     On January 30, 2004, we issued 1,230,769 shares of our common stock and five year warrants to purchase an additional 615,385 shares at $7.20 per share in a private placement for a total consideration of $8,000,000, equating to a purchase price of $6.50 for each share of stock and warrant to purchase one-half share of stock. We received net proceeds of approximately $7,400,000 after expenses of the private placement. C.E. Unterberg, Towbin, LLC and Emerging Growth Equities, Ltd. served as placement agents and in consideration of services rendered received cash fees of $ 480,000. The placement agent compensation was divided equally between C.E. Unterberg, Towbin, LLC and Emerging Growth Equities, Ltd. Emerging Growth Entities, Ltd. is an independent third party who does not have any other relationship with us.

     With respect to the private placement, we agreed to register the shares of common stock acquired and those issuable upon exercise of the warrants. We were required to file this registration statement by March 30, 2004, and to cause it to become effective by June 28, 2004, to avoid penalties, which are calculated at the rate of 1% of the purchase price of the securities per month. The registration statement of which this prospectus is a part was initially declared effective by the Commission on June 24, 2004.

     The following table sets forth certain information concerning the warrants and common stock held by the selling security holders. Because the terms of the warrants allow for adjustments in the number of shares issuable upon their exercise, we do not know the actual number of shares of common stock that may be acquired and offered by the selling security holders. The number of shares of common stock covered by this prospectus includes the number of shares of common stock that may be acquired by the selling security holders upon exercise of the warrants based on our current capitalization. The number of shares of common stock ultimately acquired and offered by the selling security holders may, however, differ from the actual number of shares of common stock specified in this prospectus, in which case we may file an amendment or supplement to this prospectus.

     Prior to the date of this prospectus, selling stockholders have sold an aggregate of 203,838 shares of our stock under the registration statement of which this prospectus is a part.

     Each of the individuals named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as provided under applicable law and except as set forth in the footnotes to the table. With respect to entities named in the table below, the individuals with voting and investment power are indicated in the footnotes to the table.

     The selling security holders listed in the table below have the right to sell the number of shares of common stock indicated opposite their respective names. The table sets forth information about common stock held of record by the selling security holders as of the date of this prospectus plus the number of shares of common stock that may be obtained upon the exercise of the warrants acquired on January 30, 2004, and as adjusted to reflect the sales of all shares of common stock eligible for sale in this offering. Beneficial ownership is determined in accordance with the rules of the SEC. Information with respect to ownership has been furnished by the respective selling security holders.

			Number of Shares and
		Number of Shares to	Percentage of
	Number of Shares	be Offered for the	Common Stock to be
	owned as of the	Account of the	owned by the Selling
	date of the	Selling Security	Security Holder after
Selling Security Holder	prospectus	Holder	the Offering (62)
Abrahamson, Steven A. (1)	4,500	4,500	—	—
Art, Jonathan (2)	22,500	22,500	—	—
Bella & Israel Unterberg Foundation (3)	8,750	7,500	1,250	*
Birchmere Ventures, II, L.P. (4)	146,070	117,499	28,571	*
Brightfield Partners, L.P. (5)	113,431	113,431	—	—
Brightfield Partners, II, L.P. (6)	46,637	46,637	—	—
Brightfield Offshore Fund Ltd (7)	27,430	27,430	—	—
C.E. Unterberg, Towbin Private Equity Partners II, L.P. (8)	122,660	118,069	4,591	*
C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P. (9)	879,739	848,616	31,123	*
C.E. Unterberg, Towbin Capital Partners I, L.P. (10)	187,168	126,018	61,150	1.2%
Celli, Ellen U. (11)	30,999	30,999	—	—
Crestview Capital Master, LLC (12)	161,550	161,550	—	—
E&M RP Trust (13)	45,000	45,000	—	—
Erlanger, Jack (14)	3,750	3,750	—	—
Finkle, S. Marcus (15)	5,250	5,250	—	—
Gallups, Jeffrey M. and Dr. Nancy H. (JTWROS) (16)	3,750	3,750	—	—
Genovese, Richard (17)	34,615	34,615	—	—
Glita, Michael and Joan (JTWROS) (18)	11,250	11,250	—	—
Griffith, Kerry and Kathy Lavitt (19)	11,250	11,250	—	—
J.M. Hull Associates, L.P.(20)	5,000	5,000	—	—
LaddCap Value Partners, LP (21)	37,500	37,500	—	—
Lavitt, Wendy (22)	11,250	11,250	—	—
Lavitt, Mel S. (23)	11,250	11,250	—	—
Lavitt, Meredith (24)	11,250	11,250	—	—
Marjorie and Clarence E. Unterberg Foundation, Inc. (25)	92,028	74,442	17,586	*

			Number of Shares and
		Number of Shares to	Percentage of
	Number of Shares	be Offered for the	Common Stock to be
	owned as of the	Account of the	owned by the Selling
	date of the	Selling Security	Security Holder after
Selling Security Holder	prospectus	Holder	the Offering (62)
Mehra, Raj (26)	20,000	20,000	—	—
Movsovitz, Larry (27)	3,750	3,750	—	—
National City Bank of Pennsylvania, Trustee under the Agreement dated June 29, 1981, Buchanan Ingersoll, P.C. Retirement Plan Share of William R. Newlin (28)	7,331	4,755	2,576	*
Newlin, William R. (29)	12,952	11,888	1,064	*
North Sound Legacy Institutional Fund LLC (30)	33,230	33,230	—	—
North Sound Legacy International Fund Ltd (31)	55,384	55,384	—	—
North Sound Legacy Fund LLC (32)	3,692	3,692	—	—
OGI Associates LLC (33)	35,000	35,000	—	—
P.A.W. Long Term Partners, L.P. (34)	90,000	90,000	—	—
Estate of John P. Rosenthal (35)	23,499	23,499	—	—
Satloff, Emily U. (36)	28,657	23,499	5,157	*
SF Capital Partners Ltd. (37)	262,500	262,500	—	—
Sherrerd, John J.F. (38)	85,229	84,599	630	*
Sherry, C. Edward (39)	3,750	3,750	—	—
Stanley Cohen TTEE FBO Stanley Cohen 2003 Irrevocable Retirement Annuity Trust #2 DTD 6/1/03 (40)	15,000	15,000	—	—
Stern, Jerome (41)	7,500	7,500	—	—
Stern, Shai and Michelle (JTWROS) (42)	1,634	1,634	—	—
Straus Partners L.P. (43)	112,500	112,500	—	—
Straus-Gept Partners, L.P. (44)	75,000	75,000	—	—
Stuart Schapiro Money Purchase Plan (45)	6,000	6,000	—	—
Thomas I. Unterberg TTEE FBO Emily U. Satloff Family Trust U/A/D 3/25/93 (46)	7,500	7,500	—	—
Thomas I. Unterberg TTEE FBO Ellen U. Celli Family Trust U/A/D 3/25/93 (47)	8,750	7,500	1,250	*
The Timken Living Trust U/A/D 9/14/99 (48)	57,750	57,750	—	—
Turkel Partners, L.P. (49)	15,000	15,000	—	—

			Number of Shares and
		Number of Shares to	Percentage of
	Number of Shares	be Offered for the	Common Stock to be
	owned as of the	Account of the	owned by the Selling
	date of the	Selling Security	Security Holder after
Selling Security Holder	prospectus	Holder	the Offering (62)
Unterberg, Thomas I. (50)	140,074	93,999	46,075	2.1%
UT Technology Partners, I, L.P. (51)	84,000	84,000	—	—
UT Technology Partners, II, L.P. (52)	12,600	12,600	—	—
UT Technology Fund LTD (53)	8,400	8,400	—	—
Vertical Ventures LLC (54)	41,250	41,250	—	—
Vitel Venture Corporation (55)	15,384	15,384	—	—
Whipple, James T. (56)	6,000	6,000	—	—
Winton Capital Holdings (57)	29,123	29,123	—	—
Zinc Partners, L.P. (58)	13,916	13,916	—	—
Zinc Partners II, L.P. (59)	75	75	—	—
Zinc Partners Offshore, Ltd. (60)	21,708	21,708	—	—
Totals	3,378,715	3,177,691	201,024	N/A

*	Less than 1%.

(1)	Mr. Abrahamson owns 3,000 shares of common stock and warrants to purchase 1,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.

(2)	Mr. Art owns 15,000 shares of common stock and warrants to purchase 7,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.

(3)	The Bella & Israel Unterberg Foundation acquired 5,000 shares of common stock and warrants to purchase 2,500 shares of common stock in the private placement transaction on January 30, 2004. Thomas I. Unterberg, Mary Debare and Andrew Arno each have sole power to vote and dispose of the shares held by the Bella & Israel Unterberg Foundation. See footnote (50) with respect to the beneficial ownership of Mr. Unterberg. Mr. Unterberg and Mr. Arno are affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LLC and Mr. Arno is the Chief Executive Officer of C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Mr. Arno have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(4)	The shares owned by Birchmere Ventures II, L.P. include 117,499 shares acquired upon the conversion of the convertible notes on February 10, 2004. Gary G. Glausser, Chuck Dietrick, Ned Renzi and Sean Sebastian each have the sole power to vote and dispose of the shares held by Birchmere Ventures II, L.P.

(5)	Brightfield Partners, L.P. acquired 75,621 shares of common stock and warrants to purchase 37,810 shares of common stock in the private placement transaction on January 30, 2004. Kenneth Epstein and Alan Bernstein each have sole power to vote and dispose of the shares held by Brightfield Partners, L.P.

(6)	Brightfield Partners, II, L.P. acquired 31,091 shares of common stock and warrants to purchase 15,545 shares of common stock in the private placement transaction on January 30, 2004. Kenneth Epstein and Alan Bernstein each have sole power to vote and dispose of the shares held by Brightfield Partners, II, L.P.

(7)	Brightfield Offshore Fund, Ltd. acquired 18,286 shares of common stock and warrants to purchase 9,143 shares of common stock in the private placement transaction on January 30, 2004. Kenneth Epstein and Alan Bernstein each have sole power to vote and dispose of the shares held by Brightfield Offshore Fund, Ltd.

(8)	The shares owned by C.E. Unterberg, Towbin Private Equity Partners II, L.P. include 118,069 shares acquired upon the conversion of the convertible notes on February 10, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. Thomas I. Unterberg and Michelle O’Connor each have the sole power to vote and dispose of the shares held by C.E. Unterberg, Towbin Private Equity Partners, II, L.P. Mr. Unterberg and Ms. O’Connor are both affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LLC and Ms. O’Connor is a portfolio manager at C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Ms. O’Connor have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(9)	The shares owned by C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P. include 848,616 shares acquired upon the conversion of the convertible notes on February 10, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. Thomas I. Unterberg and Michelle O’Connor each have the sole power to vote and dispose of the shares held by C.E. Unterberg, Towbin Private Equity Partners, II-Q, L.P. Mr. Unterberg and Ms. O’Connor are both affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LCC and Ms. O’Connor is a portfolio manager at C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Ms. O’Connor have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(10)	The shares owned by C.E. Unterberg, Towbin Capital Partners I, L.P. include 126,017 shares acquired upon the conversion of the convertible notes on February 10, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. Thomas I. Unterberg and Michelle O’Connor each have the sole power to vote and dispose of the shares held by C.E. Unterberg, Towbin Capital Partners I, L.P. Mr. Unterberg and Ms. O’Connor are both affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LLC and Ms. O’Connor is a portfolio manager of C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Ms. O’Connor have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(11)	Ms. Celli acquired 5,000 shares of common stock and warrants to purchase 2,500 shares of common stock, in the private placement transaction on January 30, 2004. The shares owned by Ms. Celli also include 23,500 shares acquired upon conversion of the convertible notes on February 10, 2004.

(12)	Crestview Capital Master, LLC owns 107,700 shares of common stock and warrants to purchase 53,850 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Stewart Funk, Robert Hart, Richard Levy and Dan Warsh have shared power to vote and dispose of the shares held by Crestview Capital Master, LLC. Mr. Funk, Mr. Hart, Mr. Levy and Mr. Warsh are all affiliates of a broker-dealer. They are all managers of Crestview Capital Partners, LLC, the general partner of Crestview Capital Master, LLC. They have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(13)	E&M RP Trust owns 30,000 shares of common stock and warrants to purchase 15,000 shares of common stock, all of which were acquired in the private placement on January 30, 2004. Edmund H. Shea, Jr. has the sole power to vote and dispose of the shares held by E&M RP Trust.

(14)	Mr. Erlanger owns warrants to purchase 3,750 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Prior to the date of this prospectus, this selling stockholder sold 7,500 shares of our stock under the registration statement of which this prospectus is a part.

(15)	Mr. Finkle owns warrants to purchase 5,250 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Prior to the date of this prospectus, this selling stockholder has sold 10,500 shares of our stock under the registration statement of which this prospectus is a part.

(16)	Drs. Jeffrey and Nancy Gallups own warrants to purchase 3,750 shares of common stock, which were acquired in the private placement transaction on January 30, 2004. Each of Jeffrey Gallups and Nancy Gallups has sole power to vote and dispose of the shares held jointly by them. Prior to the date of this prospectus, these selling stockholders have sold 7,500 shares of our stock under the registration statement of which this prospectus is a part.

(17)	Mr. Genovese owns 23,077 shares of common stock and warrants to purchase 11,538 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.

(18)	Mr. and Mrs. Glita own 7,500 shares of common stock and warrants to purchase 3,750 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Each of Mr. and Mrs. Glita has sole power to vote and dispose of the shares held jointly by them.

(19)	Ms. Lavitt and Mr. Griffith own 7,500 shares of common stock and warrants to purchase 3,750 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Ms. Lavitt and Mr. Griffith have shared power to vote and dispose of the shares held jointly by them.

(20)	J.M. Hull Associates, L.P. owns warrants to purchase 5,000 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. James Mitchell Hull has the sole power to vote and dispose of the securities held by J.M. Hull Associates, L.P. Prior to the date of this prospectus, this selling stockholder sold 10,000 shares of our stock under the registration statement of which this prospectus is a part.

(21)	Laddcapp Value Partners, L.P. acquired 25,000 shares of common stock and warrants to purchase 12,500 shares of common stock in the private placement transaction on January 30, 2004. Robert B. Ladd has the sole power to vote and dispose of the shares held by Laddcapp Value Partners, L.P.

(22)	Ms. Wendy Lavitt acquired 7,500 shares of common stock and warrants to purchase 3,750 shares of common stock in the private placement transaction on January 30, 2004. Ms. Wendy Lavitt is an affiliate of a broker-dealer. Ms. Wendy Lavitt has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(23)	Mr. Lavitt acquired 7,500 shares of common stock and warrants to purchase 3,750 shares of common stock in the private placement transaction on January 30, 2004. Mr. Lavitt is an affiliate of a broker-dealer. Mr. Lavitt has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(24)	Ms. Meredith Lavitt acquired 7,500 shares of common stock and warrants to purchase 3,750 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.

(25)	The Marjorie and Clarence E. Unterberg Foundation, Inc. acquired 10,000 shares of common stock and warrants to purchase 5,000 shares of common stock in the private placement transaction of January 30, 2004. Thomas I. Unterberg, Mary Debare and Andrew Arno each have the sole power to vote and dispose of the shares held by the Marjorie and Clarence E. Unterberg Foundation, Inc. See footnote (50) with respect to the beneficial ownership of Mr. Unterberg. The shares owned by the Marjorie and Clarence E. Unterberg Foundation, Inc. also include 59,442 shares acquired upon conversion of the convertible notes on February 10, 2004. Mr. Unterberg and Mr. Arno are affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LLC and Mr. Arno is the Chief Executive Officer of C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Mr. Arno have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(26)	Raj Mehra owns warrants to purchase 20,000 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Prior to the date of this prospectus, this selling stockholder has sold 40,000 shares of our stock under the registration statement which this prospectus is a part.

(27)	Mr. Movsovitz owns warrants to purchase 3,750 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Prior to the date of this prospectus, this selling stockholder sold 7,500 shares of our stock under the registration statement of which this prospectus is a part.

(28)	The shares owned by National City Bank of Pennsylvania, Trustee under the Agreement dated 6/29/1981, Buchanan Ingersoll, P.C. Retirement Plan Share of William R. Newlin include 4,755 shares acquired upon the conversion of the convertible notes on February 10, 2004. William R. Newlin has sole power, and Erika Surratt and Raymond Rafferty have shared power to vote and dispose of the shares held by National City Bank of Pennsylvania, Trustee under the Agreement dated 6/29/1981, Buchanan Ingersoll, P.C. Retirement Plan Share of William R. Newlin. Ms. Surratt and Mr. Rafferty share power to vote and dispose of the stock per Mr. Newlin’s instructions. See footnote (29) with respect to the beneficial ownership of Mr. Newlin.

(29)	The shares owned by William R. Newlin include 11,888 shares acquired upon the conversion of the convertible notes on February 10, 2004.

(30)	North Sound Legacy Institutional Fund, LLC acquired 22,153 shares of common stock and warrants to purchase 11,077 shares of common stock in the private placement transaction on January 30, 2004. Thomas McAuley has the sole power to vote and dispose of the shares held by North Sound Legacy Institutional Fund, LLC.

(31)	North Sound Legacy International Fund, Ltd. acquired 36,923 shares of common stock and warrants to purchase 18,462 shares of common stock in the private placement transaction on January 30, 2004. Thomas McAuley has the sole power to vote and dispose of the shares held by North Sound Legacy International Fund, Ltd.

(32)	North Sound Legacy Fund, LLC acquired 2,461 shares of common stock and warrants to purchase 1,230 shares of common stock in the private placement transaction on January 30, 2004. Thomas McAuley has the sole power to vote and dispose of the shares held by North Sound Legacy Fund, LLC.

(33)	OGI Associates, LLC owns warrants to purchase 35,000 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. George A. Weiss and Jason Kerp each have sole power to vote and dispose of the shares held by OGI Associates, LLC. Mr. Weiss is an affiliate of a broker-dealer. He controls George Weiss Associates, Inc. Mr. Weiss has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities. Prior to the date of this prospectus, this selling stockholder has sold 70,000 shares of our stock under the registration statement of which this prospectus is a part.

(34)	P.A.W. Long Term Partners, L.P. acquired 60,000 shares of common stock and warrants to purchase 30,000 shares of common stock in the private placement transaction on January 30, 2004. Peter A. Wright has the sole power to vote and dispose of the shares held by P.A.W. Long Term Partners, L.P.

(35)	The shares owned by the Estate of John P. Rosenthal include 23,499 shares acquired upon the conversion of the convertible notes on February 10, 2004.

(36)	The shares owned by Ms. Satloff include 23,499 shares acquired upon the conversion of the convertible notes on February 10, 2004.

(37)	SF Capital Partners, Ltd. acquired 175,000 shares of common stock and warrants to purchase 87,500 shares of common stock in the private placement transaction on January 30, 2004. Michael A. Roth and Brian J. Stark each have sole power to vote and dispose of the shares held by SF Capital Partners, Ltd. Mr. Roth and Mr. Stark are both affiliates of broker-dealers. They control Reliant Trading and Shepherd Trading Ltd. Mr. Roth and Mr. Stark have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there were no agreements, understandings, or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(38)	The shares owned by Mr. Sherrerd include 84,599 shares acquired upon the conversion of the convertible notes on February 10, 2004.

(39)	Mr. Sherry owns warrants to purchase 3,750 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Prior to the date of this prospectus, this selling stockholder sold 7,500 shares of our stock under the registration statement of which this prospectus is a part.

(40)	Stanley Cohen, Trustee, for the benefit of the Stanley Cohen 2003 Irrevocable Retirement Annuity Trust #2 acquired 10,000 shares of common stock and warrants to purchase 5,000 shares of common stock in the private placement transaction on January 30, 2004. Stanley Cohen has the sole power to vote and dispose of the shares held by Stanley Cohen, Trustee, for the benefit of the Stanley Cohen 2003 Irrevocable Retirement Annuity Trust #2.

(41)	Mr. Jerome Stern owns 5,000 shares of common stock and warrants to purchase 2,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.

(42)	Mr. and Mrs. Shai Stern own warrants to purchase 1,634 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Each of Mr. and Mrs. Stern has sole power to vote and dispose of the shares held jointly by them. Prior to the date of this prospectus, these selling stockholders have sold 3,269 shares of our stock under the registration statement of which this prospectus is a part.

(43)	Straus Partners, L.P. acquired 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock in the private placement transaction on January 30, 2004. Mickey Straus has the sole power to vote and dispose of the shares held by Straus Partners, L.P.

(44)	Straus-Gept Partners, L.P. acquired 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock in the private placement transaction on January 30, 2004. Mickey Straus has the sole power to vote and dispose of the shares held by Straus-Gept Partners, L.P.

(45)	The Stuart Schapiro Money Purchase Plan acquired 4,000 shares of common stock and warrants to purchase 2,000 shares of common stock in the private placement transaction on January 30, 2004. Stuart Schapiro has the sole power to vote and dispose of the shares held by the Stuart Schapiro Money Purchase Plan.

(46)	Thomas I. Unterberg, Trustee, for benefit of Emily U. Satloff Family Trust U/A/D 3/25/93 acquired 5,000 shares of common stock and warrants to purchase 2,500 shares of common stock in the private placement transaction on January 30, 2004. Thomas I. Unterberg has the sole power to vote and dispose of the shares held by Thomas I. Unterberg, Trustee, for benefit of Emily U. Satloff Family Trust U/A/D 3/25/93. See footnote (50) with respect to the beneficial ownership of Mr. Unterberg. Mr. Unterberg is an affiliate of a broker-dealer. He is the Chairman of C.E. Unterberg, Towbin, LLC. Mr. Unterberg has confirmed to us that the securities were acquired to be sold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(47)	Thomas I. Unterberg, Trustee, for benefit of Ellen U. Celli Family Trust U/A/D 3/25/93 acquired 5,000 shares of common stock and warrants to purchase 2,500 shares of common stock in the private placement transaction on January 30, 2004. Thomas I. Unterberg has the sole power to vote and dispose of the shares held by Thomas I. Unterberg, Trustee, for benefit of Ellen U. Celli Family Trust U/A/D 3/25/93. See footnote (50) with respect to the beneficial ownership of Mr. Unterberg. Mr. Unterberg is an affiliate of a broker-dealer. He is the Chairman of C.E. Unterberg, Towbin, LLC. Mr. Unterberg has confirmed to us that the securities were acquired to be sold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(48)	The Timken Living Trust U/A/D 9/14/99 acquired 38,500 shares of common stock and warrants to purchase 19,250 shares of common stock in the private placement transaction on January 30, 2004. William R. Timkin and Judith P. Timkin each have sole power to vote and dispose of the shares held by The Timkin Living Trust U/A/D 9/14/99.

(49)	Turkel Partners, L.P. acquired 10,000 shares of common stock and warrants to purchase 5,000 shares of common stock in the private placement transaction on January 30, 2004. Scott Turkel has the sole power to vote and dispose of the shares held by Turkel Partners, L.P.

(50)	The shares owned by Thomas I. Unterberg include 93,999 shares acquired upon the conversion of the convertible notes on February 10, 2004. Thomas I. Unterberg serves on our board of directors. Mr. Unterberg has beneficial ownership of 321,353 shares as of October 31, 2004, 190,942 of which are being registered for sale under this prospectus. If all of these shares are sold in this offering, Mr. Unterberg would have beneficial ownership of 130,412 shares which represents 2.5% of our common stock. This beneficial ownership reflects ownership by Thomas I. Unterberg and his affiliated entities and is based on information provided by the beneficial owner as of August 4, 2004, and assumes no changes in beneficial ownership since that time. Includes 117,029 shares (including warrants exercisable for 12,500 shares of our common stock) owned by the following entities with respect to which Mr. Unterberg has or shares voting power: Marjorie and Clarence E. Unterberg Foundation, Inc., Bella and Israel Unterberg Foundation, Inc., Ellen U. Celli Family Trust and Emily

U. Satloff Family Trust. Mr. Unterberg disclaims beneficial ownership of shares of common stock and warrants owned by C.E. Unterberg, Towbin Holdings, Inc., other entities in which he is a member or partner and their affiliates except as to his proportionate interest in such entities. Includes options to purchase 28,913 shares owned by Mr. Unterberg which are presently exercisable. Excludes 1,250 shares of our common stock owned by Mr. Unterberg’s wife, as to which Mr. Unterberg disclaims beneficial ownership. Mr. Unterberg is an affiliate of a broker-dealer. He is the Chairman of C.E. Unterberg, Towbin, LLC. Mr. Unterberg has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(51)	U.T. Technology Partners I, L.P. acquired 56,000 shares of common stock and warrants to purchase 28,000 shares of common stock in the private placement transaction on January 30, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. James W. Weil has the sole power to vote and dispose of the shares held by U.T. Technology Partners I, L.P. Mr. Weil is an affiliate of a broker-dealer. He is a partner at C.E. Unterberg, Towbin, LLC. Mr. Weil has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(52)	U.T. Technology Partners II, L.P. acquired 8,400 shares of common stock and warrants to purchase 4,200 shares of common stock in the private placement transaction on January 30, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. James W. Weil has the sole power to vote and dispose of the shares held by U.T. Technology Partners II, L.P. Mr. Weil is an affiliate of a broker-dealer. He is a partner at C.E. Unterberg, Towbin, LLC. Mr. Weil has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(53)	U.T. Technology Fund, Ltd. acquired 5,600 shares of common stock and warrants to purchase 2,800 shares of common stock in the private placement transaction on January 30, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. James W. Weil has the sole power to vote and dispose of the shares held by U.T. Technology Fund, Ltd. Mr. Weil is an affiliate of a broker-dealer. He is a partner at C.E. Unterberg, Towbin, LLC. Mr. Weil has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(54)	Vertical Ventures, LLC acquired 27,500 shares of common stock and warrants to purchase 13,750 shares of common stock in the private placement transaction on January 30, 2004. Josh Silverman has the sole power to vote and dispose of the shares held by Vertical Ventures, LLC.

(55)	Vitel Venture Corporation owns warrants to purchase 15,384 shares of common stock which were acquired in the private placement transaction on January 30, 2004. Mark Tompkins has the sole power to vote and dispose of the shares held by Vitel Venture Corporation. Prior to the date of this prospectus, this selling stockholder has sold 30,769 shares of our stock under the registration statement of which this prospectus is a part.

(56)	Mr. Whipple owns 4,000 shares of common stock and warrants to purchase 2,000 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Mr. Whipple is an affiliate of a broker-dealer. Mr. Whipple has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

(57)	Winton Capital Holdings acquired 19,415 shares of common stock and warrants to purchase 9,707 shares of common stock in the private placement transaction on January 30, 2004. Marc Belzberg has the sole power to vote and dispose of the shares held by Winton Capital Holdings.

(58)	Zinc Partners, L.P. owns 7,972 shares of common stock and warrants to purchase 5,943 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Brad Zipper has the sole power to vote and dispose of the shares held by Zinc Partners, L.P. Prior to the date of this prospectus, this selling stockholder sold 3,914 shares of our stock under the registration statement of which this prospectus is a part.

(59)	Zinc Partners II, L.P. owns 15 shares of common stock and warrants to purchase 59 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Brad Zipper has the sole power to vote and dispose of the shares held by Zinc Partners II, L.P. Prior to the date of this prospectus, this selling stockholder sold 10 shares of our stock under the registration statement of which this prospectus is a part.

(60)	Zinc Partners Offshore, Ltd. owns 12,712 shares of common stock and warrants to purchase 8,996 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Brad Zipper has the sole power to vote and dispose of the shares held by Zinc Partners Offshore, Ltd. Prior to the date of this prospectus, this selling stockholder sold 5,281 shares of our stock under the registration statement of which this prospectus is a part.

(61)	C.E. Unterberg, Towbin Holdings, Inc. and its affiliated entities have beneficial ownership of 1,868,903 shares as of October 31, 2004, 1,197,704 of which are being registered for sale under this prospectus. If all of these shares are sold in this offering, C.E. Unterberg, Towbin Holdings, Inc. would have beneficial ownership of 671,198 shares which represents 12.8% of our common stock. This beneficial ownership is based on information provided by the beneficial owner as of August 4, 2004, and assumes no changes in beneficial ownership since that time other than the purchase of shares of our common stock on the open market by C.E. Unterberg, Towbin, LLC as a market maker of our common stock. Includes warrants exercisable for 35,000 shares of our common stock and other shares of our common stock owned by C.E. Unterberg, Towbin Holdings, Inc. or its affiliates. The warrants and shares referred to in the preceding sentence are held variously by the following entities with which C.E. Unterberg, Towbin Holdings, Inc. is affiliated: C.E. Unterberg, Towbin, LLC, C. E. Unterberg, Towbin Capital Partners, I, L.P.; C.E. Unterberg, Towbin Private Equity Partners II, L.P.; C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P.; UT Technology Partners I, LP, UT Technology Partners II, LP and UT Technology Fund Ltd. C.E. Unterberg, Towbin Holdings, Inc. disclaims beneficial ownership of shares of common stock and warrants owned by Mr. Thomas Unterberg.

(62)	Assumes the sale in this offering of all shares available for sale under this offering by the respective security holder.

Information concerning any change to the selling security holders will be set forth in prospectus supplements or post-effective amendments to the registration statement from time to time, if required.

No selling security holder is a registered broker-dealer or an affiliate of a broker-dealer unless otherwise indicated in the above footnotes.

All of the above share numbers have been adjusted to reflect the one-for-ten reverse stock split effected on February 4, 2005.

PLAN OF DISTRIBUTION

     The selling security holders, or their respective transferees, pledgees, donees or any of their successors in interest selling shares received from a named selling security holder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (all of whom may be selling security holders), may sell the securities from time to time.

The shares of common stock may be sold in one or more transactions:

•	at fixed prices that may be changed;

•	at prevailing market prices at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

     These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	in a combination of such transactions.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     Prior to the date of this prospectus, selling stockholders have sold 203,838 shares of our stock under the registration statement of which this prospectus is a part.

     Selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock and deliver the common stock to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. However, shares registered under this prospectus may not be used to cover short positions created before the effective date of the registration statement of which this prospectus is a part.

     In order to comply with the securities laws of some jurisdictions, if applicable, the holders of common stock may sell in some jurisdictions through registered or licensed broker-dealers. If broker-dealers are used in the sale, unless otherwise indicated in a prospectus supplement with respect to the securities being offered thereby, the selling security holder will sell such securities to the broker-dealers as principals. The broker-dealers may then resell such securities to the public at varying prices to be determined by such broker-dealers at the time of resale.

     Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

     The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

     The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     The aggregate proceeds to the selling security holders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions, if applicable. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of these securities by the selling security holders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

     If required, the common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     The selling security holders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay the expenses incident to the registration of the common stock, except that the selling security holders will pay all underwriting discounts, commissions or fees attributable to the sale of the securities and will pay the costs of their own counsel.

DESCRIPTION OF CAPITAL STOCK

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, of which 8,754,785 were issued and outstanding as of May 31, 2005 and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding. All of the outstanding shares of common stock are fully paid and non-assessable.

     The following descriptions of our capital stock and provisions of our articles of incorporation and bylaws are summaries of all of their material terms and provisions and are qualified by reference to our articles of incorporation and our bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Stock

     The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefore, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our articles of incorporation do not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. There are no preemptive, conversion, redemption, or sinking fund rights or provisions applicable to our common stock.

     Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future.

     Your rights, preferences, and privileges as owners of common stock are subject to, and may be adversely affected by, the rights of the owners of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

     Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series.

     We do not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation rights, dividend rights, or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. We have no present plans to issue any shares of common stock or preferred stock, other than shares of common stock issuable under our stock option plan and pursuant to currently outstanding warrants.

Anti-Takeover Considerations and Special Provisions of Our Articles of Incorporation, Bylaws and Delaware Law

Provisions with Anti-Takeover Implications

     A number of provisions of our articles of incorporation and bylaws concern how we are governed and your rights as stockholders. Under our articles, our board of directors may issue preferred stock and set the voting rights, preferences, and other terms of the preferred stock.

     Our bylaws divide our board of directors into three classes as nearly equal in size as possible, with each class serving a three-year term. The terms are staggered, so that one-third of our board of directors is to be elected each year. The classification of our board of directors could have the effect of making it more difficult than otherwise for a third party to acquire control of us, because it would typically take more than a year for a majority of the stockholders to elect a majority of our board of directors. In addition, our articles of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if it is properly brought before the meeting, and may not be taken by written action in lieu of a meeting. Our bylaws also provide that special meetings of the stockholders may be called only by our board of directors, the chairman of the board or the chief executive officer. Under our bylaws, stockholders wishing to propose business to be brought before a meeting of stockholders must comply with various advance notice requirements. Our articles of incorporation and bylaws do not permit stockholders to take any action without a meeting. Our bylaws also provide that our bylaws may be amended, altered or repealed only by our board of directors or the affirmative vote of the holders of not less than a majority of the voting power of our outstanding capital stock.

     Such provisions and certain provisions of the Delaware General Corporation Law could be deemed to discourage takeover attempts not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interest. Any such discouraging effect upon takeover attempts could potentially depress the market price of our common stock or cause temporary fluctuations in the market price of our common stock that otherwise could result from actual or rumored takeover attempts. Such provisions could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions could also discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of our stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect the interests of our stockholders.

Delaware Law

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

- our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

- upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

- at or after the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

     A “business combination” generally includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Limitation of Liability and Indemnification of Officers and Directors

     Under our articles of incorporation, we must indemnify our officers, directors, and agents against all liabilities and expenses they reasonably incur in connection with service to us to the full extent permitted by Delaware law. We also may advance expenses, purchase insurance, enter into indemnification agreements, and otherwise grant broader indemnification rights. We have purchased director and officer liability insurance. Our articles of incorporation also state our directors are not liable for monetary damages for breach of fiduciary duty except where an exemption from liability or limitation of liability is not permitted under the Delaware General Corporation Law. Our articles of incorporation do not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, our directors are liable for monetary damages for acts or omissions involving intentional misconduct, fraud, knowing violations of law and unlawful distributions. We believe these provisions of our articles of incorporation are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time. As of the time of this prospectus, ___shares of our common stock are outstanding. Virtually all of these shares will be freely tradable without restriction or further registration under the Securities Act, except for (i) any shares which are owned by an affiliate of ours as that term is defined in Rule 144 under the Securities Act and that are not registered for resale under this prospectus, and (ii) the 3,501,400 shares issued in connection with the merger with Kanisa in February 2005. The shares of our common stock owned by our affiliates and not registered for resale under this prospectus are restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

Rule 144

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock (approximately 87,547 shares as of May 31, 2005) and the average weekly trading volume of our common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

     Under Rule 144(k), however, a person who has held restricted securities for a minimum of two years from the later of the date that such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale, public information and the other limitations contained in Rule 144. The foregoing summary is not intended to be a complete discussion of Rule 144.

LEGAL MATTERS

     The validity of the issuance of the shares of our common stock offered by this prospectus will be passed upon for us by Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., Atlanta, Georgia.

EXPERTS

     The consolidated financial statements as of December 31, 2004 and 2003, and for the three year period ended December 31, 2004 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Kanisa Inc. as of December 31, 2004 and 2003 and for the two year period ended December 31, 2004 have been included herein in reliance upon the report of KPMG, LLP, independent auditors, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may inspect copies of such periodic reports, proxy statements and other information filed by us at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding us. The address of such Web site is http://www.sec.gov.

     We have filed with the SEC a Registration Statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, covering the common shares being offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with SEC rules and regulations. For further information about us and the common shares being offered by this prospectus, you should refer to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC’s public reference facilities at the addresses set forth above.

FINANCIAL STATEMENTS

     The following consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 are included herein:

•	Report of Independent Registered Public Accounting Firm	F-2
•	Consolidated Balance Sheets	F-3
•	Consolidated Statements of Operations	F-4
•	Consolidated Statements of Stockholders’ Equity	F-5
•	Consolidated Statements of Cash Flows	F-6
•	Notes to Consolidated Financial Statements	F-7

     The following unaudited consolidated financial statements as of March 31, 2005 and for each of the three months ended March 31, 2005 and March 31, 2004 are included herein:

•	Consolidated Balance Sheets	F-24
•	Consolidated Statements of Operations	F-25
•	Consolidated Statements of Stockholders’ Equity	F-26
•	Consolidated Statements of Cash Flows	F-28
•	Notes to Consolidated Financial Statements	F-29

     The following audited financial statements of Kanisa Inc. as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 are included herein:

•	Independent Auditors’ Report	F-36
•	Balance Sheets of Kanisa Inc. as of December 31, 2004 and 2003	F-37
•	Statements of Operations of Kanisa Inc. for the years ended December 31, 2004 and 2003	F-38
•	Statements of Convertible Preferred Stock and Stockholders’ Deficit of Kanisa Inc. for the years ended December 31, 2004 and 2003	F-39
•	Statements of Cash Flows of Kanisa Inc. for the years ended December 31, 2004 and 2003	F-40
•	Notes to Financial Statements of Kanisa Inc.	F-41

     The following unaudited condensed combined pro forma statement of operations of ServiceWare Technologies, Inc., giving effect to the merger with Kanisa, prepared pursuant to Article 11 of Regulation S-X, are included herein:

•	Unaudited Pro Forma Combined Condensed Statement of Operations	P-1
•	Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2004	P-2
•	Notes to Unaudited Pro Forma Combined Condensed Statement of Operations	P-3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of ServiceWare Technologies, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of ServiceWare Technologies, Inc. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
February 9, 2005

ServiceWare Technologies, Inc.
Consolidated Balance Sheets

	December 31,
	2004	2003
Assets
Current assets
Cash and cash equivalents	$1,672,305	$1,437,721
Marketable securities, available for sale	9,266,461	—
Accounts receivable, less allowance for doubtful accounts of $94,588 in 2004 and $100,000 in 2003	2,529,081	3,348,279
Prepaid expenses and other current assets	513,072	419,551

Total current assets	13,980,919	5,205,551
Non current assets
Property and equipment
Office furniture, equipment, and leasehold improvements	1,510,616	1,509,819
Computer equipment and software	4,830,356	5,013,363

Total property and equipment	6,340,972	6,523,182
Less accumulated depreciation	(5,890,323)	(6,001,671)

	450,649	521,511
Purchased technology, net	—	33,337
Goodwill	2,323,791	2,323,791
Other non current assets	197,611	—

Total long term assets	2,972,051	2,878,639

Total assets	$16,952,970	$8,084,190

Liabilities and stockholders’ equity
Current liabilities
Revolving line of credit	$—	$250,000
Accounts payable	1,693,333	1,098,978
Accrued compensation and benefits	407,014	274,438
Deferred revenue – licenses	378,885	22,548
Deferred revenue – services	2,720,380	2,457,931
Current portion of capital lease obligations	34,211	41,698
Other current liabilities	571,919	478,583

Total current liabilities	5,805,742	4,624,176
Convertible debt, net of unamortized discount of $979,680 in 2003	—	2,753,033
Non current deferred revenue	322,676	545,618
Capital lease obligations	60,961	54,117

Total liabilities	6,189,379	7,976,944
Commitments and Contingencies
Stockholders’ equity
Common stock, $0.01 par value; 50,000,000 shares authorized, 5,268,899 and 2,468,454 shares issued and 5,252,241 and 2,432,501 shares outstanding in 2004 and 2003, respectively	526,890	246,845
Additional paid-in capital	83,360,602	76,432,608
Treasury stock, at cost, 16,655 and 35,952 shares in 2004 and 2003, respectively	(62,166)	(133,568)
Deferred compensation	(161,682)	—
Warrants	4,765,479	46,400
Accumulated other comprehensive income	513,759	—
Accumulated deficit	(78,179,291)	(76,485,039)

Total stockholders’ equity	10,763,591	107,246

Total liabilities and stockholders’ equity	$16,952,970	$8,084,190

The accompanying notes are an integral part of the consolidated financial statements.

ServiceWare Technologies, Inc.
Consolidated Statements of Operations

	Year ended December 31,
	2004	2003	2002
Revenues
Licenses	$5,243,910	$4,934,345	$3,781,220
Services	7,258,217	6,577,090	6,377,130

Total revenues	12,502,127	11,511,435	10,158,350

Cost of revenues
Cost of licenses	412,972	270,325	969,034
Cost of services	4,372,888	2,923,355	3,664,867

Total cost of revenues	4,785,860	3,193,680	4,633,901

Gross margin	7,716,267	8,317,755	5,524,449
Operating expenses
Sales and marketing	4,781,641	5,116,062	5,375,205
Research and development	2,197,588	1,961,959	2,899,142
General and administrative	2,402,891	2,119,126	2,963,919
Intangible assets amortization	—	146,746	346,439
Restructuring and other special charges (income)	—	(20,000)	(419,173)

Total operating expenses	9,382,120	9,323,893	11,165,532

Loss from operations	(1,665,853)	(1,006,138)	(5,641,083)

Other income (expense)
Interest expense	(1,277,961)	(1,951,326)	(1,235,722)
Other (net)	1,249,562	(21,841)	51,444

Other income (expense), net	(28,399)	(1,973,167)	(1,184,278)

Net loss	$(1,694,252)	$(2,979,305)	$(6,825,361)

Net loss per share, basic and diluted	$(0.33)	$(1.23)	$(2.85)

Shares used in computing per share amounts	5,140,378	2,419,750	2,395,639

The accompanying notes are an integral part of the consolidated financial statements.

ServiceWare Technologies, Inc.
Consolidated Statements of Stockholders’ Equity

								Accumulated
			Additional					Other		Total
	Common Stock		paid in	Treasury stock		Deferred		comprehensive	Accumulated	Stockholders’
	Shares	Amount	capital	Shares	Amount	compensation	Warrants	income (loss)	Deficit	Equity
Balance at December 31, 2001	2,382,816	$246,549	$71,774,297	82,675	$(307,160)	$(113,896)	$1,414,564	$(24,263)	$(66,680,373)	$6,309,718
Exercise of stock options	16,000	—	(13,144)	(16,000)	59,444	—	—	—	—	46,300
Issuance of stock for Employee Stock Purchase Plan	9,520	296	6,161	(6,558)	24,365	—	—	—	—	30,822
Stock based compensation	—	—	78,344	—	—	—	—	—	—	78,344
Amortization of warrants	—	—	—	—	—	104,348	—	—	—	104,348
Beneficial conversion feature of convertible notes	—	—	2,338,068	—	—	—	—	—	—	2,338,068
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	—	—	—	—	(12,556)	—	(12,556)
Net loss	—	—	—	—	—	—	—	—	(6,825,361)	(6,825,361)

Total other comprehensive loss	—	—	—	—	—	—	—	—	—	(6,837,917)

Balance at December 31, 2002	2,408,336	246,845	74,183,726	60,117	(223,351)	(9,548)	1,414,564	(36,819)	(73,505,734)	2,069,683
Exercise of stock options	9,060	—	(8,479)	(9,060)	33,660		—	—	—	25,181
Issuance of stock for Employee Stock Purchase Plan	15,105	—	(17,602)	(15,105)	56,123		—	—	—	38,521
Beneficial conversion feature of convertible notes	—	—	906,799	—	—	—	—	—	—	906,799
Expiration of warrants	—	—	1,368,164	—	—	—	(1,368,164)	—	—	—
Amortization of warrants	—	—	—	—	—	9,548	—			9,548
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	—	—	—	—	36,819	—	36,819
Net loss	—	—	—	—	—	—	—	—	(2,979,305)	(2,979,305)

Total other comprehensive loss	—	—	—	—	—	—	—	—	—	(2,942,486)

Balance at December 31, 2003	2,432,501	246,845	76,432,608	35,952	(133,568)	—	46,400	—	(76,485,039)	107,246
Exercise of warrants and stock options	19,725	213	31,724	(17,600)	65,120	—	—	—	—	97,057
Issuance of stock under Employee Stock Purchase Plan	1,697	—	2,069	(1,697)	6,282	—	—	—	—	8,351
Beneficial conversion feature of convertible notes	—	—	232,672	—	—	—	—	—	—	232,672
Issuance of common stock and warrants, net of $574 of issuance costs	1,230,769	123,077	2,681,865	—	—	—	4,614,154	—	—	7,419,096
Issuance of warrants for settlement of lawsuit	—	—	—	—	—	—	104.925	—	—	104,925
Issuance of common stock related to note conversion	1,535,386	153,539	3,684,928	—	—	—	—	—	—	3,838,467
Stock based compensation awards	32,163	3,216	294,736	—	—	(297,952)	—	—	—	—
Stock based compensation expense	—	—	—	—	—	136,270	—	—	—	136,270

Other comprehensive income (loss):
Unrealized gain on short term investments	—	—	—	—	—	—	—	513,759	—	513,759
Net loss	—	—	—	—	—	—	—	—	(1,694,252)	(1,694,252)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(1,180,493)

Balance at December 31, 2004	5,252,241	$526,890	$83,360,602	16,655	$(62,166)	$(161,682)	$4,765,479	$513,759	$(78,179,291)	$10,763,591

The accompanying notes are an integral part of the consolidated financial statements.

ServiceWare Technologies, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002
Cash flows from operating activities
Net loss	$(1,694,252)	$(2,979,305)	$(6,825,361)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Non cash items:
Depreciation	316,267	801,195	1,654,655
Amortization of intangible assets and warrants	33,337	206,297	800,710
Warrants issued in connection with settlement of lawsuit	104,925	—	—
Amortization of beneficial conversion feature related to convertible notes	1,162,150	1,429,603	885,948
Amortization of discount on convertible notes	50,196	115,341	109,456
Interest expense paid by issuing convertible notes	105,760	347,032	135,681
Provision for doubtful accounts	—	25,000	(70,000)
Stock based compensation	136,270	—	78,344
Other non cash items	(7,362)	32,905	(17,885)
Non cash portion of legal settlement	(850,000)	—	—
Changes in operating assets and liabilities:
Accounts receivable	819,198	(1,839,021)	517,094
Other assets	(230,132)	(7,354)	635,543
Accounts payable	594,355	(53,995)	515,662
Accrued compensation and benefits	132,576	114,440	(640,776)
Deferred revenue	395,844	870,830	(1,861,824)
Other liabilities	116,156	(15,923)	(1,175,685)

Net cash provided by (used in) operating activities	1,185,288	(952,955)	(5,258,438)

Cash flows from investing activities
Purchase of short term investments	(12,427,702)	—	(3,004,882)
Sales of short term investments	4,525,000	500,080	2,491,003
Property and equipment acquisitions	(207,814)	(94,558)	(13,602)
Payments for purchase of InfoImage assets	—	—	(100,000)
Increase in restricted cash	(61,000)	—	—
Proceeds from sale of equipment	1,460	12,153	15,620

Net cash (used in) provided by investing activities	(8,170,056)	417,675	(611,861)

Cash flows from financing activities
Repayments of principal of capital lease obligation	(32,332)	(38,500)	(37,310)
Repayments of principal of term loan	—	—	(258,197)
Repayments of borrowings under revolving line of credit	(250,000)	(800,000)	—
Proceeds from borrowings under revolving line of credit	—	250,000	800,000
Proceeds from issuance of convertible notes, net of debt issuance costs	—	—	2,975,000
Proceeds from equity funding, net of issuance costs	7,419,096	—	—
Proceeds from stock option and employee stock purchase plan issuances	82,588	63,702	76,960

Net cash provided by (used in) financing activities	7,219,352	(524,798)	3,556,453

Effect of exchange rate changes on cash	—	36,598	(14,873)

Increase (decrease) in cash and cash equivalents	234,584	(1,023,480)	(2,328,719)
Cash and cash equivalents at beginning of year	1,437,721	2,461,201	4,789,920

Cash and cash equivalents at end of year	$1,672,305	$1,437,721	$2,461,201

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$9,765	$14,613	$21,444

Supplemental disclosures of non-cash transactions
Conversion of convertible debt and accrued interest to common stock	$3,838,467	$—	$—
Expiration of warrants at no consideration	$—	$1,368,164	$—
Exercise of warrants by bank	$22,820	$—	$—
Unrealized gain on short term investments	$513,759	$—	$—
Property, plant, and equipment acquired under capital leases	$31,689	$—	$92,000
Increase in Additional Paid-In Capital related to beneficial conversion feature	$232,672	$906,799	$2,338,068
Non cash portion of legal settlement	$850,000	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

ServiceWare Technologies, Inc.
Notes to Consolidated Financial Statements

December 31, 2004

Note 1. Organization of the Company

     ServiceWare Technologies, Inc. (the “Company”) is a provider of knowledge-powered support solutions that enable organizations to deliver superior service for customers, employees and partners by transforming information into knowledge. Founded in 1991 in Pennsylvania, the Company sells its products throughout the United States and Europe.

     The Company’s products, powered by the Cognitive Processor®, a patented self-learning search technology, enables organizations to capture and manage intellectual capital. This repository of corporate knowledge, known as a knowledge base, can then be easily accessed by way of a browser to effectively answer inquiries made either over the Web or through the telephone to a customer contact center or help desk.

     Customers use the Company’s knowledge management solutions to:

•	Strengthen relationships with customers, partners, suppliers and employees

•	Decrease operating costs

•	Improve creation, dissemination and sharing of enterprise knowledge

•	Integrate seamlessly with existing technology investments

     The Company’s software solutions allow the Company’s customers to provide personalized, automated Web-based service tailored to the needs of their users. The Company’s products enable businesses to capture enterprise knowledge, solve customer problems, reuse solutions and share captured knowledge throughout the extended enterprise. The Company’s products also enable the extended enterprise to access this knowledge online. In addition, through the self-learning features of the patented Cognitive Processor technology, the solutions generated by these products are intelligent in that they have the capability to learn from each interaction and automatically update themselves accordingly. The Company’s products include a Web-based self-service for customers, partners and employees, a product for customer service, sales and field service personnel, and a product for quality assurance managers and system administrators.

     On February 8, 2005, the Company combined with Kanisa Inc. (“Kanisa”) through the merger of a wholly owned subsidiary of the Company with and into Kanisa. Refer to Note 19.

Note 2. Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions. In July 2003, the Company closed its subsidiary in the United Kingdom.

Revenue Recognition

     The Company’s revenue recognition policy is governed by Statement of Position (SOP) 97-2, “Software Revenue Recognition”, issued by the American Institute of Certified Public Accountants (AICPA), as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”. The Company derives its revenues from licenses for its products sold directly to end-users and indirectly through distributors as well as from providing related services, including installation and training, consulting, customer support and maintenance contracts. Revenues are recognized only if persuasive evidence of an agreement exists, delivery has occurred, all significant vendor obligations are satisfied, the fee is fixed or determinable, and collection of the amount due from the customer is deemed probable. Additionally, in sales contracts that have multi-element arrangements, the Company recognizes revenue using the residual method. The total fair value of the undelivered elements as indicated by vendor-specific objective evidence (price charged when the undelivered element is sold individually) is deferred and the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. Additional revenue recognition criteria by revenue type are listed below.

Licenses revenues

     Licenses revenues include fees for perpetual and annual licenses. The Company recognizes revenues on perpetual license fees after a non-cancelable license agreement has been signed, the product has been delivered, the fee is fixed or determinable and collectible, and there is vendor-specific objective evidence to support the allocation of the total fee to elements of a multiple-element arrangement. Revenue for annual licenses and software lease licenses is recognized ratably over the period of the contract.

Services revenues

     Services revenues are derived from variable fees for installation, training, consulting and building customized knowledge bases as well as from fixed fees for customer support and maintenance contracts.

     Maintenance and support revenues are derived from the sale of maintenance and support contracts, which provide end-users with the right to receive maintenance releases of the licensed products, access to the support website and access to the customer support staff. Maintenance and support revenues are recognized on a straight-line basis over the term of the contract. Payments for maintenance and support revenues are normally received in advance and are nonrefundable.

     Revenues for installation and training, implementation and system integration projects, and consulting services are recognized as the services are performed.

Cost of revenues

     Cost of licenses revenues consists primarily of the expenses related to royalties and amortization of purchased technology.

     Cost of services revenues consists of direct and indirect costs related to service revenues which primarily include salaries, benefits, direct expenses and allocated overhead costs related to the customer support and services personnel, fees for subcontractors and the cost associated with maintaining the Company’s customer support site.

Cash and Cash Equivalents

     Cash and cash equivalents include cash and interest-bearing money market deposits with financial institutions having original maturities of thirty days or less. Cash equivalents are stated at cost, which approximates market value. The amounts held by major financial institutions may exceed the amount of insurance provided on such deposits. These deposits may generally be redeemed upon demand and, therefore, subject the Company to minimal risk.

Restricted Cash

     The Company has included $61,000 of restricted cash in other non-current assets. The restricted cash is held as a deposit for our Pittsburgh, Pennsylvania office lease.

Marketable securities, available for sale

     The Company considers all marketable securities as available-for-sale. Accordingly, these securities are carried at fair value and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. The securities consist of corporate bonds, government bonds, auction rate preferred securities and common stock.

     The majority of the Company’s investments are held in an account with an investment firm of which a Director of the Company is an affiliate. Refer to Note 16.

Accounts receivable and allowance for doubtful accounts

     Trade accounts receivable are recorded at the invoice amount and do not bear interest. The Company provides credit to its customers in the normal course of business, performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. The allowance for doubtful accounts related to trade receivables is determined based on an evaluation of specific accounts, which evaluation is conducted when information is available indicating that a customer may not be able to meet its financial obligations. Judgments are made in these specific cases based on available facts and circumstances, and a specific reserve for that customer may be recorded to reduce the receivable to the amount that is expected to be collected. These specific reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved. The collectibility of trade receivables could be significantly reduced if default rates are greater than expected or if an unexpected material adverse change occurs in a major customer’s ability to meet its financial obligations.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer equipment is amortized over two years, computer software over three years, and furniture and office equipment over five years. Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the lease. Amortization of assets recorded under capital leases is included in depreciation expense. Capital leases, which are for office equipment, are amortized over the term of the lease. Upon disposal, assets and related accumulated depreciation are removed from the Company’s accounts and the resulting gains or losses are reflected in the consolidated statement of operations.

Impairment of long-lived assets

     All long-lived assets were tested for impairment of carrying value as of December 31, 2004 using assumptions and techniques employed in the original valuations and following the guidance of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Specifically, the sum of the projected future cash flows to be derived from assets with definite lives was compared with the net book carrying value. These tests indicated that none of the long-lived assets had impairment in carrying value. The Company will retest these assets annually as of December 31 or more frequently if events or changes in circumstances indicate that assets might be impaired.

Internal Use Computer Software

     The Company applies AICPA Statement of Position No. 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP No. 98-1”). Accordingly, the Company capitalizes internal and external costs related to software and implementation services in connection with its internal use software systems.

Intangible Assets and Goodwill

     Intangible assets and goodwill consists of technology purchased from InfoImage in August 2002 and customer list and goodwill, which resulted primarily from the acquisition of the Molloy Group in July 1999.

     On an ongoing basis, when there are indicators of impairment such as declining revenues or recurring losses, the Company evaluates the carrying value of long-lived assets, including identifiable intangible asset resulting from business acquisitions. If such indicators are apparent, the Company compares the carrying value of the assets to the estimated future undiscounted cash flows expected to be generated from the businesses acquired over the remaining life of the assets. If the undiscounted cash flows are less than the carrying value of the assets, the cash flows will be discounted to present value and the assets will be reduced to this amount. There was no impairment for the years ended December 31, 2004, 2003 and 2002.

     The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets effective January 1, 2002, and ceased amortization of goodwill and concluded that a transitional impairment adjustment was not necessary. SFAS No. 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of SFAS No. 142 and, at a minimum, annually thereafter. Under SFAS No. 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds the estimated fair value. The Company performed an impairment review in 2004, 2003 and 2002 and concluded that no impairment loss was necessary.

Concentration of Credit Risk / Major Customers

     Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. The Company sells its products to end-users directly, and the Company’s customer base is dispersed across many different geographic areas primarily throughout North America and parts of Europe. The Company believes it maintains adequate reserves for potential credit losses and to date, such losses have been minimal and within management’s estimates.

     In 2004, two customers accounted for 12% and 9% of total licenses and services revenues, excluding maintenance, and 0% and 8% of total trade accounts receivable at December 31, 2004. In 2003, two customers accounted for 12% and 7% of total revenues and 3% and 28% of total accounts receivable at December 31, 2003. In 2002, two customers accounted for a total of 11% and 8% of total revenues.

Capitalized Software

     Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers provided recoverability is reasonably assured. The Company follows the “working model” approach, whereby technological feasibility is established at the time the Company has a beta customer. The Company releases updated products periodically soon after technological feasibility has been established for new enhancements. For 2004, 2003, and 2002, costs which were eligible for capitalization were insignificant and, thus, the Company has charged its software development costs to research and development expense in the accompanying statements of operations with the exception of the technology acquired from InfoImage in August 2002 whereby $100,000 was capitalized. These amounts are classified as purchased technology and are being amortized on a straight-line basis over two to three years.

Advertising Costs

     Advertising and sales promotions are charged to expense during the period in which they are incurred. Total advertising and sales promotions expense for the years ended December 31, 2004, 2003, and 2002 were approximately $157,000, $119,000, and $207,000, respectively.

Foreign Currency Translation

     The functional currency of the Company’s foreign subsidiary was the local currency in the country in which the subsidiary was located. Assets and liabilities denominated in foreign currencies were translated to U.S. dollars at the exchange rate in effect on the last day of the month of the balance sheet date. Revenues and expenses are translated at the average rates. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other comprehensive loss. Gains and losses from foreign currency transactions are included in other income (expense), net for the periods presented. In July 2003, the Company closed its European subsidiary.

Stock Based Compensation

The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123, as amended by SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, “Accounting

for Stock Issued to Employees” (“APB Opinion No. 25”), provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25. Refer to Note 9.

     The following proforma disclosure presents the Company’s net loss and loss per share had compensation cost for the Company’s stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123.

	2004	2003	2002

Net loss from continuing operations, as reported	$(1,694,252)	$(2,979,305)	$(6,825,361)
Add: Compensation expense reported in earnings	136,270	—	78,344
Less: Total stock based compensation expense under SFAS 123	(576,003)	(1,809,000)	(2,472,344)

Net loss	$(2,133,985)	$(4,788,305)	$(9,219,361)

Weighted average shares used to calculate basic and diluted loss per share	5,140,378	2,419,750	3,295,639

Net loss per share	$(0.42)	$(1.98)	$(2.80)

     The average fair value of the options granted is estimated at $5.80 in 2004, $3.60 in 2003 and $3.70 in 2002, on the date of grant using the Black-Scholes pricing model with the following assumptions:

	2004	2003	2002

Volatility, annual rate	150%	325%	221%
Dividend yield	0.0%	0.0%	0.0%
Expected life, in years	3	3	3
Average risk-free interest rate	2.82%	1.98%	3.10%

     The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income for future years. SFAS 123 does not apply to awards prior to 1995 and additional awards in future years are anticipated.

Use of Estimates

     The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Net Loss Per Share

     In accordance with SFAS No. 128, “Earnings Per Share”, basic and dilutive net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. All potentially dilutive securities have not been included in the calculation of net loss per share due to their anti-dilutive effect.

Other Comprehensive Income (Loss)

     Other comprehensive income (loss) consists of net unrealized gains from securities available-for-sale in 2004 and foreign currency translation adjustments in 2003 and 2002.

Reclassification

     Certain prior year amounts have been reclassified to conform to the current year’s presentation.

Revision in the Classification of Certain Securities

     The Company revised the classification of all auction rate preferred stock from cash and cash equivalents to report these securities totaling $850,000 as marketable securities on the Consolidated Balance Sheet as of December 31, 2004. The Company has also made corresponding adjustments to the previously reported Consolidated Statement of Cash Flows for the year ended December 31, 2004 to reflect the net cash used in investing activities of $850,000 related to the gross purchases and sales of these securities rather than as a component of cash and cash equivalents. This change in classification does not affect previously reported cash flows from operations or from financing activities in the Company’s previously reported Consolidated Statements of Cash Flows, or the previously reported Consolidated Statement of Operations for the year ended December 31, 2004.

Impact of Recently Issued Accounting Standards

     In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretations No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. The Company does not have any variable interest entities.

     The Emerging Issues Task Force (“EITF”) reached final consensuses on Issue 03-6 Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share in March  , 2004. Issue 03-6 addresses a number of questions regarding the computation of earnings per share (“EPS”) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating EPS. It clarifies what constitutes a participating security and how to apply the two-class method of computing EPS once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. The Company adopted EITF 03-6 during the six month period ended June 30, 2004. The adoption of EITF 03-6 has had no impact on the Company’s results of operations.

     In December 2004, the FASB issued SFAS No. 123(R) “Share-Based Payment” (“SFAS 123®”), a revision to SFAS 123. SFAS 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under the Purchase Plan, stock options, restricted stock, restricted stock units and stock appreciation rights. SFAS 123R will require the Company to record compensation expense for SBP awards based on the fair value of the SBP awards. Under SFAS 123R, restricted stock and restricted stock units will generally be valued by reference to the market value of freely tradable shares of the Company’s common stock. Stock options, stock appreciation rights and shares issued under the Purchase Plan will generally be valued at fair value determined through an option valuation model, such as a lattice model or the Black-Scholes model (the model that the Company currently uses for its footnote disclosure). SFAS 123R is effective for interim and annual periods beginning after June 15, 2005 and, accordingly, the Company must adopt the new accounting provisions effective July 1, 2005.

Note 3. Fair Value of Financial Instruments

     The carrying amounts of the Company’s financial instruments consisting principally of cash and cash equivalents, short term investments, accounts receivable, payables and debt approximate their fair values at December 31, 2004 and 2003.

Note 4. Accounts Receivable

     Accounts receivable consist of the following:

	December 31,
	2004	2003

Billed receivables	$2,623,669	$3,393,829
Unbilled receivables	—	54,450

	2,623,669	3,448,279
Allowance for doubtful accounts	(94,588)	(100,000)

Total receivables	$2,529,081	$3,348,279

Activity in the allowance for doubtful accounts is as follows:

Balance
Balance, January 1, 2002	$376,142
Reduction of expense	(70,000)
Amounts written off	(135,144)

Balance, December 31, 2002	170,998
Net charge to expense	25,000
Amounts written off	(95,998)

Balance, December 31, 2003	100,000
Amounts written off	(5,412)

Balance, December 31, 2004	$94,588

Note 5. Intangible Assets and Goodwill

     Intangible assets and goodwill consists of technology purchased from Infoimage in August 2002 and customer list and goodwill, which resulted primarily from the acquisition of the Molloy Group in July 1999.

		December 31,
		2004			2003
	Amortization		Accumulated	Net		Accumulated	Net
Description	period	Amount	amortization	amount	Amount	amortization	amount

Molloy Group customer list	4 years	$1,043,543	$1,043,543	$—	$1,043,543	$1,043,543	$—
InfoImage technology	3 years	100,000	100,000	—	100,000	66,663	33,337

Total intangible assets		$1,143,543	$1,143,543	$—	$1,143,543	$1,110,206	$33,337

Goodwill				$2,323,791			$2,323,791

     Amortization expense was $33,337 and $50,004 for 2004 and 2003, respectively.

Note 6. Debt

Credit Facilities

     In October 2002, the Company entered into a $2.5 million loan and security agreement with Comerica Bank – California (the “Bank”). The agreement provided for a revolving line of credit and a term loan. The term loan expired on October 16, 2003. Borrowings under the line of credit accrued interest at the Bank’s prime rate plus 1.5%, which was 5.5% at December 31, 2003. Borrowings under the loan agreement were collateralized by essentially all of the Company’s tangible and intangible assets. At December 31, 2003, the Company had outstanding borrowings of $250,000 under the revolving line of credit, which were repaid in January 2004, and the agreement terminated. In conjunction with this agreement, a warrant was issued to the Bank to purchase 5,000 shares of the Company’s Common Stock at an exercise price of $4.60 per share with a 10-year term. The warrant includes assignability to the Bank’s affiliates, antidilution protection and a net exercise provision. In addition, the Bank could have required the Company to repurchase the warrant for $69,000 after a change of control. The warrant is treated as consideration for the agreement and was valued at $22,990 on the date of the issuance using the Black Scholes option valuation model. As such, the warrant value was recorded as a debt issue cost and was amortized to interest expense over the life of the agreement. As the warrant contains a put option, the warrant value was accrued as a liability and not recorded as equity. The Bank exercised the warrant for no consideration in March 2004 and was issued 2,125 shares of common stock.

Convertible Notes

     On April 1, 2002, the Company signed a binding commitment letter for the sale of convertible notes. The closing of the transaction took place in two tranches on May 6 and June 19, 2002 with total proceeds of $2,975,000 being received, net of transaction costs of $275,000.

     Of the total amount of $3,250,000 of convertible notes issued, convertible notes with an aggregate principal amount of $2,635,000 were acquired by a director of the Company and his affiliated entities, who collectively owned approximately 20% of the Company’s stock prior to the acquisition of convertible notes.

     The convertible notes were originally to mature 18 months from the closing date, bore interest at 10% per annum, and were originally convertible at any time at the option of the holder, into shares of the Company’s common stock at a conversion price of $3.00 per share. Interest was payable in cash or additional convertible notes, at the option of the Company. The convertible notes were senior unsecured obligations that ranked senior to all future subordinated indebtedness, pari passu to all existing and future senior, unsecured indebtedness and subordinated to all existing and future senior secured indebtedness. While the notes were outstanding, the Company was restricted from paying or declaring dividends on common stock, making any other distribution on common stock, or repurchasing or redeeming any shares of common stock.

     In accordance with EITF 00-27, “Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,’ to Certain Convertible Instruments,” the Company recognized in 2002 a beneficial conversion feature (“BCF”) in the aggregate amount of $2,225,000 as the difference between the market value of the Company’s common stock on the commitment date and the conversion price of the convertible notes, reduced for the investors’ transaction costs. The BCF was recorded as an increase in additional paid in capital and a discount on debt in the accompanying 2002 consolidated balance sheet. Additionally, the Company incurred total legal and other expenses of approximately $54,000 related to the transaction, which was also recorded as a discount on debt. The aggregate discount was being amortized as interest expense over the 18 month term of the convertible notes.

     On March 31, 2003, the noteholders agreed to an amendment to the original notes. The amendment reduced the conversion price from $3.00 per share to $2.50 per share and extended the term of the notes until July 15, 2004.

     On October 31, 2003, April 30, 2003 and October 31, 2002, interest payments were due on the convertible notes and were paid by issuing additional convertible notes in the amounts of $177,748, $169,284 and $135,681, respectively. These additional convertible notes had the same terms as the amended convertible notes. The Company recognized additional BCF of $232,672 and $906,799 in 2004 and 2003, respectively, as a result of the amendment of the notes and payment of interest with additional convertible notes.

     On February 10, 2004, the notes were converted into common stock as part of the terms of an equity funding as discussed in Note 8. Additional interest of $105,760 was paid in shares of stock in connection with the conversion.

Note 7. Restructuring and Other Special Charges

     In 2001, the Company implemented strategic restructurings to reduce its cost structure and focus on revenue growth opportunities in the knowledge management software market. The restructuring included severance and other benefit costs, costs for reduction and relocation of facilities, termination costs for certain service contracts and an equipment write off. As part of the restructuring plan, 180 employees were laid off in 2001.

     A portion of the restructuring charge related to potential costs for terminating certain real estate leases at the Company’s corporate headquarters then located in Oakmont, Pennsylvania, in addition to amounts related to unused capacity within the building. In 2002, the Company decided not to terminate the lease on the property as anticipated and accordingly reversed approximately $302,000 in exit reserves. Furthermore, a change in the estimate of the termination costs for certain service contracts resulted in a reduction to the restructuring expense of $99,000 in 2002.

A summary of the restructuring activity is as follows (amounts in thousands):

		Reduction and
	Severance and other	relocation of
	benefits	facilities	Other	Total
Accrual at January 1, 2002	131	767	154	1,052
Charges	—	—	113	113
Payments	—	(250)	(267)	(517)
Changes in estimates	(131)	(401)	—	(532)

Accrual at December 31, 2002	—	116	—	116
Payments	—	(96)	—	(96)
Changes in estimates	—	(20)	—	(20)

Accrual at December 31, 2003 and 2004	$—	$—	$—	$—

     Other special expenses consist of severance costs for senior executives, forgiveness of loans in connection with repurchases of common stock, and income tax gross-ups related to the loan forgiveness. The restructuring and other special expenses of separated executives consist of the following amounts:

	Year ended December 31,
	2003	2002
Restructuring costs	$(20)	$(532)
Executive loan forgiveness and related tax costs	—	50
Reserve for stockholder loans	—	63

Total restructuring and other special charges	$(20)	$(419)

     There were no restructuring related costs in 2004.

Note 8. Capital Stock

Common Stock and Preferred Stock

     The Company has two classes of capital stock consisting of common stock and preferred stock. As of December 31, 2004, a total of 100,000,000 shares were authorized for common stock and 5,000,000 shares were authorized for preferred stock.

     The Company has reserved 1,502,931 shares of common stock as of December 31, 2004. Of this total, 867,047 shares are reserved for exercise of stock options, and 635,884 shares are reserved for exercise of warrants.

     There are no shares of preferred stock outstanding as of December 31, 2004.

Stock Split

     At the Company’s 2004 annual meeting of stockholders on December 7, 2004, the stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of its common stock and to grant its board of directors the authority until June 30, 2006 to set the ratio for the reverse split or to not complete the reverse split. The board granted authority to effect a 1 for 10 reverse stock split, which was effective February 4, 2005. The split is reflected in all share and per share information found throughout the consolidated financial statements. In addition, on February 4, 2005, the number of authorized shares of common stock was decreased to 50,000,000 shares upon completion of the reverse stock split.

Stock offering

     On January 30, 2004, the Company secured an additional $7.5 million, net of expenses, in funding to finance its operations and the development of its business. The additional funding was raised through a private placement of equity securities consisting of 1,230,769 shares of common stock and five-year warrants to purchase 615,384 shares of common stock at $7.20 per share.

     On February 10, 2004, the Company’s convertible notes were converted into common stock as part of the terms of the equity funding.

Note 9. Stock Option Plan

     Effective April 2000, the Company’s Board of Directors approved the ServiceWare Technologies, Inc. 2000 Stock Incentive Plan (the “Plan”) which amended and restated the 1996 ServiceWare, Inc. Amended and Restated Stock Option Plan (the “1996 Plan”). The Plan is administered by the Board of Directors and provides for awards of stock options to employees, officers, directors, consultants and advisors. A total of 875,000 shares of the Company’s Common Stock plus any shares of Common Stock previously reserved for stock options granted under the 1996 Plan which are forfeited prior to exercise may be issued pursuant to the Plan. Management and the Board of Directors determined the exercise price of incentive stock options for the period from April 2000 through the Company’s initial public offering in August 2000 (“IPO”). After the IPO, the exercise price of incentive stock options is the closing market price of the Company’s Common Stock on the date of the grant. The Board of Directors also determines the exercise price of nonqualified options. Options generally vest over a two-year period in equal annual amounts, or over such other period as the Board of Directors determines, and may be accelerated in the event of certain transactions such as merger or sale of the Company. These options expire within ten years after the date of grant. During 2004, the Company recorded $136,270 in stock based compensation expenses related to restricted stock grants to executives and granting options at less than market price.

     The following table summarizes option activity for the years ended December 31, 2004, 2003, and 2002:

	Options	Option Price	Weighted Average
	Outstanding	Range per Share	Exercise Price

Options outstanding, December 31, 2001	413,848	$2.40-$70.00	$11.8100
Options granted	367,950	$3.20-$5.80	$4.0250
Options exercised	(16,000)	$2.50-$3.80	$2.8940
Options forfeited	(208,968)	$2.40-$70.00	$13.5500

Options outstanding, December 31, 2002	556,830	$2.40-$70.00	$5.0590
Options granted	97,046	$2.60-$7.00	$3.6350
Options exercised	(9,060)	$2.60-$4.50	$3.6230
Options forfeited	(68,045)	$2.60-$25.00	$4.3930

Options outstanding, December 31, 2003	576,771	$2.50-$70.00	$4.7100
Options granted	380,445	$4.09-$8.19	$5.7913
Options exercised	(17,600)	$2.60-$4.50	$4.2083
Options forfeited	(72,567)	$2.60-$51.25	$5.8896

Options outstanding, December 31, 2004	867,049	$2.50-$70.00	$5.0950

Options exercisable, December 31, 2004	491,763	$2.50-$70.00	$4.7095

The options outstanding as of December 31, 2004 have been segregated into ranges for additional disclosure as follows:

Options Outstanding				Options Exercisable
	Options outstanding	Weighted average		Exercisable as of	Weighted
	as of December 31,	remaining	Weighted average	December 31,	average
Range of exercise prices	2004	contractual life	exercise price	2004	exercise price

$0.000 — $2.500	95,000	6.7	$2.5000	95,000	$2.5000
$2.501 — $3.500	109,126	7.7	$2.9114	89,038	$2.9762
$3.501 — $4.000	170,850	6.8	$3.9598	170,350	$3.9608
$4.010 — $5.900	235,851	8.2	$5.0393	93,599	$4.4843
$5.901 — $6.000	205,497	8.5	$5.9900	—	—
$6.010 — $6.900	8,800	8.5	$6.4886	4,400	$6.5227
$6.901 — $11.000	19,828	6.4	$9.8203	17,278	$10.1645
$11.010 — $28.000	13,838	4.5	$20.0144	13,838	$20.0144
$28.010 — $35.000	8,000	6.0	$28.1200	8,000	$28.1200
$35.010 — $70.000	259	3.9	$49.1204	259	$49.0769

	867,049	7.6	$5.0950	491,762	$4.7095

     On August 28, 2002, the Company offered its full-time and part-time employees and non-employee directors the opportunity to exchange their outstanding stock options for an equal number of new options (adjusted for a reverse stock split or similar event, should this happen) to be granted on the first business day that was at least six months plus one day after the expiration of the offer. The offer expired September 30, 2002, and options for 43,646 shares of common stock were tendered. New options for 43,646 shares of common stock were granted on March 31, 2003 to those participants who were employed by the Company on both the date this offer expired and the date that the new options were granted.

Employee Stock Purchase Plan

     In May 2000, the Company adopted the Employee Stock Purchase Plan (ESPP). Under the terms of the ESPP, the Company is authorized to issue up to 50,000 shares of common stock, plus annual increases, as defined by the plan document. The ESPP enables employees to purchase shares of the Company’s common stock at a discounted price through after-tax payroll deductions. Shares are offered to employees in six month offering periods. Eligible employees elect to have deducted from 1% to 15% of their base compensation. The amounts deducted can be used to purchase the Company’s common stock at the lesser of 85% of the fair value on the first day of the offering period or 85% of the fair value on last day of the offering period (purchase date). At December 31, 2004, 48,302 shares remained available for purchase under the plan.

Note 10. Warrants

     The following table summarizes warrant activity for the years ended December 31, 2004, 2003 and 2002:

	Warrants	Warrant Price
	Outstanding	Range per Share

Balance, January 1, 2002	74,862	$15.00-$90.00
Warrants granted	5,000	$4.60
Warrants exercised	—	—
Warrants expired	(13,333)	$70.00

Balance, December 31, 2002	66,529	$4.60-$90.00
Warrants granted	—	—
Warrants exercised	—	—
Warrants expired	(50,047)	$15.00-$90.00

Balance, December 31, 2003	16,482	$4.60-$37.50
Warrants granted	627,883	$7.20-$8.39
Warrants exercised	(5,000)	$4.59
Warrants expired	(3,481)	$37.50

Balance, December 31, 2004	635,884	$7.20-$37.50

     The valuation of warrants was calculated using the Black-Scholes pricing model. The holders of the warrants have the right to exercise their warrants for shares of the Company’s common stock at anytime until the expiration of the warrant. Expiration dates of the warrants are as follows:

Warrants Outstanding	Warrant Price per Share	Expiration Date

615,384	$7.20	1/30/09
8,000	$37.50	12/10/06
12,500	$8.40	1/16/07

635,884

     Warrant amortization recorded as a reduction of revenue was $9,548 and $104,348 during 2003 and 2002, respectively, and relates to warrants issued to a customer primarily in connection with a master license agreement entered into in 2000.

Note 11. Capital and Operating Leases

     The Company has several capital and operating leases covering office space and certain equipment. Future minimum lease payments due under noncancelable capital and operating leases are as follows:

Year ending December 31,	Capital leases	Operating leases
2005	$39,071	$205,440
2006	28,178	214,048
2007	18,996	224,267
2008	18,499	234,698
Thereafter	—	102,137

Total minimum lease payments	104,744	$980,590

Less amount representing interest	9,572

Present value of capital lease obligations	95,172
Less current maturities	34,211

Non current capital lease obligations	$60,961

     The current operating lease contains an escalation clause, which has been straight-lined over the life of the lease.

     Total rent expense under all operating leases amounted to $216,472, $295,922 and $464,108 in 2004, 2003 and 2002, respectively.

     In May 2003, the Company exercised its option to terminate its office lease in Oakmont, Pennsylvania with six months notice. Effective December 19, 2003, the Company moved to its new location at One North Shore, 12 Federal Street, Suite 503, Pittsburgh, PA 15212. The lease is for a term of 66 months.

     The lease obligations described above do not include any amounts related to the February 2005 business combination with Kanisa Inc. disclosed in Note 19.

Note 12. Income Taxes

     A reconciliation of the provision (benefit) for income taxes on operations computed by applying the U.S. federal statutory rate of 34% to the loss from operations before income taxes and the reported benefit for income taxes on operations is as follows:

	Year ended December 31,
	2004	2003	2002
Income tax provision (benefit) computed at statutory federal income tax rate	$(576,046)	$(1,012,964)	$(2,320,621)
State income taxes, net of federal tax benefit, if any	(100,639)	(176,971)	(405,426)
Other (principally goodwill and meals and entertainment)	35,882	15,640	48,812
Research tax credit	75,790	75,790	—
Foreign loss	—	166,952	332,984
Deferred tax asset valuation allowance	565,013	931,553	2,344,251

Total benefit for income taxes	$—	$—	$—

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, are as follows:

December 31,
	2004	2003

Deferred tax assets (liabilities)
Accounts receivable	$38,000	$40,000
Property and equipment	72,000	136,000
Intangible assets and goodwill	5,776,000	5,762,000
Deferred license revenue	(149,000)	—
Net operating loss carryforwards	25,479,000	24,796,000
Research tax credit carryforwards	1,049,000	973,000

Total net deferred tax assets	32,265,000	31,707,000
Valuation allowance	(32,265,000)	(31,707,000)

Net deferred tax asset	$—	$—

     Management has recorded a valuation allowance against the deferred tax assets until such time that the Company demonstrates an ability to generate taxable income on a consistent basis.

     At December 31, 2004, the Company had net operating loss carryforwards of approximately $63,698,000, which expire between 2011-2024. Utilization of certain net operating loss carryforwards is subject to limitation under Section 382 of the Internal Revenue Code.

Note 13. Net Loss Per Share

     The following table sets forth the computation of basic and diluted earnings (loss) per share:

	2004	2003	2002

Numerator:
Net loss from operations	$(1,694,252)	$(2,979,305)	$(6,825,361)

Denominator:
Denominator for basic and diluted loss per share – weighted average shares	5,140,378	2,419,750	2,395,639

Net loss per share, basic and diluted	$(0.33)	$(1.23)	$(2.85)

     Dilutive securities include convertible notes, options and warrants as if converted. Potentially dilutive securities totaling 1,502,931, 2,076,460 and 1,751,918 shares for the years ended December 31, 2004, 2003 and 2002, respectively, were excluded from historical basic and diluted loss per share because of their antidilutive effect. The number of outstanding options to purchase common stock for which the option exercise price exceeded the average market price of the Company’s common stock aggregated 912,105, 94,824, and 127,306 for the years ended 2004, 2003, and 2002.

Note 14. Retirement Plan

     The Company has a 401(k) profit sharing plan (the “Plan”) covering all of its employees subject to certain age and service requirements. Under provisions of the Plan, participants may contribute up to 15% of their eligible compensation to the Plan. The Company contributed $78,995, $26,952 and $186,547 in matching contributions to the Plan in 2004, 2003 and 2002, respectively.

Note 15. Segment Reporting

     The Company has only one business segment.

Geographic Information

	Year ended December 31,
	2004		2003		2002
	Long-lived		Long-lived		Long-lived
	Revenues (a)	assets (b)	Revenues (a)	assets (b)	Revenues (a)	assets (b)

United States	$11,430,354	$450,649	$10,716,304	$521,511	$8,961,285	$1,251,921
International	1,071,773	—	795,131	—	1,197,065	7,265

Total	$12,502,127	$450,649	$11,511,435	$521,511	$10,158,350	$1,259,186

(a)	Revenues are attributed to the United States and International based on customer location.

(b)	Long-lived assets include non-current tangible assets of the Company.

Major Customers

     Sales are made primarily through the Company’s direct sales force and outsourcers.

Note 16. Related Party Transactions

     The Company’s investments are held in an account with an investment firm that is related to a director of the Company and his affiliated entities, who collectively own more than 25% of the Company’s stock. Also, as investments are purchased and sold, this investment firm may hold a cash balance. At December 31, 2004 and 2003, the cash balance with this investment firm was $914,926 and $326,722, respectively. The maximum balance in the cash and investment accounts during 2004 and 2003 was $9,331,387 and $525,750, respectively.

     Marketable securities consist of investments in bond and stock mutual funds, common stock of a publicly traded company received in the settlement of the Primus lawsuit, and commercial paper. At December 31, 2004, the historical cost, gross unrealized gains and losses, and fair value of the securities were as follows:

		Gross unrealized	Gross unrealized
	Historical cost	gain	loss	Fair value
Common stock	$850,000	$553,933	—	$1,403,933
Corporate bonds	815,550	—	(35,174)	780,376
Government bonds	1,005,111	—	(5,000)	1,000,111
Auction rate preferred	6,082,041	—	—	6,082,041

Total current available for sale securities	$8,752,702	$553,933	$(40,174)	$9,266,461

     Of the total amount of $3,732,713 of convertible notes issued as of December 31, 2003, convertible notes with an aggregate principal amount of $3,029,531 were owned by a director of the Company and his affiliated entities, who collectively owned approximately 20% of the Company’s stock prior to the acquisition of convertible notes. Refer to Note 6.

     An investment firm that is related to a director of the Company served as one of the placement agents for us in connection with the private placement, which occurred in January 2004, of an aggregate of 1,230,769 shares of the Company’s common stock and warrants to purchase up to an aggregate of 615,385 shares of common stock. In connection with the private placement, the investment firm received a placement fee of $240,000. Affiliates of the investment firm purchased $455,000 of units in the private placement. In addition, entities with respect to which the director has or shares voting power purchased $162,500 of units in the private placement.

Note 17. Quarterly Financial Data (unaudited)

	First quarter	Second quarter	Third quarter	Fourth quarter
Year ended December 31, 2004
Revenues	$1,836,774	$3,887,372	$3,973,360	$2,804,620
Gross margin	1,000,927	2,880,608	2,363,799	1,470,933
Net income (loss)	(2,709,705)	163,450	199,991	652,012
Net income (loss) per common share, basic	(0.55)	0.03	0.04	0.12
Net income (loss) per common share, diluted	0.00	0.03	0.04	0.12

Year ended December 31, 2003
Revenues	$2,125,861	$3,072,760	$2,730,988	$3,581,826
Gross margin	1,279,868	2,262,922	1,909,320	2,865,646
Net loss	(1,942,791)	(368,693)	(494,016)	(173,804)
Net loss per common share, basic and diluted	(0.81)	(0.15)	(0.20)	(0.07)

Note 18. Contingencies

     In October 2003, the Company filed suit against Primus Knowledge Solutions, Inc. (“Primus”) in the United States District Court for the Western District of Pennsylvania, alleging that Primus had infringed certain United States patents owned by the Company. Primus filed an answer denying liability and asserting counterclaims against the Company, including allegations of interference, defamation and unfair competition. The Company subsequently asserted certain reply counterclaims against Primus. This action, including the related counterclaims and reply claims, is referred to as the Lawsuit.

     On August 10, 2004, Primus announced that it had entered into a definitive agreement and plan of merger whereby Primus would be acquired by Art Technology Group, Inc. (“ATG”).

     As of November 1, 2004, the Company entered into a settlement agreement with Primus and ATG in which:

•	Without any admission of liability by either party, the Company and Primus agreed to dismiss with prejudice all the claims, counterclaims and reply claims in the Lawsuit and to deliver to each other mutual general releases.

•	The Company agreed to grant to Primus and its affiliates, including ATG, a fully paid, irrevocable, nonexclusive, nontransferable (with certain exceptions specified in the agreement), worldwide, perpetual limited license under the patents at issue in the Lawsuit and a covenant not to sue under those patents.

•	Primus agreed to pay the Company the sum of $800,000 in cash and ATG agreed to guarantee this cash payment obligation.

•	Primus agreed to issue to the Company, immediately prior to the closing of ATG’s acquisition of Primus, shares of Primus common stock having a value of $850,000 based on ATG’s stock price at the time of issuance and without taking into account any future fluctuations in the stock price. Although the Company agreed to certain restrictions on transfer of the shares of ATG common stock issued to the Company in connection with the acquisition by ATG of Primus, the Company sold all of its shares of ATG common stock in first quarter 2005, for an aggregate gross sales price of $1,018,250.

     In addition to the amounts payable under the foregoing agreement with Primus and ATG, the Company’s insurance carrier, agreed to pay the sum of $575,000 towards the Company’s out-of-pocket costs and expenses associated with the Lawsuit resulting in total cash and stock settlement proceeds of approximately $2.4 million. In connection with the Lawsuit, the Company incurred approximately $1.1 million in attorneys’ fees and related expenses. The Company’s net settlement proceeds after taking into consideration the these expenses were approximately $1,300,000, which was recorded as other income on the Company’s financial statements.

     On January 16, 2004, the Company entered into a release agreement with its prior landlord, Sibro Enterprises, LP (“Sibro”), for the Company’s corporate headquarters then in Oakmont, Pennsylvania, pursuant to which the Company settled all outstanding disputes under the lawsuit Sibro had filed in the Court of Common Pleas of Allegheny County, Pennsylvania. Pursuant to the release agreement, the Company paid Sibro Enterprises an agreed upon amount representing rent due through December 31, 2003, which was recorded in its 2003 consolidated financial statements and issued Sibro Enterprises a warrant to purchase 12,500 shares of common stock at a purchase price of $8.40 per share. In exchange, the parties mutually agreed to terminate the lease as of December 31, 2003, dismiss the lawsuit with prejudice, and release each other from any and all claims as of the date of the release agreement.

Note 19. Subsequent Events

     On February 8, 2005, the Company, Kanisa Inc. (“Kanisa”) and a wholly owned subsidiary of the Company (“Merger Sub”) entered into an Amended and Restated Agreement and Plan of Merger (“Amended Merger Agreement”), which revised the Agreement and Plan of Merger entered into by the parties on December 22, 2004. The Amended Merger Agreement provides for the merger of Merger Sub with and into Kanisa with Kanisa surviving as a wholly owned subsidiary of the Company (the “Merger”). The Merger closed simultaneously with the execution of the Amended Merger Agreement. Upon the consummation of the Merger, the Company’s headquarters are now located in Cupertino, California. In pursuing this merger, the Company determined that combining the technology, research and development resources, customer relationships and sales and marketing capabilities of the two companies could create a stronger and more competitive company, with the breadth and scale that our market demands.

     Pursuant to the Merger, the Kanisa stockholders received a total of 3,501,400 shares of the common stock of the Company, which represents 40% of its outstanding stock after the Merger. In addition, the Company issued warrants to purchase 423,923 shares of common stock at an exercise price of $7.20 per share to the Kanisa stockholders. The warrants will expire in January 2009. On February 8, 2005, the price of the Company’s common stock was $5.00.

     The Merger with Kanisa will be accounted for under the purchase method of accounting and accordingly, the purchase price will be allocated to the assets acquired, principally intangible assets, based on their estimated fair values at the date of the acquisition. The Company is performing a valuation of the intangible assets; however, the valuation has not been finalized. The Company believes that goodwill will be recorded as a result of the transaction.

The operating results of Kanisa will be included in the Company’s results of operations from the date of acquisition.

ServiceWare Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except per share amounts

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,325	$1,672
Marketable securities	7,701	9,266
Accounts receivable, less allowance for doubtful accounts of $107 as of March 31, 2005 and $95 as of December 31, 2004	4,506	2,529
Prepaid expenses and other current assets	485	513

Total current assets	16,017	13,980

Non current assets
Property and equipment
Office furniture, equipment, and leasehold improvements	1,783	1,511
Computer equipment	9,448	4,830

Total property and equipment	11,231	6,341
Less accumulated depreciation	(10,764)	(5,890)

Property and equipment, net	467	451
Intangible assets, net of amortization of $141 as of March 31, 2005	5,241	—
Goodwill	14,485	2,324
Other non current assets	60	198

Total non current assets	20,253	2,973

Total assets	$36,270	$16,953

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	2,130	1,693
Accrued compensation and benefits	842	407
Deferred revenue – licenses	365	379
Deferred revenue - services	4,458	2,720
Accrued restructuring charges	754	—
Current portion of capital lease obligations	48	34
Other current liabilities	1,226	572

Total current liabilities	9,823	5,805
Non current deferred revenue	286	323
Capital lease obligations	100	61

Total liabilities	10,209	6,189

Commitments and Contingencies

Stockholders’ equity
Common stock, $0.01 par; 50,000 shares authorized, 8,771 and 5,269 shares issued and 8,755 and 5,252 shares outstanding as of March 31, 2005 and December 31, 2004, respectively	88	53
Additional paid in capital	101,337	83,835
Treasury stock, 16 and 17 shares as of March 31, 2005 and December 31, 2004, respectively	(56)	(62)
Deferred compensation	(125)	(162)
Warrants	6,524	4,765
Accumulated other comprehensive income (loss)	(20)	514
Accumulated deficit	(81,687)	(78,179)

Total stockholders’ equity	26,061	10,764

Total liabilities and stockholders’ equity	$36,270	$16,953

See accompanying notes to the financial statements.

ServiceWare Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in thousands, except per share amounts
(Unaudited)

	Three months ended March 31,
	2005	2004
Revenues
Licenses	$1,377	$230
Services	2,322	1,607

Total revenues	3,699	1,837

Cost of revenues
Cost of licenses	209	64
Cost of services	1,628	772

Total cost of revenues	1,837	836

Gross margin	1,862	1,001
Operating expenses
Sales and marketing	1,662	1,001
Research and development	1,523	594
General and administrative	980	853
Restructuring charges	1,355	—

Total operating expenses	5,520	2,448

Loss from operations	(3,658)	(1,447)
Other income (expense)
Interest expense	(1)	(1,272)
Other (net)	151	9

Other income (expense), net	150	(1,263)

Net loss	$(3,508)	$(2,710)

Net loss per common share, basic and diluted	$(0.49)	$(0.55)

Shares used in computing per share amounts	7,183	4,906

See accompanying notes to the financial statements.

ServiceWare Technologies, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Amounts in thousands, except per share amounts
(Unaudited)

								Accumulated
			Additional					other		Total
	Common stock		paid in	Treasury stock		Deferred		comprehensive	Accumulated	Stockholders’
	Shares	Amount	capital	Shares	Amount	compensation	Warrants	(loss) gain	Deficit	Equity
Balance at December 31, 2004	5,269	$53	$83,835	17	$(62)	$(162)	$4,765	$514	$(78,179)	$10,764
Exercise of stock options	1		(2)	(1)	6					4
Issuance of common stock for merger	3,501	35	17,262							17,297
Issuance of warrants for merger							1,759			1,759
Stock based compensation expense			242			37				279
Comprehensive loss:
Unrealized loss on short term investments								(20)		(20)
Reclassification adjustment for gains realized in net loss								(514)		(514)
Net loss									(3,508)	(3,508)

Total comprehensive loss										(4,042)

Balance at March 31, 2005	8,771	$88	$101,337	16	$(56)	$(125)	$6,524	$(20)	$(81,687)	$26,061

See accompanying notes to the financial statements.

ServiceWare Technologies, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Amounts in thousands, except per share amounts
(Unaudited)

			Additional						Total
	Common stock		paid in	Treasury stock		Deferred		Accumulated	Stockholders’
	Shares	Amount	capital	Shares	Amount	compensation	Warrants	Deficit	Equity
Balance at December 31, 2003	2,433	$247	$76,433	36	$(134)	$—	$46	$(76,485)	$107
Exercise of warrants and stock options	7	—	24	(5)	19	—	—	—	43
Beneficial conversion feature of convertible notes	—	—	233	—	—	—	—	—	233
Issuance of common stock and warrants, net of $574 of issuance costs	1,231	123	2,688	—	—	—	4,614	—	7,425
Issuance of warrants for settlement of lawsuit	—	—	—	—	—	—	105	—	105
Issuance of common stock related to note conversion	1,535	154	3,685	—	—	—	—	—	3,839
Stock based compensation	22	2	221	—	—	(199)	—	—	24
Net loss	—	—	—	—	—	—	—	(2,710)	(2,710)

Balance at March 31, 2004	5,228	$526	$83,284	31	$(115)	$(199)	$4,765	$(79,195)	$9,066

See accompanying notes to the financial statements.

ServiceWare Technologies, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in thousands, except per share amounts
(Unaudited)

	Three months ended March 31,
	2005	2004
Cash flows from operating activities
Net loss	$(3,508)	$(2,710)
Adjustments to reconcile net loss to net cash used in operations:
Non cash items:
Depreciation	100	86
Amortization of intangible assets	141	12
Cost of warrants in connection with lease settlement	—	105
Amortization of beneficial conversion feature related to convertible notes	—	1,162
Amortization of discount on convertible notes	—	50
Interest expense paid by issuing common stock	—	107
Stock based compensation	279	24
Acquired in-process research and development	421	—
Loss (gain) on disposal of equipment	4	(7)
Gain on sale of investments	(284)	—
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable	55	1,380
Decrease in other assets	528	108
Decrease in accounts payable	(707)	(325)
Decrease in accrued compensation	(180)	—
Increase in accrued restructuring charges	754	—
Decrease in deferred revenue	(189)	(549)
(Increase) decrease in other liabilities	(256)	10

Net cash used in operating activities	(2,842)	(547)

Cash flows from investing activities
Purchases of marketable securities	(4,898)	(8,830)
Proceeds from sale of marketable securities	6,213	1,000
Proceeds from sale of assets	1	1
Acquisition costs for Kanisa merger	(561)	—
Cash acquired from Kanisa merger	3,779	—

Property and equipment acquisitions	(34)	(59)

Net cash provided by (used in) investing activities	4,500	(7,888)

Cash flows from financing activities
Repayments of principal of capital lease obligations	(9)	(8)
Repayments of principal of revolving line of credit	—	(250)
Proceeds from equity funding, net of debt issuance costs	—	7,425
Proceeds from stock option exercises	4	20

Net cash (used in) provided by financing activities	(5)	7,187

Increase (decrease) in cash and cash equivalents	1,653	(1,248)
Cash and cash equivalents at beginning of period	1,672	1,438

Cash and cash equivalents at end of period	$3,325	$190

Supplemental disclosures of cash flow information:
Cash paid for interest	$2	$3

Supplemental disclosures of non-cash investing and financing activities:
Conversion of convertible debt and accrued interest to common stock	—	3,839
Adjustment to beneficial conversion feature for convertible notes	—	233
Exercise of warrants by bank	—	23
Issuance of warrants	1,759	4,719
Assets acquired under capital lease obligation	—	32
Unrealized loss on investments	(20)	—
Kanisa acquisition (Note 10)

See accompanying notes to the financial statements.

ServiceWare Technologies, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005

(Unaudited)

Note 1. Organization of the Company

     ServiceWare Technologies, Inc., d/b/a Knova Software, Inc. (the “Company) is a provider of customer relationship management (CRM) software applications, specifically applications that enable customer service organizations to more effectively resolve service requests and answer questions. Built on knowledge management and search technologies, the Company’s service resolution management (SRM) applications optimize the resolution process across multiple service channels, including contact centers, self-service websites, help desk, email and chat. The Company’s SRM applications complements, integrates with, and enhances traditional CRM, contact center, and help desk applications by providing patented knowledge management solutions that improve service delivery. The Company’s customers include some of the largest companies in the world and the Company’s products enable them to reduce operating and service delivery costs, improve customer satisfaction, and thereby increase revenues.

     The Company is principally engaged in the design, development, marketing and support of software applications and services. Substantially all of the Company’s revenues are derived from a perpetual license of software products, the related professional services and the related customer support, otherwise known as maintenance. We license software in arrangements in which the customer purchases a combination of software, maintenance and/or professional services, such as training and implementation services. Maintenance, which includes technical support and product updates, is typically sold with the related software license and is renewable at the option of the customer on an annual basis after the first year. The Company’s professional services and technical support organizations provide a broad range of implementation services, training, and technical support to customers and implementation partners. The Company’s service organization has significant product and implementation expertise and is committed to supporting customers and partners throughout every phase of their adoption and use of the Company’s solutions.

     The accompanying financial statements have been prepared on a basis, which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company incurred a net loss of $3,508,000 and used $2,842,000 for operations for the three months ended March 31, 2005, and may incur additional losses throughout the remainder of 2005. The ability of the Company to continue in its present form is largely dependent on its ability to generate additional revenues, achieve profitability and positive cash flows or to obtain additional debt or equity financing. Management believes that the Company has the ability to do so and plans to fund 2005 operations through cash the Company expects to generate from operations and current cash balances. There is no assurance that the Company will be successful in obtaining sufficient license and service fees from its products or alternatively, to obtain additional financing on terms acceptable to the Company.

Note 2. Unaudited Interim Financial Information

     The accompanying unaudited balance sheet as of March 31, 2005 and related unaudited consolidated statements of operations, unaudited consolidated statements of cash flows and the unaudited consolidated statement of stockholders’ equity for the three months ended March 31, 2005 and 2004 have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. As discussed in Note 10, the accounts of Kanisa Inc. (“Kanisa”) are included from the date of acquisition, February 8, 2005.

     Management believes that the interim financial statements include all adjustments, consisting of normal recurring accruals, considered necessary for a fair statement of the results of interim periods. Operating results for any quarter are not necessarily indicative of the results that may be expected for the full year and particularly with respect to the operating results for the three months ended March 31, 2005, which include Kanisa results only from

February 8, 2005. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Note 3. Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions.

Marketable Securities

     The Company considers all marketable securities as available-for-sale. Accordingly, these securities are carried at fair value and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. The securities consist of corporate bonds, government bonds, auction rate preferred securities and common stock.

     The majority of the Company’s investments are held in an account with an investment firm of which a Director of the Company is an affiliate.

Stock Based Compensation

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123, as amended by SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25.

     The following pro forma disclosure presents the Company’s net loss and loss per share had compensation cost for the Company’s stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123.

	For the three months ended March 31,
	2005	2004
	(in thousands, except per share amounts)
Net loss from continuing operations, as reported	$(3,508)	$(2,710)
Add: stock based compensation expense included in reported net loss	279	24
Less: total stock based compensation expense under SFAS No. 123	(1,162)	(75)

Adjusted net loss	$(4,391)	$(2,761)

Weighted average shares used to calculate basic and diluted loss per share	7,183	4,906

Net loss per share, basic and diluted	$(0.61)	$(0.56)

     The average fair value of the options granted is estimated at $4.39 during first three months of 2005 and $7.50 during first three months of 2004, on the date of grant using the Black-Scholes pricing model.

     The effects of applying SFAS 123 in this proforma disclosure are not likely to be representative of the effects on reported net income for future years.

Impact of Recently Issued Accounting Standards

     In December 2004, the FASB issued SFAS No. 123(R) “Share-Based Payment” (“SFAS 123R”), a revision to SFAS 123. SFAS 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under the Company’s Employee Stock Purchase Plan, stock options, restricted stock, restricted stock units and stock appreciation rights. SFAS 123R will require the Company to record compensation expense for SBP awards based on the fair value of the SBP awards. Under SFAS 123R, restricted stock and restricted stock units will generally be valued by reference to the market value of freely tradable shares of the Company’s common stock. Stock options, stock appreciation rights and shares issued under the Employee Stock Purchase Plan will generally be valued at fair value determined through an option valuation model, such as a lattice model or the Black-Scholes model (the model that the Company currently uses for its footnote disclosure). In April 2005, the SEC approved a rule that delayed the effective date of SFAS 123R. SFAS 123R will now be effective for public companies for annual periods that begin after June 15, 2005. The Company is currently evaluating the impact of the adoption of SFAS 123R.

     In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123R and certain SEC rules and regulations, as well as provides the SEC staff’s views regarding the valuation of share-based payment arrangements. The Company is currently assessing the impact of SAB 107 on its implementation and adoption of SFAS 123R.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

Revision in the Classification of Certain Securities

     In connection with the preparation of this report, the Company concluded that it was appropriate to classify all auction rate preferred stock as marketable securities. Previously, a portion of such investments had been classified as cash and cash equivalents. Accordingly, the Company revised the classification to report these securities totaling $850,000 as marketable securities on the previously reported Consolidated Balance Sheet as of December 31, 2004. The Company has also made corresponding adjustments to the previously reported Consolidated Statement of Cash Flows for the three months ended March 31, 2004 to reflect the net cash used in investing activities of $6,006,000 related to the gross purchases and sales of these securities rather than as a component of cash and cash equivalents. This change in classification does not affect previously reported cash flows from operations or from financing activities in the Company’s previously reported Consolidated Statements of Cash Flows, or the previously reported Consolidated Statements of Operations for any period.

Note 4. Debt

Convertible Notes

     In second quarter 2002, the Company issued $3,250,000 of convertible notes, with proceeds of $2,975,000, net of transaction costs of $275,000. The convertible notes were originally to mature 18 months from the closing date, bore interest at 10% per annum, and were originally convertible at any time at the option of the holder, into shares of the Company’s common stock at a conversion price of $3.00 per share. Interest was payable in cash or additional convertible notes, at the option of the Company.

     On March 31, 2003, the noteholders agreed to an amendment to the original notes. The amendment reduced the conversion price from $3.00 per share to $2.50 per share and extended the term of the notes until July 15, 2004.

     In accordance with EITF 00-27, “Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,’ to Certain Convertible Instruments,” the Company recognized an additional beneficial conversion feature (“BCF”) of $232,672 in 2004 as a result of the payment of interest with additional convertible notes, which was being amortized over the amended term of the convertible notes.

     On February 10, 2004, the notes were converted into common stock as part of the terms of an equity funding as discussed in Note 7. Additional interest of $105,760 was paid in shares of stock in connection with the conversion.

Note 5. Net Loss Per Share

The following table sets forth the computation of basic and diluted loss per share:

	Three months ended March 31,
	2005	2004
	(Amounts in thousands, except per share amounts)
Numerator:
Net loss	$(3,508)	$(2,710)

Denominator:
Denominator for basic and diluted earnings per share –weighted average shares	7,183	4,906

Net loss per share, basic and diluted	$(0.49)	$(0.55)

Dilutive securities include convertible notes, options and warrants, as if converted. Potentially dilutive securities totaling 2,821,078 and 1,244,596 shares as of March 31, 2005 and 2004, respectively, were excluded from historical basic and diluted loss per share because of their antidilutive effect. The number of outstanding options to purchase common stock for which the option exercise price exceeded the average market price of the Company’s common stock aggregated 383,871 and 43,208 for the three months ended March 31, 2005 and 2004, respectively.

Note 6. Segment Information

The Company has one business segment.

	Three months ended March 31,
	2005	2004
	(amounts in thousands)
Revenue (a)
United States	$3,618	$1,732
International	81	105

Total	$3,699	$1,837

(a) Revenues are attributed to the United States and International based on customer location.

Note 7. Capital Stock

     On January 30, 2004, the Company secured an additional $7.4 million, net of expenses, in funding to finance its operations and the development of its business. The funding was raised through a private placement of equity securities consisting of 1,230,769 shares of common stock and five-year warrants to purchase 615,385 shares of common stock at $7.20 per share.

     At the Company’s 2004 annual meeting of stockholders on December 7, 2004, the stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of its common stock and to grant its board of directors the authority until June 30, 2006 to set the ratio for the reverse split or to not complete the reverse split. The board granted authority to effect a 1 for 10 reverse stock split, which was effective February 4, 2005. The split is reflected in all share and per share information found throughout the consolidated financial statements. In addition, on February 4, 2005, the number of authorized shares of common stock was decreased to 50,000,000 shares upon completion of the reverse stock split.

     See Note 10 for a discussion of stock and warrants issued to Kanisa stockholders in the business combination effected on February 8, 2005.

Note 8. Stock Option Plan

The following table summarizes option activity for the three months ended March 31, 2005:

	Options	Option Price	Weighted Average
	Outstanding	Range per Share	Exercise Price
Options outstanding, December 31, 2004	867,049	$2.50-$70.00	$5.0950
Options granted	920,300	$4.20-$4.60	$4.3912
Options exercised	(1,140)	$2.60-$3.80	$3.6526
Options forfeited	(24,936)	$2.60-$6.99	$5.6189

Options outstanding, March 31, 2005	1,761,273

Options exercisable, March 31, 2005	643,856	$2.50-$70.00	$4.8842

The following table summarizes option activity for the three months ended March 31, 2004:

	Options	Option Price	Weighted Average
	Outstanding	Range per Share	Exercise Price
Options outstanding, December 31, 2003	576,771	$2.50-$70.00	$4.7100
Options granted	2,300	$6.99-$8.19	$7.5422
Options exercised	(5,050)	$2.60-$4.50	$3.9396
Options forfeited	(4,675)	$2.60-$50.99	$8.1470

Options outstanding, March 31, 2004	569,346

Options exercisable, March 31, 2004	479,521	$2.50-$70.00	$4.7821

     In February 2005, in accordance with an agreement entered into with an executive, who terminated active employment with the Company, the Company accelerated the vesting and extended the exercise period for options held by the executive. Accordingly, approximately $242,000 in stock based compensation was recorded in the three months ended March 31, 2005.

Note 9. Contingencies

     On January 16, 2004, the Company entered into a release agreement with its prior landlord, Sibro Enterprises, LP (“Sibro”), pursuant to which the Company settled all outstanding disputes under the lawsuit Sibro had filed in the Court of Common Pleas of Allegheny County, Pennsylvania. Pursuant to the release agreement, the Company paid Sibro Enterprises an agreed upon amount representing rent due through December 31, 2003, which was recorded in its 2003 consolidated financial statements and issued Sibro Enterprises a warrant to purchase 12,500 shares of common stock at a purchase price of $8.40 per share. The warrant was valued and recorded at approximately $105,000. In exchange, the parties mutually agreed to terminate the lease as of December 31, 2003, dismiss the lawsuit with prejudice, and release each other from any and all claims as of the date of the release agreement.

Note 10. Acquisition

     On December 22, 2004, the Company announced that it had entered into a business combination agreement with Kanisa Inc. under which Kanisa became a wholly-owned subsidiary of ServiceWare through a merger with a newly created wholly-owned subsidiary of ServiceWare. The merger was completed on February 8, 2005 pursuant to an Amended Merger Agreement. Bruce Armstrong, CEO of Kanisa, became CEO of the Company. The corporate headquarters of the Company following consummation of the merger is Cupertino, California.

     In pursuing this merger, the Company determined that combining the technology, research and development resources, customer relationship and sales and marketing capabilities of the two companies would create a stronger and more competitive company, with the breadth and scale that our market demands.

     Pursuant to the Merger, the Kanisa stockholders received a total of 3,501,400 shares of $.01 par value ServiceWare common stock, which represents 40% of post-merger common stock outstanding. Warrants to purchase an additional 423,923 shares of common stock at an exercise price of $7.20 per share were issued to the Kanisa stockholders. These warrants will expire in January 2009. The fair value of each warrant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Volatility	142.67%
Risk-free interest rate	3.4%
Dividend yield	—
Expected life	4 years

     Based on this methodology, the warrants were valued at approximately $4.15 each, resulting in a total value of approximately $1.8 million.

     The results of operations of Kanisa have been included in ServiceWare’s consolidated results from the date of acquisition, February 8, 2005.

     The following table summarizes the allocation of the total purchase price (consisting of $17,297,000 for the common stock issued to Kanisa stockholders, $1,759,000 for the warrants issued to the Kanisa stockholders and acquisition costs of $561,000) to the fair values of the assets acquired and liabilities assumed as of the date of the acquisition (in thousands):

Cash and cash equivalents	$3,779
Accounts receivable	2,032
Prepaid expenses and other current assets	364
Equipment	87
Intangible assets:
Core and developed technologies	3,981
Acquired in-process research and development	421
Customers contracts/customer relations	1,401
Goodwill	12,161
Accounts payable	(1,144)
Accrued compensation and benefits	(614)
Other current liabilities	(913)
Deferred revenues	(1,876)
Capital lease obligations	(62)

Net assets acquired	$19,617

     The Company expensed the acquired in-process research and development in first quarter 2005. The core and developed technologies of $4.0 million were assigned a useful life of 7 years and the customer contracts/customer relations of $1.4 million were assigned a useful life of 5 years. The intangible assets are being amortized using the straight-line method over their estimated useful lives.

     An investment firm, of which a Director of the Company is an affiliate, received $350,000 in consulting fees for assistance with the acquisition. These fees are included in the acquisition costs.

Pro forma results

     The following pro forma results of operations reflect the combined results of ServiceWare and Kanisa as if the combination occurred at the beginning of ServiceWare’s fiscal year, January 1, 2005 or January 1, 2004, as applicable. The information used for this pro forma disclosure was obtained from internal financial reports prepared by Kanisa for the periods January 1, 2005 through February 7, 2005 and January 1, 2004 through March 31, 2004.

	Three months ended March 31,
	2005	2004
	(amounts in thousands, except per share amounts)
Revenue	$4,105	$3,999
Net loss	$(4,432)	$(6,565)
Net loss per share	$(0.51)	$(0.78)
Shares used in loss per share calculation	8,642	8,407

     The pro forma results are not necessarily indicative of what would have occurred if the acquisition had actually been completed as of the assumed dates and periods presented. The actual results for the quarter ended March 31, 2005 include the results for Kanisa from February 8, 2005 through March 31, 2005.

Note 11. Restructuring Charges

     During the first quarter 2005, in connection with the integration of its acquisition of Kanisa, the Company approved a plan to streamline its operations. The workforce reduction of 21 employees consisted of one executive, three from general and administrative, nine from research and development, three from professional services and five from sales. During the quarter ended March 31, 2005, the Company recorded restructuring charges of approximately $1.4 million, including stock based compensation of $242,000 for an executive discussed in Note 8. As of March 31, 2005, $754,000 in severance costs remain to be paid over the next year.

Independent Auditors’ Report

The Board of Directors and Stockholders
Kanisa Inc.:

We have audited the accompanying balance sheets of Kanisa Inc. as of December 31, 2004 and 2003, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kanisa Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Mountain View, California

April 21, 2005

KANISA INC.

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Current assets:
Cash and cash equivalents	$4,078,645	9,422,040
Accounts receivable	3,052,131	2,666,993
Prepaids and other current assets	293,866	242,763

Total current assets	7,424,642	12,331,796

Intangible assets, net	1,914,705	3,219,813
Property and equipment, net	102,677	630,583

Total assets	$9,442,024	16,182,192

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit

Current liabilities:
Accounts payable	$847,644	840,126
Accrued liabilities	2,264,973	1,008,357
Capital lease obligations	13,037	12,035
Note payable	11,618	750,000
Current portion of deferred rent	—	869,950
Billings in excess of costs on uncompleted contracts	1,373,869	—
Deferred revenue	4,257,925	5,669,047
Deferred revenue related to stockholder	18,750	334,354

Total current liabilities	8,787,816	9,483,869

Long-term liabilities:
Capital lease obligations, net of current portion	14,122	27,159
Deferred rent, net of current portion	23,619	199,310
Convertible notes payable to stockholder	—	5,153,593
Other noncurrent liabilities	—	82,366

Total liabilities	8,825,557	14,946,297

Commitments and contingencies

Convertible preferred stock, $0.01 par value. Authorized 48,102,414 shares; issued and outstanding 34,377,755 and 20,605,767 shares as of December 31, 2004 and 2003, respectively; aggregate liquidation preference of $51,363,702 as of December 31, 2004	69,213,242	89,109,331

Stockholders’ deficit:
Common stock, $0.01 par value. Authorized 60,000,000 shares; issued and outstanding 2,107,608 and 437,645 shares as of December 31, 2004 and 2003, respectively	21,076	4,376
Additional paid-in capital	30,947,267	382,857
Notes due from stockholders	—	(57,000)
Accumulated deficit	(99,565,118)	(88,203,669)

Total stockholders’ deficit	(68,596,775)	(87,873,436)

Total liabilities, convertible preferred stock and stockholders’ deficit	$9,442,024	16,182,192

See accompanying notes to financial statements.

KANISA INC.

Statements of Operations

Years ended December 31, 2004 and 2003

	2004	2003
Revenues
License	$3,960,865	1,339,302
License from related parties	866,351	1,700,105

Total license	4,827,216	3,039,407

Service, maintenance and managed service	6,074,501	4,469,858
Service, maintenance and managed service from related parties	182,253	444,385

Total service	6,256,754	4,914,243

Total revenues	11,083,970	7,953,650

Cost of revenues
Cost of license	217,254	76,455
Cost of service, maintenance and managed service	3,827,765	5,046,263

Total cost of revenues	4,045,019	5,122,718

Gross profit	7,038,951	2,830,932

Operating expenses:
Research and development	6,556,254	6,880,105
Sales and marketing	6,098,246	5,156,110
General and administrative	2,448,058	1,365,555
Amortization of intangible assets	1,219,104	609,554
Loss on termination of facility lease	1,797,144	—

Total operating expenses	18,118,806	14,011,324

Loss from operations	(11,079,855)	(11,180,392)

Interest expense and other, net	(281,594)	(162,390)

Net loss	$(11,361,449)	(11,342,782)

See accompanying notes to financial statements.

KANISA INC.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

Years ended December 31, 2004 and 2003

									Total
					Additional	Notes due	Deferred		stockholders’
	Convertible preferred stock		Common stock		paid-in	from	stock	Accumulated	equity
	Shares	Amount	Shares	Amount	capital	stockholders	compensation	deficit	(deficit)
Balances, December 31, 2002	56,496,800	$76,090,452	912,059	$9,121	951,380	(532,462)	(61,668)	(76,860,887)	(76,494,516)

Conversion of Series A, B, C, D, and E preferred stock into Series A-1, A-2, and B-1 preferred stock	(43,190,127)	—	—	—	—	—	—	—	—

Issuance of Series C-1 preferred stock for cash, net of issuance costs of $80,805	7,299,094	13,018,879	—	—	—	—	—	—	—

Repurchase of common stock in exchange for cancellation of stockholder note	—	—	(471,167)	(4,712)	(560,688)	475,462	61,668	—	(28,270)
and cash

Exercise of stock options	—	—	135	1	799	—	—	—	800

Repurchase of common stock for cash	—	—	(3,382)	(34)	(8,634)	—	—	—	(8,668)

Net loss	—	—	—	—	—	—	—	(11,342,782)	(11,342,782)

Balances, December 31, 2003	20,605,767	89,109,331	437,645	4,376	382,857	(57,000)	—	(88,203,669)	(87,873,436)

Repayment of stockholder notes	—	—	—	—	—	57,000	—	—	57,000

Forfeiture of common and preferred stock, convertible note payment and accrued interest	(2,737,565)	(10,189,889)	(8,333)	(83)	15,605,629	—	—	—	15,605,546

Issuance of Series D-1 preferred stock for cash, net of issuance costs of $36,271	15,227,273	3,313,730	—	—	—	—	—	—	—

Issuance of Series D-2 preferred stock in consideration of lease termination	2,954,545	1,950,000	—	—	—	—	—	—	—

Conversion of Series A-1 and A-2 preferred stock to common stock	(1,672,265)	(14,969,930)	1,672,265	16,722	14,953,208	—	—	—	14,969,930

Exercise of stock options	—	—	6,031	61	5,573	—	—	—	5,634

Net loss	—	—	—	—	—	—	—	(11,361,449)	(11,361,449)

Balances, December 31, 2004	34,377,755	$69,213,242	2,107,608	$21,076	30,947,267	—	—	(99,565,118)	(68,596,775)

See accompanying notes to financial statements.

KANISA INC.

Statements of Cash Flows

Years ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(11,361,449)	(11,342,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,052,593	1,686,465
Gain on disposal of property and equipment	(1,531)	(47,066)
Loss on termination of facility lease	1,797,144	—
Changes in operating assets and liabilities, net of the effect of the acquisition of Jeeves Solutions in 2003:
Accounts receivable	(385,138)	(1,534,409)
Prepaids and other current assets	(51,103)	(120,401)
Accounts payable	7,518	150,964
Accrued liabilities	1,518,682	(553,996)
Billings in excess of costs on uncompleted contracts	1,373,869	—
Deferred revenue	(1,411,122)	1,839,699
Deferred rent	(892,786)	681,862
Deferred revenue related to stockholder	(315,604)	(2,006,124)
Other noncurrent liabilities	(82,366)	237,701

Net cash used in operating activities	(7,751,293)	(11,008,087)

Cash flows from investing activities:
Purchases of property and equipment	(225,218)	(52,494)
Proceeds from disposal of property and equipment	7,169	52,013
Acquisition of Jeeves Solutions	—	(3,659,045)

Net cash used in investing activities	(218,049)	(3,659,526)

Cash flows from financing activities:
Principal payments on notes payable	(738,382)	(1,066,697)
Payments on capital lease obligations	(12,035)	—
Payments from notes receivable from stockholders	57,000	—
Net proceeds from the sale of preferred stock	3,313,730	13,018,879
Repurchase of common stock	—	(36,938)
Proceeds from the issuance of common stock	5,634	800

Net cash provided by financing activities	2,625,947	11,916,044

Net decrease in cash and cash equivalents	(5,343,395)	(2,751,569)

Cash and cash equivalents at beginning of year	9,422,040	12,173,609

Cash and cash equivalents at end of year	$4,078,645	9,422,040

See accompanying notes to financial statements.

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

(1)	Summary of Significant Accounting Policies and Practices

(a)	Description of Business

Kanisa Inc. (the Company) was incorporated in Delaware and commenced operations in February 1997. The Company develops and markets knowledge–empowered customer resolution service applications. These applications enable customer support organizations to reduce costs and deliver higher levels of service and satisfaction. As described in Note 12, in February 2005, the Company completed a merger transaction with ServiceWare Technologies, Inc. (ServiceWare), in which ServiceWare acquired all equity interests in the Company in exchange for shares of common stock and warrants to purchase shares of common stock of ServiceWare.

(b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, and accrued contract loss, if any. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates under different assumptions or conditions.

(c)	Reclassifications

Certain amounts in the 2003 accompanying financial statements have been reclassified to conform to the 2004 presentation.

(d)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash equivalents as of December 31, 2004 and 2003 consist of money market funds totaling $3,912,484 and $9,361,776, respectively, and are stated at cost, which approximates fair value.

(e)	Fair Value of Financial Instruments

For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, recorded amounts approximate fair value due to the relatively short maturity period. Based on interest rates available to the Company for debt with comparable maturities, the carrying value of the Company’s notes payable approximates fair value.

(f)	Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, and trade receivables. The Company deposits its cash and cash equivalents in financial institutions in which deposits exceed federal deposit insurance limits. Risks related to trade receivables are mitigated by sales to well-established companies, ongoing credit evaluation of its customers, and frequent contact with its customers, thus enabling the

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

Company to monitor current changes in business operations and to respond accordingly. Historical evidence indicates that an allowance for doubtful accounts is not necessary.

The following is a summary of revenue generated from significant customers during the years ended December 31, 2004 and 2003 and accounts receivable outstanding as of December 31, 2004 and 2003:

			Accounts receivable
	Revenue		outstanding
	2004	2003	2004	2003
Customer A	17%	29%	0%	0%
Customer B	12%	3%	0%	20%
Customer C	9%	0%	41%	15%
Customer D	4%	1%	0%	13%
Significant Stockholder	3%	25%	0%	0%
Customer E	3%	0%	13%	0%
Customer F	1%	0%	1%	21%
Customer G	0%	0%	12%	0%

     See note 6 for further information on related party transactions.

(g)	Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the assets’ estimated useful lives. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the improvements using the straight-line method. Depreciation expense was $747,485 and $853,911 for the years ended December 31, 2004 and 2003, respectively.

Property and equipment as of December 31, 2004 and 2003 consisted of the following:

	Asset life	2004	2003
Computer equipment	2 to 4 years	$3,155,683	3,384,474
Furniture and fixtures	4 years	272,561	866,686
Leasehold improvements	4 years	—	1,110,730
Software	1 year	1,431,037	1,350,790

		4,859,281	6,712,680

Less accumulated depreciation and amortization		4,756,604	6,082,097

		$102,677	630,583

The Company wrote off $373,761 in fully depreciated computer equipment in the year ended December 31, 2004, and $1,704,854 in fully depreciated furniture and fixtures and leasehold improvements related to the move of its corporate office in November 2004.

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

(h)	Long-Lived Assets

The Company periodically reviews long-lived assets, including intangible assets, for impairment in accordance with SFAS No. 144, Accounting for the Impairment on Disposal of Long-Lived Assets. For assets to be held or used, the Company initiates its review whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. Recoverability of an asset is measured by comparison of its carrying amount to the expected future undiscounted cash flows that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount exceeds its fair value.

(i)	Revenue Recognition

License revenues are derived from the sale of the Company’s software products. Service, maintenance and managed services revenue includes implementation, consulting, training, hosting, maintenance and arrangements that provide customers rights to access applications, maintenance, and, in some cases, hosting services, for a monthly fee.

The Company recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended. Revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services are rendered; (3) the fee is fixed or determinable; and (4) collectibility is probable. The Company uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date if evidence of the fair value of all undelivered elements exists. If an undelivered element of the arrangement exists within a license arrangement, revenue is deferred based on vendor specific objective evidence (VSOE) of the fair value of the undelivered element.

If VSOE of fair value does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Software customization projects that include a software product and services are accounted for under the completed contract method due to the lack of VSOE for license and services and the inherent difficulties in the Company’s ability to make reasonably dependable estimates. A project is considered complete when all costs except insignificant items have been incurred and the installation has been accepted by the customer.

The Company applies Emerging Issues Task Force (EITF) Issue No. 00-03, Application of AICPA SOP 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, to arrangements which include hosting services. As a result, software service transactions that include hosting services are accounted for according to Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104. Revenue related to implementation, hosting, and maintenance is generally recognized ratably over the estimated service period, which is typically the term of the contract (generally ranging from one to three years), beginning after the later of completion of implementation services or customer acceptance. Managed services revenues are recognized as the services are performed over the contract term which range from one to 12 months.

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

Deferred revenue consists of payments received from customers in advance for implementation and support services; such revenue will generally be recognized ratably over the term of the estimated service period, which is generally one year. Billings in excess of costs on uncompleted contracts consists of payments received from customers in excess of costs incurred on software customization projects that include a software product and services and accounted for under the completed contract method.

Cost of license revenues is primarily comprised of third-party license and related support fees and amortization of acquired technology assets. Cost of service, maintenance and managed services revenues consists of compensation and related overhead costs for personnel engaged in implementation, consulting, training and providing maintenance to customers and third-party fees for hosting.

(j)	Software Development Costs

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Capitalization of software development costs begins upon the establishment of technological feasibility of the product. Technological feasibility is established at the completion of a working model and the completion of beta testing of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life, and changes in software and hardware technology. Software development costs qualifying for capitalization under SFAS No. 86 have not been significant to date, and accordingly, no software development costs have been capitalized.

(k)	Advertising Costs

The Company expenses all advertising costs as incurred. To date, advertising costs have not been material.

(l)	Stock-Based Compensation

The Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, Accounting for Stock-Based Compensation. APB No. 25 provides that compensation expense relative to the Company’s employee stock options is measured based on the intrinsic-value of stock options granted and the Company recognizes compensation expense in its statement of operations using the straight-line method over the vesting period for fixed awards. Under SFAS No. 123, the fair value of stock options at the date of grant is recognized in earnings over the service period, which is generally equal to the vesting period of the options.

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

Had compensation expense for the plans been determined under a fair-value method consistent with SFAS No. 123, Accounting for Stock-Based Compensation, and related interpretations, the Company’s net loss for the years ended December 31, 2004 and 2003 would have been increased to the following pro forma amounts:

	2004	2003
Net loss, as reported	$(11,361,449)	(11,342,782)

Add stock-based employee compensation expense included in determination of net loss	—	—

Less total stock-based employee compensation expense as determined under the fair- value-based method	(91,403)	(129,783)

Pro forma net loss	$(11,452,852)	(11,472,565)

Pursuant to the provisions of SFAS No. 123, the compensation cost associated with options granted in 2004 and 2003 in the proforma presentation above was estimated on the grant date using the Black-Scholes option-pricing model and the following weighted average assumptions:

	2004		2003
Risk-free interest rate	3.1%		2.5%
Volatility	0%		0%
Expected life of an option	4	years	4	years
Dividend yield	0%		0%

(m)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. The effect upon deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(n)	Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. To date, the Company has not had any material transactions that are required to be reported in comprehensive loss.

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

(o)	Recent Accounting Pronouncement

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment, which replaces SFAS No. 123 and supercedes APB Opinion No. 25. SFAS No. 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the statements of operations. The Company is required to adopt SFAS No. 123R in the year ending December 31, 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. See Note 1 (l) for the pro forma net loss for the years ended December 31, 2004 and 2003, as if the Company had used a fair-value-based method similar to the methods required under SFAS No. 123R to measure compensation expense for employee stock incentive awards. Although the Company has not yet determined whether the adoption of SFAS No. 123R will result in amounts that are similar to the current pro forma disclosures under SFAS No. 123, the Company is evaluating the requirements under SFAS No. 123R and expects the adoption to have a material impact on the statement of operations.

(2)	Accrued Liabilities

Accrued liabilities as of December 31, 2004 and 2003 consisted of the following:

	2004	2003
Accrued vacation	$223,740	353,076
Accrued bonus	418,136	178,613
Accrued professional fees	348,303	41,609
Other accruals	1,274,794	435,059

	$2,264,973	1,008,357

(3)	Business Combination

On July 1, 2003, the Company completed the acquisition of Jeeves Solutions, the enterprise software division of Ask Jeeves. The Company acquired the business unit for the customer base, diverse market vertical presence, and product. The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the assets acquired based on their estimated fair values as of the acquisition date. The purchase price of $4,409,000 consisted of a cash payment of $3.5 million, a $750,000 noninterest bearing promissory note due in July 2004, and other acquisition-related costs of approximately $159,000 for legal and accounting fees.

The following is a summary of the allocation of the purchase price:

Accounts receivable	$239,828
Property and equipment	296,850
Acquired technology	215,000
Customer agreements	1,821,000
Customer base	1,836,322

Total	$4,409,000

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

The intangible assets consisting of acquired technology, customer agreements and customer base are being amortized over their estimated useful lives of two and one-half to three years. Acquired technology is amortized to cost of revenues, and customer agreements and customer base are amortized to operating expenses.

(4)	Asset Purchase

In 2002, the Company entered into an asset purchase agreement with Quiq, Inc. to acquire certain intellectual property and a customer for $240,000 in cash. The total purchase price of $240,000 was allocated to intangible assets. The intangible assets were amortized to sales and marketing expense on the straight-line basis over the estimated useful life of one year. The Company recognized $0 and $180,000 in amortization expense for the years ended December 31, 2004 and 2003, respectively.

(5)	Intangible Assets

Intangible assets, net as of December 31, 2004 consisted of the following:

	Amortization	Gross
	period	carrying	Accumulated
	(in years)	amount	amortization	Net
Acquired technology	1.0 to 2.5	$455,000	(369,004)	85,996
Customer agreements	3.0	1,821,000	(910,496)	910,504
Customer base	3.0	1,836,322	(918,117)	918,205

		$4,112,322	(2,197,617)	1,914,705

Intangible assets, net as of December 31, 2003 consisted of the following:

	Amortization	Gross
	period	carrying	Accumulated
	(in years)	amount	amortization	Net
Acquired technology	1.0 to 2.5	$455,000	(283,000)	172,000
Customer agreements	3.0	1,821,000	(303,500)	1,517,500
Customer base	3.0	1,836,322	(306,009)	1,530,313

		$4,112,322	(892,509)	3,219,813

The Company recognized $1,305,108 and $832,554 in amortization expense for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004, the remaining estimated useful lives of the intangible assets are one year for acquired technology and one and one-half years for customer agreements and customer base.

The estimated amortization for each of the fiscal years subsequent to December 31, 2004 is as follows:

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

Year ending December 31:
2005	1,305,100
2006	609,605

$1,914,705

(6)	Related Party Transactions

As of December 31, 2003, approximately 13% of the Company’s outstanding preferred stock was held by one entity (significant stockholder). The Company performed services for the significant stockholder under a services agreement which required the significant stockholder to advance the Company $17,000,000 by February 28, 1999, in exchange for software development services. In connection with the issuance of Series B preferred stock in 1999, the parties amended the agreement to eliminate the Company’s commitment to provide approximately $5,350,000 of development services for the significant stockholder. The Company and significant stockholder entered into a new agreement to provide services on a time and materials basis. Additionally, the Company granted the significant stockholder a nonexclusive license to all existing computer software products, as well as those to be developed, over a five year period ending February 2004. For the years ended December 31, 2004 and 2003, the Company recognized as revenue $334,354 and $2,006,124, respectively, under this agreement. The Company also paid $14,400 and $0 during the years ended December 31, 2004 and 2003, respectively, to an affiliate of the significant stockholder for consulting services.

The significant stockholder is a certified public accounting firm that made a decision to divest all of its interests in the Company due to certain independence rules applicable to the profession. Accordingly, in 2004, the significant stockholder forfeited all its preferred and common stock held for no consideration. Additionally, the significant stockholder cancelled, for no consideration, the convertible note payable and accrued interest it held in the amount of $5,415,657, which was recorded as additional paid-in capital in the December 31, 2004 Balance Sheet.

In March 2000, the Company issued 5,306,061 shares of Series C convertible preferred stock at $2.83 per share for approximately $15,000,000 to a stockholder (the stockholder). At the same time, the Company entered into a development, services, and license agreement, for a term of three years, with the stockholder. The Company agreed to provide customization and implementation of the Company’s product, as well as hosting and support services. The Company recognizes revenue ratably over the contract term. For the years ended December 31, 2004 and 2003, the Company recognized revenue of $714,250 and $138,366, respectively, from the stockholder.

The Company terminated the sublease of its corporate office from the stockholder on November 30, 2004 by paying $4,450,000 which consisted of cash of $2,500,000 and 2,954,545 shares of Series D-2 convertible preferred stock with a fair value of $1,950,000. This preferred stock has a liquidation preference equal to three times its face value of $0.22. The Company recorded a loss on termination of facility lease of $1,797,144 which represents the difference between the fair value of the cash and stock consideration transferred to the stockholder and the deferred rent as of the termination date. The sublease termination agreement required the stockholder to convert all shares held of Series A-1 and Series A-2

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

preferred stock to common stock. For the years ended December 31, 2004 and 2003, total rental and operating expenses for the corporate office were approximately $2,495,174 and $3,345,588, respectively.

During the year ended December 31, 2003, the Company paid approximately $133,000 to a partnership owned in part by the Company’s chief executive officer for consulting services. No amounts were paid to this partnership during the year ending December 31, 2004.

(7)	Supplemental Cash Flow Information

The supplemental cash flow information for the years ended December 31, 2004 and 2003 follows:

	2004	2003
Cash paid during the year:
Interest	$158,956	21,673
Noncash investing and financing activities:
Property and equipment acquired under capital leases	—	39,194
Issuance of preferred stock in consideration of lease termination	1,950,000	—
Issuance of promissory note for purchase of Jeeves Solutions	—	750,000
Cancellation of convertible note payable to stockholder and accrued interest	5,415,657	—

(8)	Borrowings

The note payable as of December 31, 2004 consists of an insurance premium finance agreement bearing interest at 8.35%. The note payable was paid in full in February 2005.

In August 2004, the Company obtained a $2.5 million line of credit with a bank. Borrowings are limited to 75% of eligible accounts receivable and are payable on August 24, 2005. Borrowings accrue interest at the bank’s prime rate plus 1.25%. As of December 31, 2004, borrowings under the line of credit were $0.

The note payable as of December 31, 2003 consisted of a noninterest bearing promissory note due to Ask Jeeves for the acquisition of Jeeves Solutions (see Note 3). This promissory note was paid in full in 2004.

(9)	Commitments and Contingencies

(a)	Lease Commitments

The Company leases its facilities and equipment under various operating lease agreements expiring on various dates through February 2007. Rent expense for all operating leases totaled approximately $2,457,440 and $3,110,632, respectively, for the years ended December 31, 2004 and 2003. Minimum future lease payments under all noncancelable leases as of December 31, 2004 are as follows:

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

	Capital	Operating
	leases	leases
Year ending December 31:
2005	$14,743	268,768
2006	14,743	329,304
2007	—	61,055
2008	—	6,479

Total minimum lease payments	29,486	$665,606

Less amount representing interest	2,327

Present value of minimum lease payments	27,159

Less current portion	13,037

Capital lease obligations, net of current portion	$14,122

(b)	Guarantees

The Company typically grants customers a warranty which guarantees that the products will substantially conform to the current specifications for up to 90 days from the delivery date. The Company also indemnifies customers from third-party claims of intellectual property infringements relating to these products. Historically, costs related to these guarantees have not been significant, and the Company is unable to estimate the potential impact of these guarantees on the future results of operations.

(10)	Convertible Preferred Stock

In August and October 2003, the Company sold 7,299,094 shares of Series C-1 preferred stock at $1.7947 per share for cash proceeds of $13,099,684. In connection with this financing, the Company recapitalized as follows:

•	Each outstanding share of common stock was converted into one-sixth of one share of common stock.

•	Each outstanding share of Series A preferred stock was converted into 0.0147656 shares of Series A-1 preferred stock and 0.1519011 shares of Series A-2 preferred stock.

•	Each outstanding share of Series B preferred stock was converted into 0.0659029 shares of Series A-1 preferred stock and 0.1590182 shares of Series A-2 preferred stock.

•	Each outstanding share of Series C preferred stock was converted into 0.2358288 shares of Series A-1 preferred stock and 0.0793328 shares of Series A-2 preferred stock.

•	Each outstanding share of Series D preferred stock was converted into 0.3441125 shares of Series A-l preferred stock.

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

•	Each outstanding share of Series E preferred stock was converted into 0.2313126 shares of Series B-1 preferred stock.

The share information in this report reflects these share conversions.

In December 2004, the Company sold 15,227,273 shares of Series D-1 preferred stock at $0.22 per share for cash proceeds of $3,350,000.

In December 2004, the Company issued 2,954,545 shares of Series D-2 convertible preferred stock in consideration for the early termination of the Company’s sublease with a stockholder. See Note 6.

As of December 31, 2004, the Company has the following total number of shares for each series of convertible preferred stock:

			Aggregate	Noncumulative
	Shares	Shares	liquidation	dividend per
	authorized	outstanding	preference	share
Series A-1	3,369,754	2,118,433	$2,877,606	$0.060510
Series A-2	2,363,701	1,942,757	—	—
Series B-1	4,842,592	4,835,653	30,086,412	0.415024
Series C-1	7,299,094	7,299,094	13,099,684	0.014358
Series D-1	27,272,728	15,227,273	3,350,000	0.017600
Series D-2	2,954,545	2,954,545	1,950,000	0.017600

	48,102,414	34,377,755	$51,363,702

The rights, restrictions, and preferences of the Series A-1, A-2, B-1, C-1, D-1 and D-2 are as follows:

•	Upon declaration by the board of directors, holders of Series A-1, A-2, B-1, C-1, D-1 and D-2 are entitled to receive noncumulative annual dividends. As of December 31, 2004, no dividends have been declared or paid.

•	In the event of any liquidation, dissolution, or winding up of affairs, the holders of Series D-l and D-2 preferred stock shall be entitled to receive, prior and in preference to any distribution to the holders of Series A-1, A-2, B-l and C-1 preferred and common stock, an amount equal to $0.22 per share in the case of Series D-1 and $0.66 in the case of Series D-2, plus any declared but unpaid dividends. After payment in full of the Series D-l and D-2 preferred stock, the holders of Series C-l preferred stock shall be entitled to receive, prior and in preference to any distribution to the holders of Series B-1, A-l and A-2 preferred and common stock, an amount equal to $1.7947 per share plus any declared but unpaid dividends. After payment in full of the Series D-1, D-2 and C-1 preferred stock, the holders of Series B-1 preferred stock shall be entitled to receive, prior and in preference to any distribution to the holders of Series A-1 and A-2 preferred and common stock, an amount equal to $5.1878 per share plus any declared but unpaid dividends. After payment

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

in full of the Series B-1, C-1, D-1 and D-2 preferred stock, the holders of Series A-l (on an as-if-converted basis) preferred stock shall be entitled to receive proceeds ratably until the holders of Series A-l preferred stock have received an aggregate amount per share equal to $0.756375 per share plus any declared but unpaid dividends. After payment in full of the Series A-1, B-1, C-1, D-1 and D-2 preferred stock, the holders of Series B-l (on an as-if-converted basis) and Series C-1 (on an as if 90% of the number of shares were converted basis) preferred and common stock shall be entitled to receive proceeds ratably with the holders of Series A-1 preferred stock and common stock until the holders of Series B-l and C-l preferred stock have received an aggregate amount per share equal to $10.37560 per share plus any declared but unpaid dividends. Any remaining assets will be distributed to the holders of common stock.

•	Each share of Series A-1, A-2, B-l, C-l, D-1 and D-2 preferred stock is initially convertible, at the option of holder, into one share of common stock. Automatic conversion of each share of preferred stock will occur upon the earliest to occur of the following: (i) upon consummation of an underwritten public offering of common stock priced in excess of $3.00 per share with total proceeds of $40,000,000; or (ii) the affirmative vote or written consent of holders of not less than 75% of the then outstanding shares of preferred stock voting together as a single class.

•	Each share of preferred stock is convertible, at the option of the holder, at any time after the date of issuance of such shares, into such number of fully paid common stock as determined by dividing (i) $0.756375 in the case of Series A-1; (ii) $0.756375 in the case of Series A-2; (iii) $5.1878, as adjusted, in the case Series B-1; (iv) $1.7947, as adjusted, in the case of Series C-1; (v) $0.22, as adjusted, in the case of Series D-1 and D-2 by the conversion price applicable to such share. The conversion price is subject to adjustment for certain dilutive issuances, splits, and combinations.

•	Each holder of preferred stock has the right to one vote for each share of common stock into which the preferred stock could be converted.

The merger or consolidation of the Company into or with any other entity as result of which the stockholders of the Company immediately prior to such transaction own, immediately following such transaction, less than fifty percent of the surviving entity or its parent, and the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company.

(11)	Stockholders’ Deficit

(a)	Founders Stock Option Plan

In 1997, the Company’s board of directors and stockholders reserved 250,000 shares of common stock under its Founders Stock Option Plan and granted 233,333 options at an exercise price of $0.1062 per share.

A total of 200,000 shares of granted options vest ratably over 4 years. The remaining 33,333 shares of granted options vest immediately on the grant date. Options expire no later than 10 years (5 years for stockholders owning greater than 10% of all classes of stock) from the February 1, 1997 grant date. Under the plan, options to employees become fully vested and exercisable if employees are involuntarily terminated for any reason other than cause. Vested options expire 3 months after cessation of service.

As of December 31, 2004, 16,667 options were available for grant and 54,902 options were outstanding under the Founders Stock Option Plan.

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

(b)	1997 Stock Option/Stock Issuance Plan

As of December 31, 2004, the Company’s board of directors and stockholders have reserved a maximum of 150,000 shares of common stock to be issued under its 1997 Stock Option/Stock Issuance Plan (the 1997 Plan).

Under the 1997 Plan’s grant program, the board of directors may grant incentive stock options to employees and nonstatutory stock options to employees, directors, and consultants. The exercise price of an option cannot be less than 85% of the fair market value of one share of common stock (not less than 110% of the fair market value of one share of common stock for stockholders owning greater than 10% of all classes of stock), as determined by the board of directors on the date of grant. Options may be exercised over 10 years (5 years for stockholders owning greater than 10% of all classes of stock). The 1997 Plan grants the board of directors the discretion to determine when the options granted thereunder shall become exercisable. All options issued to date vest 25% after 12 months and 1/48 per month thereafter until fully vested.

Under the 1997 Plan’s stock issuance program, the Board may issue shares of common stock directly to eligible persons, either through the immediate purchase of such shares or as a bonus for services rendered. Shares issued under the stock issuance program may be fully and immediately vested upon issuance or may vest over a period not greater than five years. Shares issued under this program entitle the holder to full common stockholder rights.

Upon termination, the participant must immediately surrender to the Company all unvested shares issued under the 1997 Plan. In the event of termination of employment, or cessation of services for nonemployees, the Company has the right to repurchase all unvested shares at the original exercise price.

As of December 31, 2004, 92,554 options were available for grant and 1,249 options were outstanding under the 1997 Plan.

(c)	1999 Stock Option/Stock Issuance Plan

As of December 31, 2004, the Company’s board of directors and stockholders reserved a maximum of 10,089,027 shares of common stock to be issued under its 1999 Stock Option/Stock Issuance Plan (the 1999 Plan).

Under the 1999 Plan’s grant program, the board of directors may grant incentive stock options to employees and nonstatutory stock options to employees, directors, and consultants. The exercise price of an option cannot be less than 85% of the fair market value of one share of common stock (not less than 110% of the fair market value of one share of common stock for stockholders owning greater than 10% of all classes of stock), as determined by the board of directors on the date of grant. Options may be exercised over 10 years (5 years for stockholders owning greater than 10% of all classes of stock). The 1999 Plan grants the board of directors the discretion to determine when the options granted thereunder shall become exercisable. In general, options issued to date vest 25% after 12 months and 1/48 per month thereafter until fully vested.

Under the 1999 Plan’s stock issuance program, the Board may issue shares of common stock directly to eligible persons, either through the immediate purchase of such shares or as a bonus for services

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

rendered. Shares issued under the stock issuance program may be fully and immediately vested upon issuance or may vest over a period not greater than five years. Shares issued under this program entitle the holder to full common stockholder rights.

Upon termination, the participant must immediately surrender to the Company all unvested shares issued under the 1999 Plan. In the event of termination of employment, or cessation of services for nonemployees, the Company has the right to repurchase all unvested shares at the original exercise price.

As of December 31, 2004, 2,792,529 options were available for grant and 7,296,498 options were outstanding under the 1999 Plan.

The Founders Stock Option and the Stock Option/Stock Issuance Plans provide that certain corporate transactions will cause all or some of the outstanding options to become fully vested and exercisable.

Stock option activity under all the plans is summarized below:

	Options		Weighted
	available for	Options	average
	grant	outstanding	exercise price
Balance as of December 31, 2002	658,089	1,189,036	$2.52
Authorized	2,861,064	—	—
Granted	(2,997,724)	2,997,724	0.70
Exercised	—	(135)	5.92
Canceled	556,119	(556,119)	1.98
Repurchased	474,549	—	1.21

Balance as of December 31, 2003	1,552,097	3,630,506	1.10
Authorized	5,077,827	—	—
Granted	(4,187,439)	4,187,439	0.15
Exercised	—	(6,031)	0.93
Canceled	459,265	(459,265)	0.78

Balance as of December 31, 2004	2,901,750	7,352,649	0.58

The following table summarizes the options outstanding as of December 31, 2004:

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

		Weighted average	Weighted
		remaining	average
	Options	contractual	exercise
Exercise price	outstanding	life (years)	price
$0.10	3,630,709	9.84	$0.10
0.45	2,154,647	8.93	0.45
1.20	985,330	8.06	1.20
1.80-2.40	437,058	7.47	1.83
4.80-6.60	144,905	5.91	6.54

0.10-6.60	7,352,649	9.11	0.58

The weighted average fair value of options granted during 2004 and 2003 was $0.02 and $0.05, respectively.

During 2004 and 2003, the Company granted 10,500 and 6,665 options, respectively, to nonemployees at $0.45 to $1.20 per share in exchange for consulting services. The options vested immediately. The Company valued the options using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 4.01% to 4.84%; volatility of 80%; estimated term of 10 years; and a dividend rate of 0%. The value of these options was not material.

(d)	Shares Reserved for Future Issuance

As of December 31, 2004, the Company has reserved shares of its common stock for future issuance as follows:

Stock option plans	10,254,399
Conversion of preferred stock and preferred stock warrants	34,384,694

44,639,093

(e)	Warrants

In connection with a loan agreement entered into as of March 2001, the Company issued a warrant to purchase 6,939 share of Series B-1 preferred stock at an exercise price of $5.1878 per share. The warrant is exercisable immediately and expires in October 2006. The fair value of the warrant estimated using the Black-Scholes option-pricing model at the date of issuance was not material to the financial statements. The warrant remains outstanding as of December 31, 2004.

(Continued)

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

(12)	Income Taxes

The tax effects of temporary difference that give rise to a significant portion of the Company’s deferred tax asset assets are as follows:

	2004	2003
Net operating losses	$32,704,000	30,212,000
Temporary differences	3,233,000	3,314,000
Research and development credits and other	3,535,000	3,107,000

Total deferred tax asset	39,472,000	36,633,000
Valuation allowance	(39,472,000)	(36,633,000)

Total net deferred tax asset	$—	—

As of December 31, 2004 and 2003, the deferred tax assets were fully offset by a valuation allowance. The net change in the total valuation allowance for the years ended December 31, 2004 and 2003 was an increase of $2,839,000, and $4,670,000, respectively.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management does not believe it is more likely than not that the deferred tax assets will be realized; accordingly, a full valuation allowance has been established and no deferred tax asset and related tax benefit have been recognized in the accompanying financial statements.

As of December 31, 2004, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $84,814,000 and $64,948,000, respectively. The federal net operating loss carryforwards expire beginning in year 2012 through 2024. The California net operating loss carryforwards expire beginning in year 2005 through 2014.

As of December 31, 2004, unused research and development tax credits of approximately $2,108,000 and $2,062,000 are available to reduce future federal and California income taxes, respectively. Federal credit carryforwards expire beginning in year 2012. California credits will carry forward indefinitely.

The Tax Reform Act of 1986 and similar California legislation impose substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating losses and credit carryforwards may be limited as the result of such an “ownership change,” as defined in this legislation.

(13)	Subsequent Events

In January 2005, the Company completed a second closing of its Series D-1 stock offering. In connection with the offering the Company issued 113,247 shares of common stock at a price of $0.22 per share. Aggregate proceeds for the second closing were $24,914.

KANISA INC.

Notes to Financial Statements

December 31, 2004 and 2003

On February 8, 2005, the Company completed a merger transaction with ServiceWare Technologies, Inc. (ServiceWare), in which ServiceWare acquired all equity interests in the Company in exchange for shares of common stock and warrants to purchase shares of common stock of ServiceWare. Under the terms of the merger agreement, stockholders of the Company have the right to receive, subject to adjustment per the terms of the merger agreement, shares of ServiceWare common stock according to the following exchange ratios for each share of such class of stock in the Company:

Class of Company Capital Stock	# of Shares of ServiceWare Common Stock
Common Stock	0.0000
Series A1 Convertible Preferred Stock	0.0000
Series A2 Convertible Preferred Stock	0.0000
Series B1 Convertible Preferred Stock	0.0000
Series C1 Convertible Preferred Stock	0.3298
Series D1 Convertible Preferred Stock	0.0453
Series D2 Convertible Preferred Stock	0.1358

Additionally, for each share of ServiceWare common stock received, the Company’s stockholders will receive warrants to purchase 0.121 shares of ServiceWare common stock at $7.20 per share. The warrants expire in January 2009.

SERVICEWARE TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     The following unaudited pro forma combined condensed statement of operations for the year ended December 31, 2004 is based on the historical financial statements of ServiceWare Technologies, Inc. and Kanisa Inc. after giving effect to the merger, which is treated as a purchase of Kanisa by ServiceWare as the accounting acquiror, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141), and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed statement of operations. ServiceWare is considered the acquiror for accounting purposes and will account for the merger as an acquisition under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the consideration paid (purchase price) will be allocated to the tangible and intangible net assets of Kanisa based upon their fair values, and the net assets of Kanisa will be recorded at fair value as of the completion of the merger and added to those of ServiceWare.

     The unaudited pro forma combined condensed statement of operations of ServiceWare and Kanisa for the year ended December 31, 2004 is presented as if the merger had taken place on January 1, 2004 and combines the historical operating results of ServiceWare and Kanisa for the year ended December 31, 2004.

          The unaudited pro forma combined condensed statement of operations does not include any adjustments for liabilities resulting from integration planning. Liabilities ultimately will be recorded for severance costs related to employees of both companies. The unaudited pro forma combined condensed statement of operations also does not reflect cost savings that are expected to result from the integration activities and elimination of duplicate expenses after the merger.

     The unaudited pro forma combined condensed statement of operations should be read in conjunction with the historical consolidated financial statements of ServiceWare Technologies, Inc. as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 and notes thereto, and Kanisa Inc.’s audited December 31, 2004 financial statements and thereto appearing elsewhere herein.

     The unaudited pro forma combined condensed statement of operations is not intended to represent or be indicative of the consolidated results of operations of the combined companies that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations of the combined companies, now doing business as Knova Software, Inc.

     These unaudited pro forma combined condensed statement of operations reflect an allocation of the merger consideration to the fair value of tangible and intangible assets acquired and liabilities assumed from Kanisa at the effective time of the merger, with the excess consideration being recorded as goodwill. The effect of this transaction is reflected in the pro forma adjustments in the unaudited pro forma combined condensed statement of operations.

SERVICEWARE TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Year ended December 31, 2004

	Historical
	ServiceWare
	Technologies,		Pro Forma			Pro Forma
	Inc	Kanisa Inc.	Adjustments	Notes		Combined
Revenues
Licenses	$5,243,910	$4,827,216				$10,071,126
Services	7,258,217	6,256,754				13,514,971

Total revenues	12,502,127	11,083,970				23,586,097

Cost of revenues
Cost of licenses	412,972	217,254	568,741	(E	)	1,112,963
			(86,004)	(D	)
Cost of services	4,372,888	3,827,765				8,200,653

Total cost of revenues	4,785,860	4,045,019	482,737			9,313,616

Gross margin	7,716,267	7,038,951	(482,737)			14,272,481

Operating expenses
Sales and marketing	4,781,641	6,098,246				10,879,887
Research and development	2,197,588	6,556,254				8,753,842
General and administrative	2,402,891	2,448,058	(564,000)	(C	)	4,286,949
Intangible assets amortization		1,219,104	(1,219,104)	(D	)	—
			280,200	(E	)	280,200
Loss on termination of facility lease		1,797,144				1,797,144

Total operating expenses	9,382,120	18,118,806	(1,502,904)			25,998,022

Loss from operations	(1,665,853)	(11,079,855)	(1,020,167)			(11,725,541)

Other income (expense)
Interest expense	(1,277,961)	(277,074)				(1,555,035)
Other (net)	1,249,562	(4,520)				1,245,042

Other income (expense), net	(28,399)	(281,594)				(309,993)

Net loss	$(1,694,252)	$(11,361,449)	$(1,020,167)			$(12,035,534)

Net loss per share, basic and diluted						$(1.39)

Shares used in computing per share amounts				(F	)	8,641,778

See accompanying notes to the unaudited pro forma combined condensed financial statements.

SERVICEWARE TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Pro Forma Transaction

On December 22, 2004, ServiceWare Technologies, Inc. (“ServiceWare”) and Kanisa Inc. (“Kanisa”) entered into a definitive merger agreement pursuant to which ServiceWare acquired all equity interests in Kanisa in exchange for shares of common stock and warrants to purchase shares of common stock of ServiceWare. Under the terms of the merger agreement, Kanisa stockholders will receive 3,501,400 shares of stock and 423,923 warrants to purchase shares of common stock of ServiceWare. The merger agreement was announced on December 23, 2004 and, on February 8, 2005, ServiceWare completed the merger transaction with Kanisa.

The calculation of the merger consideration is as follows:

Common stock (3,501,400 shares at $4.94 per share)	$17,296,916
Fair value of warrants issued to Kanisa Inc. shareholders (423,923 warrants)	1,759,153
Direct cost of merger	561,653

Total merger consideration	$19,617,722

     The value of the ServiceWare common stock used to determine the merger consideration was calculated using the average closing price of the ServiceWare common stock for the period of two business days before and after the announced day of the merger (December 23, 2004).

     Warrants to purchase a total of 423,923 shares of Knova common stock with an exercise price of $7.20 and expiring January 31, 2009 were granted to Kanisa shareholders on the effective date of the merger. The fair value of these warrants was determined using the Black-Scholes option pricing model with the following assumptions:

Expected volatility:	142.67%
Risk free interest rate:	3.40%
Expected life of options (years)	4.0
Expected dividend yield:	0.0%

(A) Fair values and amortization periods for Kanisa’s identified intangible assets are summarized as follows:

Core and developed technologies	$3,981,189	7 yrs
Customer relationships	1,401,001	5 yrs
Acquired in-process research and development	420,935	na

Identified intangible assets	$5,803,125

Less acquired in-process research and development immediately expensed	(420,935)

	$5,382,190

(B) Goodwill resulting from the allocation of the merger consideration is determined as follows:

Total merger consideration	$19,617,722

Less:
Historical Kanisa net assets at December 31, 2004	(616,467)
Adjustment to Kanisa deferred revenue to restate to fair value	(3,636,756)
Amount allocated to intangible assets, net of Kanisa’s historical balance of 1,194,705	(3,888,420)

(8,141,643)

Goodwill	$11,476,079

The excess of purchase price over the fair value of Kanisa’s net assets acquired (goodwill) is non-deductible for tax purposes.

Pro Forma adjustments to the unaudited pro forma combined condensed statement of operations .

(C) Reflects an adjustment to eliminate merger expenses of $564,000 incurred by Kanisa and included in its historical statement of operations for the year ended December 31, 2004.

(D) Reflects an adjustment to eliminate amortization expense on the Kanisa historical intangible assets.

(E) Reflects an adjustment to recognize amortization on the Kanisa intangible assets addressed in Note (A) above.

(F) The shares used in computing the Pro Forma net loss per share calculation are as follows:

ServiceWare's historical weighted average shares used to calculate basic and diluted per share amounts	5,140,378
Shares issued to Kanisa as if the merger occurred on January 1, 2004	3,501,400

Weighted average shares used to calculate basic and diluted Pro Forma amounts	8,641,778

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus or incorporated by reference herein is correct after the date hereof. This prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.

3,381,541

Shares

Of

Common Stock

Of

Knova Software, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered hereunder, all of which will be paid by us. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee	$2,945
Printing expenses	4,200

Legal fees and expenses	50,000

Accounting fees and expenses	25,000

Blue sky fees and expenses	2,000

Miscellaneous	5,855

Total	$90,000

Item 14. Indemnification of Directors and Officers

     Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article VII of our Third Amended and Restated Certificate of Incorporation provides that the personal liability of members of our board of directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VII of our Bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was (or to the extent permitted under Delaware law, has agreed to be) a director, officer, employee or agent of the Company, or is or was serving (or, to the extent permitted under Delaware law, has agreed to serve) at our request as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VII further permits us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us, or is or was serving at our request as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL. We maintain directors’ and officers’ liability insurance.

Item 15. Recent Sales of Unregistered Securities

     During May and June 2002, we issued convertible notes in an aggregate principal amount of $3,250,000 to 12 investors who purchased the securities in a private placement. The investors included our director, Thomas Unterberg, and affiliated entities of his, who purchased $2,635,000 of convertible notes. The gross proceeds of this private placement were $3,250,000. The convertible notes were issued in two tranches, $1,425,000 of convertible notes being issued on May 6, 2002 and $1,825,000 of convertible notes being issued on June 19, 2002. In connection with the transaction, we paid a $250,000 placement fee to C.E. Unterberg, Towbin, an affiliate of Mr. Unterberg.

     The convertible notes bore interest at 10% per annum payable semi-annually, at our option, in cash, or in additional promissory notes (the “Additional Notes”) or a combination of cash and Additional Notes. The convertible notes were initially due and payable within eighteen months of the applicable issue date, at which time, unless earlier converted, the convertible notes were to be repaid at 100% of the principal amount, plus accrued and unpaid interest. The convertible notes were convertible at any time, at the option of the investors, into that number of shares of common stock equal to the principal amount of the convertible notes, plus any accrued and unpaid interest being converted, divided by the conversion price which was initially $3.00 per share.

     All of the securities were acquired by the recipients thereof for investment and with no view toward the sale or redistribution thereof. In each instance, the offers and sales were made without any public solicitation; the convertible notes bear restrictive legends; and appropriate stop transfer instructions have been or will be given to the transfer agent. No underwriter was involved in this transaction. All issuances of securities under this private placement were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

     In March 2003, our convertible notes were amended to extend the maturity date to July 15, 2004, and to reduce the conversion price to $2.50 per share.

     As of October 31, 2002, April 30, 2003, and October 31, 2003, we issued convertible notes in an aggregate principal amount of $482,713 to the 12 holders of our previously issued convertible notes in payment of accrued interest on the outstanding notes. The Additional Notes contain the same terms and conditions as the convertible notes with respect to which the Additional Notes were issued and were convertible into our common stock at a conversion price of $2.50 per share. The Additional Notes were exempt from registration under Section 4(2) of the Securities Act of 1933. All of the convertible notes, including the Additional Notes, have been converted into common stock as of February 10, 2004.

     On January 30, 2004, we issued 1,230,769 shares of common stock resulting in aggregate proceeds of $8.0 million before costs of the transaction. In addition to the shares of common stock received by the purchasers, the purchasers received warrants to purchase an additional 615,385 shares of common stock at $7.20 per share, subject to adjustment from time to time for stock splits, stock dividends, distributions or similar transactions. The warrants are exercisable at any time before January 30, 2009. The shares of common stock were issued to 50 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 under Regulation D thereunder. In connection with the transaction, we paid compensation of $480,000. The compensation was divided equally between C.E. Unterberg, Towbin, LLC and Emerging Growth Equities, Ltd., who served as our agents in connection with the private placement.

     As of February 10, 2004, the 12 holders of our previously issued convertible notes converted their notes into 1,535,387 shares of our common stock as a requirement of the private placement of equity securities described above. The conversion price was $2.50 per share based on the terms of the convertible notes as amended. The exchange of convertible notes for shares of common stock was exempt from registration under Section 3(a)(9) of the Securities Act of 1933 as no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

     On February 8, 2005, we completed our combination with Kanisa Inc. through the merger of a wholly owned subsidiary with and into Kanisa (the “Merger”). As a result, Kanisa became a wholly-owned subsidiary of ours. Pursuant to the Merger, the Kanisa stockholders received a total of 3,501,400 shares of our common stock, which represents 40% of our outstanding stock after the Merger. In addition, we issued warrants to purchase 423,923 shares of common stock at an exercise price of $7.20 per share to the Kanisa stockholders. The warrants will expire in January 2009. The Kanisa stockholders received shares and warrants based on an exchange ratio determined in accordance with Kanisa’s charter documents. The issuance of shares of our common stock and warrants in consideration for the Merger are exempt from the registration requirements of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act and Regulation D thereunder. Each Kanisa stockholder who received our securities is an “accredited investor” as that term is defined in Regulation D and the issuance of the securities met the other requirements of Regulation D.

Item 16. Exhibits

(a) Exhibits.

2.1	Amended Agreement and Plan of Merger dated February 8, 2005 by and among ServiceWare Technologies, Inc, SVCW Acquisition, Inc. and Kanisa Inc. (16)

3.1	Third Amended and Restated Certificate of Incorporation of the Company (1)

3.2	Amended and Restated Bylaws of the Company (1)

3.3	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation(17)

4.1	Amended and Restated Registration Rights Agreement dated June 2, 2000. (2)

4.2	Form of 10% Convertible Note dated May 6, 2002. (3)

4.3	Form of 10% Convertible Note dated June 19, 2002. (3)

4.4	Registration Rights Agreement dated as of May 6, 2002 between the Company and the purchasers of the 10% Convertible Notes. (3)

4.5	Amendment to 10% Senior Unsecured Convertible Promissory Note (11)

4.6	Form of Warrant issued to equity investors as of January 30, 2004 (15)

4.7	Form of Warrant issued to Kanisa stockholders as of February 8, 2005 (17)

4.8	Registration Rights Agreement, dated as of February 8, 2005, by and among ServiceWare Technologies, Inc. and stockholders of Kanisa Inc.(18)

5.1 **	Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.

10.1	2000 Stock Incentive Plan of the Company. (4)

10.2	Employee Stock Purchase Plan of the Company. (4)

10.3	Amended and Restated Stock Option Plan of the Company. (5)

10.4	Loan Agreements between the Company and certain of our officers during the first quarter of 2000. (5)

10.5	License Agreement and Assignment, each dated July 23, 1999, between the Company and Bruce Molloy. (5)

10.6I	Master Alliance Agreement, dated June 30, 2000, between the Company and Electronic Data Systems Corporation. (6)

10.7I	Master Software License Agreement, dated June 30, 2000, between the Company and Electronic Data Systems Corporation. (6)

10.8	Common Stock Purchase Warrant of the Company in favor of Electronic Data Systems Inc. (6)

10.9	Warrant Purchase Agreement, dated June 2, 2000 between the Company and Electronic Data Systems. (6)

10.10	ServiceWare Technologies, Inc. Change of Control Benefit Plan. (7)

10.11I	Software License and Maintenance Agreement dated December 13, 2001 between the Company and Cingular Wireless LLC. (8)

10.12	Note Purchase Agreement dated as of May 6, 2002 between the Company and the purchasers identified therein. (9)

10.13	Asset Purchase and Sale Agreement dated August 21, 2002, between Maureen R. Gaughan as trustee of the Chapter 7 Bankruptcy Estate of InfoImage, Inc. and the Company (10)

10.14	Loan and Security Agreement dated October 16, 2002, between the Company and Comerica Bank – California. (13)

10.15	Letter from Comerica Bank dated March 10, 2003 (11)

10.16	Securities Purchase Agreement dated January 30, 2004 (12)

10.17	Employment Agreement dated January 26, 2004, between Scott Schwartzman and the Company (14)(15)

10.18	Restricted Stock Agreement dated January 26, 2004, between Kent Heyman and the Company (14)(15)

10.19	Restricted Stock Agreement dated January 26, 2004, between Scott Schwartzman and the Company (14)(15)

10.20	2004 Executive Compensation Plan for Kent Heyman (14)(15)

10.21	2004 Executive Compensation Plan for Scott Schwartzman (14)(15)

10.22	Restricted Stock Agreement dated March 29, 2004, between Kent Heyman and the Company (14)(15)

10.23	Restricted Stock Agreement dated March 29, 2004, between Scott Schwartzman and the Company (14)(15)

10.24	Employment Agreement, effective as of February 8, 2005, by and between Kanisa Inc. and Bruce Armstrong.(14)(16)

10.25	Employment Agreement, effective as of February 8, 2005, by and between Kanisa Inc. and Mark Angel (14)(16)

10.26	Agreement, effective as of February 8, 2005, by and between the Company and Kent Heyman (14)(16)

23.1 *	Consent of PricewaterhouseCoopers LLP

23.2 *	Consent of KPMG LLP

23.3	Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in Exhibit 5.1)

I            Portions of these exhibits have been omitted based on a grant of confidential treatment by the Commission. The omitted portions of the exhibits have been filed separately with the Commission.

(1)	Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(2)	Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on August 18, 2000.

(3)	Incorporated by reference to our Registration Statement on Form S-3 filed on June 19, 2002.

(4)	Incorporated by reference to our Registration Statement on Form S-1 filed on March 31, 2000.

(5)	Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on April 7, 2000.

(6)	Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on July 13, 2000.

(7)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(8)	Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(9)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(10)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(11)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(12)	Incorporated by reference to our Current Report on Form 8-K filed on February 2, 2004.

(13)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002.

(14)	Management contract or compensation plan or agreement.

(15)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2003.

(16)	Incorporated by reference to our Current Report on Form 8-K filed on February 8, 2005.

(17)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2004.

(18)	Incorporated by reference to our Current Report on Form 8-K filed on December 29, 2004.

*	Filed herewith

**	Previously filed as part of this Registration Statement

(b) Financial Statement Schedules. Schedules are not submitted because they are not required or not applicable, or the required information is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

     (A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on the 21st day of June, 2005.

KNOVA SOFTWARE, INC.

By:	/s/ Bruce Armstrong

Bruce Armstrong,
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of June, 2005.

/s/ Bruce Armstrong	President, Chief Executive	June 21, 2005
Officer and Director
Bruce Armstrong

/s/ Scott Schwartzman	Chief Financial Officer	June 21, 2005

Scott Schwartzman

/s/ Thomas Unterberg*	Director	June , 2005

Thomas Unterberg

/s/ Kent Heyman	Director	June 21, 2005

Kent Heyman

	Director	June , 2005

David Schwab

	Director	June , 2005

Thomas Shanahan

/s/ Timothy Wallace*	Director	June , 2005

Timothy Wallace

*	By /s/ Kent Heyman

Kent Heyman under Power of Attorney

EXHIBIT INDEX

2.1	Amended Agreement and Plan of Merger dated February 8, 2005 by and among ServiceWare Technologies, Inc, SVCW Acquisition, Inc. and Kanisa Inc. (16)

3.1	Third Amended and Restated Certificate of Incorporation of the Company (1)

3.2	Amended and Restated Bylaws of the Company (1)

3.3	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation(17)

4.1	Amended and Restated Registration Rights Agreement dated June 2, 2000. (2)

4.2	Form of 10% Convertible Note dated May 6, 2002. (3)

4.3	Form of 10% Convertible Note dated June 19, 2002. (3)

4.4	Registration Rights Agreement dated as of May 6, 2002 between the Company and the purchasers of the 10% Convertible Notes. (3)

4.5	Amendment to 10% Senior Unsecured Convertible Promissory Note (11)

4.6	Form of Warrant issued to equity investors as of January 30, 2004 (15)

4.7	Form of Warrant issued to Kanisa stockholders as of February 8, 2005 (17)

4.8	Registration Rights Agreement, dated as of February 8, 2005, by and among ServiceWare Technologies, Inc. and stockholders of Kanisa Inc.(18)

5.1 **	Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.

10.1	2000 Stock Incentive Plan of the Company. (4)

10.2	Employee Stock Purchase Plan of the Company. (4)

10.3	Amended and Restated Stock Option Plan of the Company. (5)

10.4	Loan Agreements between the Company and certain of our officers during the first quarter of 2000. (5)

10.5	License Agreement and Assignment, each dated July 23, 1999, between the Company and Bruce Molloy. (5)

10.6I	Master Alliance Agreement, dated June 30, 2000, between the Company and Electronic Data Systems Corporation. (6)

10.7I	Master Software License Agreement, dated June 30, 2000, between the Company and Electronic Data Systems Corporation. (6)

10.8	Common Stock Purchase Warrant of the Company in favor of Electronic Data Systems Inc. (6)

10.9	Warrant Purchase Agreement, dated June 2, 2000 between the Company and Electronic Data Systems. (6)

10.10	ServiceWare Technologies, Inc. Change of Control Benefit Plan. (7)

10.11I	Software License and Maintenance Agreement dated December 13, 2001 between the Company and Cingular Wireless LLC. (8)

10.12	Note Purchase Agreement dated as of May 6, 2002 between the Company and the purchasers identified therein. (9)

10.13	Asset Purchase and Sale Agreement dated August 21, 2002, between Maureen R. Gaughan as trustee of the Chapter 7 Bankruptcy Estate of InfoImage, Inc. and the Company (10)

10.14	Loan and Security Agreement dated October 16, 2002, between the Company and Comerica Bank – California. (13)

10.15	Letter from Comerica Bank dated March 10, 2003 (11)

10.16	Securities Purchase Agreement dated January 30, 2004 (12)

10.17	Employment Agreement dated January 26, 2004, between Scott Schwartzman and the Company (14)(15)

10.18	Restricted Stock Agreement dated January 26, 2004, between Kent Heyman and the Company (14)(15)

10.19	Restricted Stock Agreement dated January 26, 2004, between Scott Schwartzman and the Company (14)(15)

10.20	2004 Executive Compensation Plan for Kent Heyman (14)(15)

10.21	2004 Executive Compensation Plan for Scott Schwartzman (14)(15)

10.22	Restricted Stock Agreement dated March 29, 2004, between Kent Heyman and the Company (14)(15)

24 *	Power of Attorney

10.23	Restricted Stock Agreement dated March 29, 2004, between Scott Schwartzman and the Company (14)(15)

10.24	Employment Agreement, effective as of February 8, 2005, by and between Kanisa Inc. and Bruce Armstrong.(14)(16)

10.25	Employment Agreement, effective as of February 8, 2005, by and between Kanisa Inc. and Mark Angel (14)(16)

10.26	Agreement, effective as of February 8, 2005, by and between the Company and Kent Heyman (14)(16)

23.1 *	Consent of PricewaterhouseCoopers LLP

23.2 *	Consent of KPMG LLP

23.3	Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in Exhibit 5.1)

24 *	Power of Attorney

I            Portions of these exhibits have been omitted based on a grant of confidential treatment by the Commission. The omitted portions of the exhibits have been filed separately with the Commission.

(1)	Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(2)	Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on August 18, 2000.

(3)	Incorporated by reference to our Registration Statement on Form S-3 filed on June 19, 2002.

(4)	Incorporated by reference to our Registration Statement on Form S-1 filed on March 31, 2000.

(5)	Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on April 7, 2000.

(6)	Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on July 13, 2000.

(7)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(8)	Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(9)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(10)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(11)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(12)	Incorporated by reference to our Current Report on Form 8-K filed on February 2, 2004.

(13)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002.

(14)	Management contract or compensation plan or agreement.

(15)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2003.

(16)	Incorporated by reference to our Current Report on Form 8-K filed on February 8, 2005.

(17)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2004.

(18)	Incorporated by reference to our Current Report on Form 8-K filed on December 29, 2004.

*	Filed herewith

**	Previously filed as part of this Registration Statement

(b) Financial Statement Schedules. Schedules are not submitted because they are not required or not applicable, or the required information is shown in the consolidated financial statements or notes thereto.